                                3 February 2003

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended immediately to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant, independent financial adviser or other professional adviser who, if you are taking advice in Ireland, is authorised or exempted under the Investment Intermediaries Act, 1995 or the Stock Exchange Act, 1995.

If you have sold or otherwise transferred all your Riverdeep Securities (other than pursuant to the Offer), please send this document, and the accompanying documents at once to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. Such documents should not, however, be forwarded, transmitted or distributed in or into or from any jurisdiction where it would be unlawful to do so.

This document should be read in conjunction with the accompanying Form of Acceptance and/or Letter of Transmittal. Appendix V contains the definitions of certain terms used in this document.

--------------------------------------------------------------------------------

                            Recommended Cash Offer*

                                      by

                          GOODBODY CORPORATE FINANCE

                                      and

                                J.P. MORGAN PLC

                                 on behalf of

                            HERTAL ACQUISITIONS PLC

                          and (in the United States)

                                      by

                            HERTAL ACQUISITIONS PLC

                                      for

                              RIVERDEEP GROUP PLC

--------------------------------------------------------------------------------

The Offer is subject, inter alia, to the approval by the Independent Riverdeep Shareholders of the Management Arrangements. A Notice of EGM of Riverdeep, to be held at the Conrad Hotel, Earlsfort Terrace, Dublin 2, Ireland, at 3.00 p.m. (Irish time) on 4 March 2003, is contained at the end of this document. A pink Form of Proxy for use at the EGM is enclosed, which, if you wish to appoint a proxy should be completed and signed in accordance with the instructions printed thereon and returned to the Company's Registrars, Computershare Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland as soon as possible but in any event so as to be received no later than 3.00 p.m. (Irish time) on 2 March 2003.

 Riverdeep Securityholders who are resident in the United States should note that the Offer is being made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since Riverdeep is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court's judgment.

* The Offer described in this document is final, save that Hertal reserves the right to increase the Offer on one or more occasions up to an amount not exceeding US$1.66 in cash (or its aggregate equivalent in value) for each Riverdeep Share and US$9.96 (or its aggregate equivalent in value) for each Riverdeep ADS.

--------------------------------------------------------------------------------

Goodbody Corporate Finance, which is regulated by the Central Bank of Ireland, is acting exclusively for Hertal and for no-one else in connection with the Offer and will not be responsible to anyone other than Hertal for providing the protections afforded to clients of Goodbody Corporate Finance or for providing advice in relation to the Offer, the contents of this document or any transaction or arrangement referred to herein.

JPMorgan, which is regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Hertal as financial adviser (within the meaning of the Rules of the Financial Services Authority) and for no one else in connection with the Offer or any other matter described herein and will not be responsible to anyone other than Hertal for providing the protections afforded to clients of JPMorgan or for providing advice in relation to the Offer, the contents of this document or any transaction or arrangement referred to herein.

Davy Corporate Finance, which is regulated by the Central Bank of Ireland, is acting exclusively for Riverdeep and for no-one else in connection with the Offer and will not be responsible to anyone other than Riverdeep for providing the protections afforded to clients of Davy Corporate Finance or for providing advice in relation to the Offer, the contents of this document or any transaction or arrangement referred to herein.

Credit Suisse First Boston, which is regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Riverdeep and no one else in connection with the Offer and will not be responsible to anyone other than Riverdeep for providing the protections afforded to clients of Credit Suisse First Boston, or for providing advice in relation to the Offer, the contents of this document or any transaction or arrangement referred to herein.

To accept the Offer if (1) you are a Riverdeep Shareholder, the completed Form of Acceptance should be returned, whether or not your Riverdeep Shares are in CREST, by post or (during normal business hours only) by hand to Computershare Investor Services (Ireland) Limited, the Irish Receiving Agent, at the relevant address set out on page 3 of this document, as soon as possible, and, in any event, so as to be received by no later than 3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on 24 February 2003 or (2) you are a holder of Riverdeep ADSs, the completed Letter of Transmittal should be returned, by post, by overnight delivery or by hand (during normal business hours only) to Computershare Trust Company of New York, the US Depositary, at the relevant address or fax number (as the case may be) set out on page 3 of this document, as soon as possible and, in any event, so as to be received by no later than
3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on 24 February 2003. The procedures for acceptance of the Offer are set out in Parts C, D and E of Appendix I and in the accompanying Acceptance Documents.

This document has been approved by JPMorgan for the purposes of section 21 of the Financial Services and Markets Act 2000 of the United Kingdom.

The Offer is not being made, directly or indirectly, in, into or from Australia, Canada, Japan or any other jurisdiction where it would be unlawful to do so, or by use of the mail in whatever form, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or e-mail) of interstate or foreign commerce, or any facility of a national securities exchange, of Australia, Canada, Japan or any other jurisdiction where it would be unlawful to do so and the Offer should not be accepted by any such use, means, instrumentality or facility, or from within any jurisdiction where it would be unlawful to do so. Accordingly, copies of this document and the Acceptance Documents and any related offering documents are not being and must not be mailed, forwarded, sent, transmitted or otherwise distributed in, into or from Australia, Canada, Japan or any other jurisdiction where it would be unlawful to do so and persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, forward, mail or transmit or send them in, into or from any such jurisdiction. Doing so may render invalid any purported acceptance of the Offer.

The Partial Share Alternative is being offered solely to the current Riverdeep Securityholders who have no entitlement to renounce it in favour of any third party or third parties. Furthermore, the Partial Share Alternative is not being offered in, and it may not be accepted in or from, any jurisdiction where it would be unlawful to do so or where relevant securities laws would require registration or qualification of Hertal Shares. The Hertal Shares which may be issued pursuant to the Partial Share Alternative have not been, and will not be, admitted to dealing on any recognised investment exchange nor are, or will, they be registered under relevant securities laws and consequently, may not be offered, sold, resold, delivered or transferred, directly or indirectly, in or into any jurisdiction where it would be unlawful to do so except pursuant to an exemption from, or in a transaction not subject to, the applicable requirements of such jurisdictions and not unless any such transfer is exempted from, or complies with, the restrictions on transfer contained in the New Articles, which is a display document (see paragraph 11.1.2 of Appendix IV to this document). The terms of the New Articles are summarised at paragraph 5 of Part A of Appendix II to this document. This document does not constitute an offer to sell to Riverdeep Securityholders or the solicitation of an offer from Riverdeep Securityholders to buy Hertal Shares in any jurisdiction in which such an offer or sale is unlawful. Your attention is drawn to paragraph 6 of
Part 2 of this document which contains a summary of certain risk factors relevant to the Partial Share Alternative.

All Riverdeep Securityholders (including without limitation, custodians, nominees and trustees) who would or otherwise intend to, or may have a contractual or legal obligation to, forward this document or the accompanying documents to any jurisdiction outside Ireland or to overseas persons should seek appropriate advice before taking any action. Further details in this regard are contained in paragraph 9 of Part B of Appendix I to this document.

Riverdeep had a secondary listing on the Irish Stock Exchange until close of business on 3 October 2002. For this reason, Riverdeep was not subject to the same regulatory requirements as those which would apply to an Irish company with a primary listing on the Irish Stock Exchange including the requirement that certain transactions require the approval of shareholders. With effect from close of business on 3 October 2002, the Company has had a primary listing on the Irish Stock Exchange. For further information, Riverdeep Securityholders should consult their own financial adviser.

                              TO ACCEPT THE OFFER

If you are a Holder of Riverdeep Shares:

..    Complete the Form of Acceptance in accordance with the instructions set out in this document (including, in particular, Parts D and E of Appendix I to this document).

..    Return the completed Form of Acceptance (using the enclosed reply-paid envelope) to Computershare Investor Services (Ireland) Limited, the Irish Receiving Agent, as soon as possible, but in any event so as to arrive by no later than 3.00 p.m. (Irish time), 10.00 a.m. (New York City time), on 24 February 2003 to one of the following addresses (as appropriate):

               Computershare Investor Services (Ireland) Limited

              By post:                              By hand:

              P.O. Box 954,                         Heron House,
              Heron House,                          Corrig Road,
              Corrig Road,                          Sandyford Industrial Estate,
              Sandyford Industrial Estate,          Dublin 18, Ireland
              Dublin 18, Ireland

..    Additionally, if you hold Riverdeep Shares in uncertificated form, follow the instructions set out in paragraph 1(d) of Part D of Appendix I to this document.

If you are a Holder of Riverdeep ADSs:

..    Complete the Letter of Transmittal in accordance with the instructions set out in this document (including, in particular, Part C of Appendix I to this document).

..    Return the completed Letter of Transmittal and (a) the Riverdeep ADRs representing your Riverdeep ADSs or (b) the completed Notice of Guaranteed Delivery (using the enclosed reply envelope) to Computershare Trust Company of New York, the US Depositary, as soon as possible, but in any event so as to arrive by no later than 3.00 p.m.(Irish time), 10.00 a.m. (New York City time), on 24 February 2003 to one of the following addresses (as appropriate):

                    Computershare Trust Company of New York

   By post:                    By overnight delivery:    By hand:

   Wall Street Station,        Wall Street Plaza,        Wall Street Plaza,
   P.O. Box 1010,              88 Pine Street, 19th      88 Pine Street, 19th
   New York, NY 10268-         Floor,                    Floor,
   1010, USA                   New York, NY 10005, USA   New York, NY 10005, USA

    or in the case of eligible institutions only:

               By facsimile              Confirm facsimile
               transmission:             transmission (by
                                         telephone only):
               (212)-701-7636
                                         (212)-701-7624

..    Additionally, if you hold Riverdeep ADSs in book-entry form, follow the instructions set out in paragraph 1(c) of Part C of Appendix I to this document.

      IN ALL CASES YOUR ACCEPTANCE MUST BE RECEIVED BY 3.00 P.M. (IRISH TIME),
      10.00 A.M. (NEW YORK CITY TIME), ON 24 FEBRUARY 2003.

    IF YOU HAVE QUESTIONS CONCERNING THE OFFER OR THE ACCEPTANCE PROCESS
    CONTACT:

(If calling from anywhere OTHER than the               (If calling from WITHIN the United States)
United States)

The Information Helpline:                              The Information Agent
                                                       MacKenzie Partners, Inc.:
On Freephone: 1800 200 681 (Ireland only); or
On: (+353) 1 667 0400                                  Call toll-free: (800) 322-2885; or
(operates 9.00 a.m. to 5.00 p.m. (Irish time) Mon-Fri) Call collect: (212) 929-5500 (call collect)
                                                       (operates 8:00 a.m. to 9:00 p.m. (New York City time) Mon-Fri)

         For legal reasons, the contact numbers listed above will only be available to assist you with information contained in this document. Advice on the merits of the Offer cannot be provided nor may any financial advice be given. Calls may be monitored for quality control purposes.

                                   CONTENTS

--------------------------------------------------------------------------------

                                                                         Page No
 PART 1................................................................    6

 LETTER FROM THE INDEPENDENT DIRECTORS.................................    6

 1.  INTRODUCTION......................................................    6
 2.  TERMS OF THE OFFER................................................    6
 3.  THE PARTIAL SHARE ALTERNATIVE.....................................    7
 4.  BACKGROUND TO AND REASONS FOR THE OFFER AND RECOMMENDATION........    7
 5.  CURRENT TRADING INFORMATION ON RIVERDEEP..........................    8
 6.  IRREVOCABLE UNDERTAKINGS TO ACCEPT THE OFFER......................    9
 7.  UNDERTAKING TO ACCEPT A HIGHER OFFER..............................    9
 8.  BOARD, MANAGEMENT AND EMPLOYEES...................................    9
 9.  NON-SOLICIT AND EXPENSES REIMBURSEMENT AGREEMENT..................    9
 10. RIVERDEEP SHARE OPTION SCHEME.....................................    9
 11. EXTRAORDINARY GENERAL MEETING.....................................    9
 12. TAXATION..........................................................   10
 13. ACTION TO BE TAKEN................................................   10
 14. FURTHER INFORMATION...............................................   10

 PART 2................................................................   11

 LETTER FROM GOODBODY CORPORATE FINANCE, JPMORGAN AND HERTAL...........   11

 1.  INTRODUCTION......................................................   11
 2.  THE OFFER.........................................................   11
 3.  NO REVISION OF THE OFFER..........................................   12
 4.  UNDERTAKING TO ACCEPT A HIGHER OFFER..............................   12
 5.  THE PARTIAL SHARE ALTERNATIVE.....................................   12
 6.  RISK FACTORS AND INVESTMENT CONSIDERATIONS IN RELATION TO HERTAL
     SHARES............................................................   14
 7.  FINANCIAL EFFECTS OF ACCEPTANCE OF THE CASH OFFER.................   15
 8.  RECOMMENDATION....................................................   15
 9.  IRREVOCABLE UNDERTAKINGS..........................................   15
 10. INFORMATION ON RIVERDEEP..........................................   16
 11. INFORMATION ON HERTAL.............................................   16
 12. HERTAL'S STRATEGY FOR RIVERDEEP...................................   16
 13. FINANCING.........................................................   16
 14. BOARD, MANAGEMENT AND EMPLOYEES...................................   16
 15. MANAGEMENT ARRANGEMENTS...........................................   17
 16. RIVERDEEP SHARE OPTION SCHEME.....................................   17
 17. NON-SOLICITATION AND EXPENSES REIMBURSEMENT AGREEMENT.............   18
 18. TAXATION..........................................................   18
 19. PROCEDURE FOR ACCEPTANCE OF THE OFFER.............................   18
 20. SETTLEMENT........................................................   18
 21. COMPULSORY ACQUISITION, DE-LISTING AND RE-REGISTRATION............   20
 22. FURTHER INFORMATION...............................................   21
 23. ACTION TO BE TAKEN................................................   21

 APPENDIX I............................................................   22

 CONDITIONS TO AND FURTHER TERMS OF THE OFFER..........................   22

     PART A: CONDITIONS OF THE OFFER...................................   23
     PART B: FURTHER TERMS OF THE OFFER................................   29
     PART C: PROCEDURE FOR ACCEPTING THE OFFER FOR HOLDERS OF RIVERDEEP
     ADSS..............................................................   39
     PART D: PROCEDURE FOR ACCEPTANCE OF THE OFFER FOR HOLDERS OF
     RIVERDEEP SHARES..................................................   44
     PART E: FORM OF ACCEPTANCE........................................   48

                                                                         Page No

 APPENDIX II............................................................    52

 INFORMATION ON HERTAL, ALCHEMY PARTNERS (GUERNSEY) LIMITED AND MSD
 CAPITAL................................................................    52
      PART A: INFORMATION ON HERTAL.....................................    52
      PART B: INFORMATION ON ALCHEMY PARTNERS (GUERNSEY) LIMITED AND MSD
      CAPITAL...........................................................    70

 APPENDIX III...........................................................    71

 CERTAIN FINANCIAL INFORMATION RELATING TO RIVERDEEP FOR THE THREE YEARS
 ENDED 30 JUNE 2002.....................................................    71

 APPENDIX IV............................................................   103

 ADDITIONAL INFORMATION.................................................   103

 1.   RESPONSIBILITY....................................................   103
 2.   DIRECTORS AND REGISTERED OFFICE...................................   103
 3.   IRREVOCABLE UNDERTAKINGS..........................................   104
 4.   MARKET QUOTATIONS.................................................   104
 5.   SHAREHOLDINGS AND DEALINGS........................................   105
 6.   MATERIAL CONTRACTS................................................   116
 7.   DIRECTORS' SERVICE CONTRACTS......................................   118
 8.   SOURCES OF INFORMATION AND BASES OF CALCULATION...................   118
 9.   TAXATION..........................................................   118
 10.  OTHER INFORMATION.................................................   126
 11.  DOCUMENTS AVAILABLE FOR INSPECTION................................   127

 APPENDIX V.............................................................   129

 DEFINITIONS............................................................   129

 NOTICE OF EXTRAORDINARY GENERAL MEETING................................   138

                                    PART 1

                     Letter from the Independent Directors

--------------------------------------------------------------------------------

Independent Directors: Paul D'Alton * +
                       Thomas W. Keaveney *
                       Lee A. Dayton *
                       Anthony Lucki *
                       James P. Levy
                       Gail E. Pierson

                       * Non-executive directors
                       + Chairman of the independent committee

                                                                3 February 2003

To Riverdeep Securityholders and, for information only, to participants in the Riverdeep Share Option Scheme

Dear Securityholder,

                   RE:  RECOMMENDED CASH OFFER FOR RIVERDEEP

1.  Introduction

     1.1 It was announced on 20 January 2003 that the Independent Directors and the board of Hertal had reached agreement on the terms of a recommended cash offer with a partial share alternative to be made by Goodbody Corporate Finance and JPMorgan on behalf of Hertal and (in the United States) by Hertal for the entire issued and to be issued share capital of Riverdeep (other than those Riverdeep Shares beneficially owned by Hertal on today's date).

     1.2 Hertal is a company controlled by Barry O'Callaghan and Patrick McDonagh. Barry O'Callaghan is the Executive Chairman and Chief Executive Officer of Riverdeep. Patrick McDonagh is a non-executive director of Riverdeep.

     1.3 The formal Offer is contained in the joint letter from Goodbody Corporate Finance, JPMorgan and Hertal, which is set out in Part 2 of this document.

     1.4 The purpose of this letter is to explain the background to the Offer and to set out the basis on which the Independent Directors recommend that, in the absence of a higher competing recommended cash offer being announced by 20 February 2003, you accept the Offer and why you should vote in favour of the resolution to be proposed at the EGM.

2.  Terms of the Offer

     2.1 The Offer, which is subject to the terms and conditions set out or referred to in this document and in the Acceptance Documents, is for the entire issued and to be issued share capital of Riverdeep (other than those Riverdeep Shares beneficially owned by Hertal on today's date) on the following basis:

                    For each Riverdeep Share US$1.51 in cash

     2.2 Each Riverdeep ADS represents six (6) Riverdeep Shares and consequently the holders of Riverdeep ADSs will be entitled to receive cash consideration under the Offer on the following basis:

                     For each Riverdeep ADS US$9.06 in cash

     2.3 The Offer values the entire issued and to be issued share capital of Riverdeep at approximately US$376.3 million ((Euro)350.3 million).

     2.4 Based on the US$/(Euro) exchange rate of 0.9310 at 5.00 p.m. (Irish time) on 31 January 2003, being the last Business Day prior to the date of this document, the Offer values each Riverdeep Share at
         (Euro)1.41. This represents:

        . a premium of approximately 88 per cent. over (Euro)0.75, being the Closing Price of a Riverdeep Share on 8 November 2002, the last Business Day prior to the announcement by Riverdeep of the initial approach by Barry O'Callaghan to Riverdeep;

        . a premium of approximately 31 per cent. over (Euro)1.08, being the average Closing Price of a Riverdeep Share in the month prior to 8 November 2002, the last Business Day prior to the announcement by Riverdeep of the initial approach by Barry O'Callaghan to Riverdeep; and

        . a premium of approximately 23 per cent. over (Euro)1.15, being the Closing Price of a Riverdeep Share on 17 January 2003, the last Business Day prior to the Announcement.

     2.5 The Offer is final, save that Hertal reserves the right to increase the Offer (on one or more occasions) up to an amount not exceeding US$1.66 in cash (or its aggregate equivalent in value) for each Riverdeep Share and US$9.96 (or its aggregate equivalent in value) for each Riverdeep ADS.

3.  The Partial Share Alternative

     3.1 Riverdeep Securityholders are being offered a partial share alternative, under which they may elect to receive Hertal Shares in respect of part or all of their holdings in Riverdeep. The Partial Share Alternative is available in respect of a maximum of 11.4 per cent. of the Riverdeep Securities which are subject to the Offer. Under the Partial Share Alternative, Riverdeep Securityholders will receive Hertal Shares of the same class as those held by Barry O'Callaghan and Patrick McDonagh and according to the same exchange ratio implied by the exchanges of Riverdeep Shares for Hertal Shares by Barry O'Callaghan, Patrick McDonagh and Lifetime Learning Limited pursuant to the Acquisition Agreements (when such exchanges are considered in aggregate).

     3.2 Further details of the Partial Share Alternative, the action you need to take to accept it and the financial effects of acceptance, are contained in the joint letter from Goodbody Corporate Finance, JPMorgan and Hertal which is set out at Part 2 of this document.

     3.3 Riverdeep Securityholders are strongly recommended to consider carefully the information on Hertal contained in the joint letter from Goodbody Corporate Finance, JPMorgan and Hertal (which is set out in
         Part 2 of this document) and the risk factors set out in paragraph 6 of that letter. Accordingly Riverdeep Securityholders are recommended to consider carefully, in the light of their investment objectives and having taken independent advice appropriate to their own financial circumstances, whether they wish to elect for the Partial Share Alternative.

     3.4 The Independent Directors are making no recommendation in respect of the Partial Share Alternative.

4.  Background to and reasons for the Offer and Recommendation

     4.1 In the months prior to the announcement by Riverdeep of the initial approach by Barry O'Callaghan to Riverdeep regarding a potential management buyout, Riverdeep's share price performance had been very disappointing to the directors of Riverdeep. In part this disappointing performance can be explained by a deterioration in equity markets in general and technology stock prices in particular. These factors do not, however, account for the full extent of the deterioration in Riverdeep's share price. The Independent Directors believe that Riverdeep's share price has been affected to a very substantial degree by short selling of the Company's shares. If no offer were to be made for the Company, the directors of Riverdeep believe there is a risk of a significant fall in the share price from
         (Euro)1.15 being the Closing Price of a Riverdeep Share on 17 January 2003, being the last Business Day prior to the date of the Announcement, which could lead to significant write-downs in intangible asset carrying values under US GAAP.

     4.2 In light of the ongoing deterioration in the Company's share price, during September and October 2002 the board of directors of Riverdeep investigated a number of alternative strategies for realising value for Riverdeep Securityholders. On 7 November 2002, the Company announced its unaudited results for the quarter ended 30 September 2002, following which the share price fell a further 23 per cent., closing at (Euro)0.85.

     4.3 On 11 November 2002, the Independent Directors announced that they had received an approach from Barry O'Callaghan where he expressed his interest in investigating a potential management buy-out of Riverdeep. The Independent Directors granted him permission to investigate a potential management buy-out on a non-exclusive basis at his own expense. On 14 November 2002, it was announced that Patrick McDonagh, the then beneficial owner of approximately 20.7 per cent. of the Company's issued share capital, had joined Barry O'Callaghan in preparing the management buy-out proposal.

     4.4 The Independent Directors have made concerted efforts to seek, in these circumstances, the best outcome for Riverdeep Securityholders. Following the approach by Barry O'Callaghan, an independent committee of the Independent Directors was established to consider the approach, and it has met frequently throughout the process. On 23 December 2002, Paul D'Alton was appointed to further strengthen the board of directors of the Company and its independent committee and on 7 January 2003, he was appointed as the chairman of the independent committee.

     4.5 On behalf of the Independent Directors, Credit Suisse First Boston and Davy Corporate Finance have conducted an extensive process of contacting over 50 other potential offerors for Riverdeep, including companies in the software and education spaces and private equity providers. No other proposals have been received as at the date of this document. It is still possible that a proposal may emerge since each of Barry O'Callaghan and Patrick McDonagh have irrevocably and unconditionally agreed with Riverdeep to accept (and procure that Hertal will accept) any Competing Offer of at least US$1.67 in cash per Riverdeep Share in respect of all Riverdeep Shares held by each of them and it respectively, further details of which are set out in paragraph 7 below.

     4.6 Under the terms of the Non-Solicitation and Expenses Reimbursement Agreement, the terms of which are summarised in paragraph 17 of the joint letter from Goodbody Corporate Finance, JPMorgan and Hertal (which is set out at Part 2 of this document), Riverdeep has undertaken from 18 January 2003 not to directly solicit or initiate any approach to any further parties regarding a potential competing offer for the Company. However Riverdeep and its advisers remain free to continue engaging with those parties which have already been contacted pursuant to the process outlined above and to respond to any unsolicited enquiries received from third parties.

     4.7 The Independent Directors have concluded that the Riverdeep share price is vulnerable in the absence of any offer being made and, having been so advised by Credit Suisse First Boston and Davy Corporate Finance, consider that the terms of the Cash Offer are fair and reasonable and should therefore be put to Riverdeep Securityholders. Accordingly, the Independent Directors unanimously recommend that Riverdeep Securityholders accept the Cash Offer, in the absence of a higher recommended cash offer being announced during the period to 20 February 2003. In providing their advice to the Independent Directors, each of Credit Suisse First Boston and Davy Corporate Finance has taken into account the commercial assessments of the Independent Directors.

5.  Current Trading Information on Riverdeep

     5.1 On 7 November 2002, Riverdeep issued its unaudited results for the quarter ended 30 September 2002 (being the first quarter of the fiscal year 2003). Revenue for the quarter increased by 92 per cent. to US$56.7 million as compared to US$29.6 million in the corresponding prior year quarter. On a sequential basis, revenue increased by 9 per cent. from US$51.9 million in the fourth quarter of the fiscal year 2002. Adjusted net income amounted to US$11.9 million for the quarter ended 30 September 2002, after excluding non-cash charges for stock-based compensation, and amortization of non-current assets along with restructuring charges of US$8.2 million. This compared with adjusted net income of US$11.1 million in the previous quarter and US$3.2 million in the corresponding prior year quarter. The restructuring charge incurred in the first quarter of the fiscal year 2003 related primarily to severance and facility closing costs associated with the integration of the Broderbund Acquisition.

     5.2 Revenues for October 2002 and November 2002 were in line with management expectations. However revenues in the final month of each quarter typically make up a considerable part of total quarterly revenues. The process of preparing the interim results for the six months ended 31 December 2002 is still ongoing. As a consequence of the enlarged size of the Riverdeep Group following the Broderbund Acquisition and the impact of the process leading to this announcement it is expected that the interim results will be announced later than the corresponding quarterly results last year. Accordingly, the interim results are expected to be announced before the end of February 2003. The board of directors of Riverdeep expects to report that revenues for the six months ended 31 December 2002 will be broadly satisfactory.

6.  Irrevocable Undertakings to Accept the Offer

    Thomas W. Keaveney, the only Independent Director who holds Riverdeep Shares, has provided an irrevocable undertaking to accept the Offer in respect of his entire holding of 133,330 Riverdeep Shares. Gail E. Pierson has provided an irrevocable undertaking to accept the Offer in respect of any Riverdeep Shares acquired by her on exercise of Riverdeep Share Options held by her. Gail E. Pierson holds Riverdeep Share Options in respect of 2,350,000 Riverdeep Shares. Of the Riverdeep Share Options which Gail E. Pierson holds, the relevant exercise price exceeds the Offer Price in the case of 1,350,000 of those options and, accordingly, it is not anticipated that such options will be exercised. These undertakings will lapse in the event the Independent Directors adversely modify or withdraw their recommendation.

7.  Undertaking to Accept a Higher Offer

    In the event that a Third Party Offer which is a Competing Offer is made, each of Barry O'Callaghan and Patrick McDonagh have irrevocably and unconditionally agreed with Riverdeep to accept (and procure that Hertal will accept) the Competing Offer in respect of all Riverdeep Shares held by each of them and it (and beneficially owned by each of them and it respectively) being 60,940,373 Riverdeep Shares.

8.  Board, Management and Employees

     8.1 Hertal has given assurances to the Independent Directors that the existing employment rights, including pension rights, of the employees of the Riverdeep Group will be fully safeguarded.

     8.2 Upon completion of the Offer, all the directors of Riverdeep other than Barry O'Callaghan and Patrick McDonagh will resign from the board of directors of Riverdeep.

9.  Non-solicit and Expenses Reimbursement Agreement

     9.1 Riverdeep has entered into the Non-Solicitation and Expenses Reimbursement Agreement, the terms of which are summarised in paragraph 17 of the joint letter from Goodbody Corporate Finance, JPMorgan and Hertal which is set out at Part 2 of this document. The terms of the Non-Solicitation and Expenses Reimbursement Agreement have been approved by the Panel.

     9.2 The Independent Directors, Davy Corporate Finance and Credit Suisse First Boston have each confirmed in writing to the Panel that, in their respective opinions, the Non-Solicitation and Expenses Reimbursement Agreement is in the best interests of Riverdeep Securityholders.

10. Riverdeep Share Option Scheme

    The Offer will extend to any Riverdeep Shares unconditionally allotted or issued pursuant to the exercise of Riverdeep Share Options. For further details, see paragraph 16 of the joint letter from Goodbody Corporate Finance, JPMorgan and Hertal, which is set out at Part 2 of this document.

11. Extraordinary General Meeting

    11.1 Under Rule 16 of the Irish Takeover Rules, the Panel has determined that the Management Arrangements be approved by the Independent Riverdeep Shareholders. Such Management Arrangements are described in paragraph 15 of the joint letter from Goodbody Corporate Finance, JPMorgan and Hertal which is set out at Part 2 of this document and in paragraph 5 of Part A of Appendix II to this document. The requisite resolution will require the approval of not less than fifty per cent. of the votes cast by the Independent Riverdeep Shareholders entitled to vote at the EGM, voting either in person or by proxy.

    11.2 Set out at the end of this document is the notice convening the EGM for 3.00 p.m. (Irish time) on 4 March 2003, to be held at the Conrad Hotel, Earlsfort Terrace, Dublin 2, Ireland, at which the resolution contained in the notice, will be proposed. The vote on the requisite resolution at the EGM will be taken on a poll. In accordance with Rule 16 of the Irish Takeover Rules, none of Hertal, Barry O'Callaghan and Patrick McDonagh in respect of the 60,940,373 Riverdeep Shares owned or controlled by them and none of their respective concert parties, in respect of any Riverdeep Shares owned or controlled by them, are entitled to vote in respect of the said resolution.

    11.3 A pink Form of Proxy for use by the Independent Riverdeep Shareholders in connection with the EGM is also enclosed with this document. Whether or not you intend to be present at the EGM, you are requested to complete the Form of Proxy and return it to the Irish Receiving Agent or the Secretary of Riverdeep so as to be received as soon as possible and, in any event, not later than 3.00 p.m. (Irish time) on 2 March 2003. The completion and return of the Form of Proxy will not prevent you from attending the EGM and voting in person if you wish to do so.

    11.4 The Independent Directors unanimously recommend that all Independent Riverdeep Shareholders vote in favour of the resolution to be proposed at the EGM relating to the Management Arrangements. Thomas W. Keaveney will vote in favour of the resolution in respect of his beneficial holding of 133,330 Riverdeep Shares. Gail E. Pierson will vote in favour of the resolution in respect of the Riverdeep Shares, if any, acquired by her on exercise of Riverdeep Share Options held by her. Credit Suisse First Boston and Davy Corporate Finance have advised the Independent Directors that the Management Arrangements are fair and reasonable, in the context of the Offer, so far as the Independent Riverdeep Shareholders are concerned.

    11.5 Holders of Riverdeep ADSs who wish to exercise voting rights in respect of ADSs at the EGM should contact The Information Helpline (if calling from anywhere outside the United States) or The Information Agent (if calling from within the United States) at the relevant telephone number set out on page 3 of this document.

12. Taxation

    The attention of Riverdeep Securityholders is drawn to paragraph 9 of Appendix IV to this document. Riverdeep Securityholders are urged to consult their professional advisers with respect to the particular tax consequences of the Offer for them.

13. Action to be Taken

    13.1 Your decision as to whether to accept the Offer will depend on your individual circumstances. If you are in any doubt as to the action you should take, you should immediately seek your own independent professional advice.

    13.2 If you wish to accept the Offer, details of the action you should take are set out in paragraphs 19 and 23 of the joint letter from Goodbody Corporate Finance, JPMorgan and Hertal (which is set out in Part 2 of this document) and in Parts C, D and E of Appendix I to this document.

14. Further Information

    Your attention is drawn to the information set out in the rest of this document, including the appendices.

                               Yours sincerely,

                                 Paul D'Alton
                    On behalf of the Independent Directors

                                    PART 2

          Letter from Goodbody Corporate Finance, JPMorgan and Hertal

--------------------------------------------------------------------------------

Goodbody Corporate         J.P. Morgan plc,           Hertal Acquisitions plc,
Finance,                   125 London Wall,           30 Herbert Street,
Ballsbridge Park,          London EC2Y 5AJ,           Dublin 2,
Ballsbridge,               England                    Ireland
Dublin 4,                  Registered in England and  Registered in Ireland,
Ireland                    Wales, No. 248609          No. 364049
Registered in Ireland,
No. 91354

--------------------------------------------------------------------------------

                                                                3 February 2002

To Riverdeep Securityholders and, for information only, to participants in the Riverdeep Share Option Scheme

Dear Securityholder,

                   RE:  RECOMMENDED CASH OFFER FOR RIVERDEEP

1.  Introduction

     1.1 On 20 January 2003, the board of directors of Hertal and the Independent Directors announced that they had reached agreement on the terms of a recommended cash offer with a partial share alternative to be made by Goodbody Corporate Finance and JPMorgan on behalf of Hertal and (in the United States) by Hertal for the entire issued and to be issued share capital of Riverdeep (other than those Riverdeep Shares beneficially owned by Hertal on today's date).

     1.2 This letter and Appendix I to this document, together with the Acceptance Documents contain the terms and conditions of the Offer. Hertal is a company controlled by Barry O'Callaghan and Patrick McDonagh. Barry O'Callaghan is the Executive Chairman and Chief Executive Officer of Riverdeep. Patrick McDonagh is a non-executive director of Riverdeep.

     1.3 The procedures for acceptance of the Offer are set out in Parts C, D and E of Appendix I to this document and in the accompanying Acceptance Documents.

2.  The Offer

     2.1 Goodbody Corporate Finance and JPMorgan on behalf of Hertal and (in the United States) Hertal hereby offer to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Acceptance Documents, the entire issued and to be issued share capital of Riverdeep (other than those Riverdeep Shares beneficially owned by Hertal on today's date) on the following basis:

                    For each Riverdeep Share US$1.51 in cash

     2.2 Each Riverdeep ADS represents six (6) Riverdeep Shares and consequently the holders of Riverdeep ADSs will be entitled to receive cash consideration under the Offer on the following basis:

                     For each Riverdeep ADS US$9.06 in cash

     2.3 The Offer values the entire issued and to be issued share capital (including outstanding consideration shares to be issued before the first closing date of the Offer) of Riverdeep at approximately US$376.3 million ((Euro)350.3 million).

     2.4 Based on the US$/(Euro) exchange rate of 0.9310 at 5.00 p.m. (Irish time) on 31 January 2003, being the last Business Day prior to the date of this document, the Offer values each Riverdeep Share at
         (Euro)1.41. This represents:

        . a premium of approximately 88 per cent. over (Euro)0.75, being the Closing Price of a Riverdeep Share on 8 November 2002, the last Business Day prior to the announcement by Riverdeep of the initial approach by Barry O'Callaghan to Riverdeep;

        . a premium of approximately 31 per cent. over (Euro)1.08, being the average Closing Price of a Riverdeep Share in the month prior to 8 November 2002, the last Business Day prior to the announcement by Riverdeep of the initial approach by Barry O'Callaghan to Riverdeep; and

        . a premium of approximately 23 per cent. over (Euro)1.15, being the Closing Price of a Riverdeep Share on 17 January 2003, the last Business Day prior to the date of the Announcement.

     2.5 While Riverdeep Shares are quoted and traded in Euro, the principal currency of Riverdeep's operations is US Dollars. The funding for Hertal's Offer has principally been raised in US Dollars. Accordingly, the Offer is being made in US Dollars. Riverdeep Securityholders are entitled to elect to receive their cash consideration pursuant to the Offer either in US Dollars or Euro. In default of election the cash consideration will be paid in Euro. The Euro amount payable will be calculated by reference to the relevant prevailing US$/(Euro) exchange rate on the date on which the Offer becomes or is declared unconditional in all respects.

     2.6 The Offer extends to all Riverdeep Shares unconditionally allotted or issued and all Riverdeep ADSs in issue on today's date (other than those Riverdeep Shares beneficially owned by Hertal on today's date), together with any further Riverdeep Shares which are unconditionally allotted or issued (including pursuant to the exercise of options under the Riverdeep Share Option Scheme) while the Offer remains open for acceptance or until such earlier date as, subject to the Irish Takeover Rules, Hertal may decide in accordance with the terms and conditions of the Offer.

     2.7 Riverdeep Securities are to be acquired fully paid or credited as fully paid and free from all liens, charges and encumbrances, rights of pre-emption and any other third party rights or interests, of any nature whatsoever and together with all rights now or hereafter attaching thereto.

3.  No Revision of the Offer

    The Offer is final, save that Hertal reserves the right to increase the Offer (on one or more occasions) up to an amount not exceeding US$1.66 in cash (or its aggregate equivalent in value) for each Riverdeep Share and US$9.96 (or its aggregate equivalent in value) for each Riverdeep ADS.

4.  Undertaking to Accept a Higher Offer

    Each of Barry O'Callaghan and Patrick McDonagh have irrevocably and unconditionally agreed with Riverdeep to accept (and procure that Hertal will accept) any Third Party Offer which is a Competing Offer in respect of all Riverdeep Shares held by each of them and it (and beneficially owned by them and it) respectively, being 60,940,373 Riverdeep Shares.

5.  The Partial Share Alternative

     5.1 The Partial Share Alternative is available to Riverdeep
         Securityholders who validly accept the Offer and elect to receive Hertal Shares in respect of all or any part of their holdings of Riverdeep Securities, on the following basis:


             For each
             Riverdeep Share:                     1 Hertal Share
             For each
             Riverdeep ADS:                       6 Hertal Shares

        but subject to any scaling down, as set out below.

     5.2 The Hertal Shares issued pursuant to the Partial Share Alternative will be of the same class as the Hertal Shares which have been issued to Barry O'Callaghan, Patrick McDonagh and Lifetime

         Learning Limited pursuant to the Acquisition Agreements. However, Riverdeep Securityholders who receive Hertal Shares under the Partial Share Alternative will, as minority shareholders, not have the same rights, investor protections and powers as are afforded to Barry O'Callaghan, Patrick McDonagh and the Investors under the Shareholders Agreement and New Articles, summaries of which are set out at paragraph 5 of Part A of Appendix II to this document.

     5.3 When taken in aggregate Barry O'Callaghan, Patrick McDonagh and Lifetime Learning Limited exchanged 60,940,373 Riverdeep Shares for 60,940,373 Hertal Shares pursuant to the Acquisition Agreements (further details of which are set out at paragraph 3.6 of Part A of Appendix II to this document). Hertal Shares to be issued for Riverdeep Shares under the Partial Share Alternative will be exchanged in the same 1:1 ratio. Hertal Shares to be issued for Riverdeep ADSs under the Partial Share Alternative will be exchanged in a ratio of 6:1.

     5.4 Under the Partial Share Alternative a total of 21,500,000 Hertal Shares will be reserved for issue to Riverdeep Securityholders. To the extent that elections for the Partial Share Alternative are received in excess of this amount, they will be scaled down as nearly as practicable pro rata to all valid elections received. Assuming all Riverdeep Securityholders elected to receive the Partial Share Alternative in respect of their entire holding of Riverdeep Securities, Riverdeep Securityholders will be entitled to receive the Partial Share Alternative in respect of approximately 11.4 per cent. of their Riverdeep Securities. In the event that the Partial Share Alternative is fully subscribed, Hertal Shares held by Riverdeep Securityholders who elect for the Partial Share Alternative will represent approximately 17.5 per cent. of the issued share capital of Hertal immediately following the issue of Hertal Shares in satisfaction of elections for the Partial Share Alternative and approximately 15 per cent. of the fully diluted share capital of Hertal.

     5.5 In the event of elections having to be scaled down, those Riverdeep Securityholders who have validly elected to receive Hertal Shares will instead receive additional cash consideration in lieu of the Hertal Shares that they would have received had such elections not been scaled down.

     5.6 Hertal Shares available for subscription under the Partial Share Alternative that are not subscribed for will, pursuant to the terms of the Underwriting Agreement, be subscribed for by Patrick McDonagh. Patrick McDonagh has received an irrevocable undertaking from Taube Hodson Stonex that it will elect to receive the Partial Share Alternative in respect of its entire holding of Riverdeep Shares, being 2,746,195 Riverdeep Shares.

     5.7 Goodbody Corporate Finance and JPMorgan have advised the board of Hertal that, in each of their opinions the estimated value range of a Hertal Share as at 31 January 2003 (being the last practicable date to make such valuation prior to the despatch of this document) is approximately US$1.00 to US$1.50 prior to any Private Company Discount. Details of this estimate of value are contained in the joint valuation letter from Goodbody Corporate Finance and JPMorgan to the directors of Hertal, which is set out at paragraph 8 of Part A of Appendix II to this document.

     5.8 The Partial Share Alternative will remain open for acceptance until the Offer is closed. The Partial Share Alternative is being made available to Riverdeep Securityholders only and there is no right to renounce it in favour of any third party or third parties. Subject to the Final Offer Restrictions and to the Irish Takeover Rules, Hertal reserves the right to revise, increase and/or extend the Partial Share Alternative. Accordingly, if you wish to elect for the Partial Share Alternative you should complete and return the relevant Acceptance Document in accordance with the procedures set out in Parts C, D and E of Appendix I to this document.

     5.9 The Independent Directors are making no recommendation in respect of the Partial Share Alternative.

    5.10 If you are considering making an election for the Partial Share Alternative, your attention is drawn to paragraph 6 of this letter, below, entitled "Risk factors and investment considerations in relation to Hertal Shares". In addition, you are strongly recommended, immediately, to seek your own personal financial advice from a stockbroker, bank manager, solicitor, accountant, independent financial adviser or other professional adviser who, if you are taking advice in Ireland, is authorised or exempted under the Investment Intermediaries Act, 1995 or the Stock Exchange Act, 1995 and who specialises in advising on the acquisition of shares or other securities.

    5.11 Further information relating to Hertal, including financial information, information on the financing of the Offer and summaries of the Shareholders Agreement and the New Articles are set out at Appendix II to this document. Further information on the Underwriting Agreement is set out at paragraph 6 of Appendix IV to this document.

6.  Risk Factors and Investment Considerations in Relation to Hertal Shares

     6.1 The attention of Riverdeep Securityholders who may consider electing for the Partial Share Alternative is drawn to certain risk factors and other investment considerations relevant to such an election. These include the following:

         6.1.1 Hertal is an unlisted company which currently has and is expected to have no market in its shares. Consequently, Hertal Shares may be difficult to sell and any potential shareholder must be willing and able to invest in Hertal for an indefinite period of time and without any anticipation of any public resale of the shares;

         6.1.2 Hertal Shares will be subject to significant restrictions on transfer, details of which are set out at paragraph 5 of part A of Appendix II to this document;

         6.1.3 Hertal currently has no plans to seek a public quotation of Hertal Shares on any recognised investment exchange or other market following the Offer, nor is it Hertal's current intention to offer any trading facilities for the Hertal Shares;

         6.1.4 Hertal will not be subject to the disclosure, corporate governance and shareholder protection requirements of the Irish Stock Exchange or of any other securities exchange;

         6.1.5 Hertal's ownership arrangements reflect the fact that it is a private equity investment and affords substantial rights to Barry O'Callaghan, Patrick McDonagh, Alchemy Partners (Guernsey) Limited and MSD Capital not afforded to other Hertal Shareholders. For example, minority Hertal Shareholders may, in certain circumstances, be required to transfer their Hertal Shares to a party or parties making an offer for Hertal Shares. Riverdeep Securityholders are recommended to read the summary of the Shareholders Arrangements set out at paragraph 5 of Part A of Appendix II to this document;

         6.1.6 initially, upon, and subject to, completion of the Offer, Barry O'Callaghan, Patrick McDonagh and their concert parties will control at least 42.4 per cent. of the voting shares in Hertal. This may be greater in the event that Patrick McDonagh subscribes for Hertal Shares pursuant to the Underwriting Agreement and/or may increase in the event of a sale by Alchemy Partners (Guernsey) Limited of its Hertal Shares. Accordingly, Barry O'Callaghan and Patrick McDonagh will have a very significant degree of control over Hertal;

         6.1.7 Hertal will have greater borrowings than Riverdeep currently has which may adversely affect Hertal's financial conditions and results of operations;

         6.1.8 Hertal will be constrained from making any distributions until the repayment in full of the loans made to it to finance the Offer;

         6.1.9 Hertal Shares may fall as well as rise in value and changes in exchange rates may have an adverse effect on the value of Hertal Shares;

        6.1.10 the value attributed to the Hertal Shares by Goodbody Corporate Finance and JPMorgan is below the level of cash consideration payable pursuant to the Offer. A joint valuation letter from Goodbody Corporate Finance and JPMorgan to the directors of Hertal is set out at paragraph 8 of Appendix II to this document. This valuation takes no account of the Private Company Discount which may arguably imply a lower valuation; and

        6.1.11 Riverdeep faces significant uncertainties and business risks, the adverse outcome of which may impede its ability to achieve financial targets. These include the following:

               (a) the principal market for Riverdeep products is comprised of US public schools with the result that Riverdeep is heavily dependent on US federal, state and local government education budgets and on continued investment by public school systems in interactive educational technology and products; and

               (b) Riverdeep's continued growth is dependent on its ability to achieve and maintain broader market acceptance for its consumer educational software which is in part reliant on factors outside its control, including fluctuations in the consumer software market and overall consumer trends.

     6.2 Before electing for the Partial Share Alternative, Riverdeep Securityholders are advised to read Appendix II to this document, which sets out further details of Hertal.

7.  Financial Effects of Acceptance of the Cash Offer

    On the bases and assumptions set out in the notes below, the following table shows, for illustrative purposes only and assuming that the Offer becomes or is declared unconditional in all respects, the financial effect on capital value for a holder of one Riverdeep Share, of accepting the Offer without making any election for the Partial Share Alternative. Since Riverdeep's initial public offering in March 2000 it has not paid any dividends to Riverdeep Securityholders.

                                                    Notes (Euro)
                                                    ----- ------
                Market value of one Riverdeep Share   (i)  0.75
                Cash consideration under the Offer   (ii)  1.41
                Increase in capital value                  0.66
                Representing an increase of         (iii)  88%

    Notes

     (i) The market value of a Riverdeep Share is based on the Closing Price of
         (Euro)0.75 on 8 November 2002 being the last Business Day prior to the announcement by Riverdeep of the initial approach by Barry O'Callaghan to Riverdeep.

    (ii) Based on the US$/(Euro) exchange rate of 0.9310 at 5.00 p.m. on 31 January 2003, being the last Business Day prior to the date of this document.

   (iii) No account has been taken of any liability to taxation in assessing the financial effects of accepting the Offer.

8.  Recommendation

    Your attention is drawn to the letter from Paul D'Alton on behalf of the Independent Directors, in Part 1 of this document, which sets out the reasons why the Independent Directors having been so advised by Credit Suisse First Boston and Davy Corporate Finance, consider that the terms of the Cash Offer are fair and reasonable and should therefore be put to Riverdeep Securityholders and why the Independent Directors recommend that Riverdeep Securityholders accept the Cash Offer, in the absence of a higher recommended cash offer being received by 20 February 2003.

9.  Irrevocable Undertakings

     9.1 Hertal has received irrevocable undertakings as follows:

        . an irrevocable undertaking from Thomas W. Keaveney to accept the Offer and vote in favour of the resolutions to be proposed at the EGM in respect of the 133,330 Riverdeep Shares held by him; and

        . an irrevocable undertaking from Gail E. Pierson to accept the Offer and vote in favour of the resolutions to be proposed at the EGM in respect of any Riverdeep Shares acquired by her on exercise of any of the 2,350,000 Riverdeep Share Options held by her. Of the Riverdeep Share Options which Gail E. Pierson holds, the relevant exercise price exceeds the Offer Price in the case of 1,350,000 of those options and, accordingly, it is not anticipated that such options will be exercised.

     9.2 These undertakings will lapse in the event that the Independent Directors adversely modify or withdraw their recommendation of the Offer.

10. Information on Riverdeep

    The Riverdeep Group is a market leading, branded educational publisher, focused on the consumer and school education markets in the US. It publishes an extensive catalogue of digital educational brands that can be used by teachers, families and students of all ages across multiple educational platforms. The Group has developed its own products in-house and, in addition, has acquired seven businesses since 1999, including the August 2002 acquisition of Broderbund LLC for US$57.2 million. The Broderbund Acquisition increased the Group's presence in the US consumer market and diversified the Group's sectoral focus. Further information on the Riverdeep Group is set out at Appendix III to this document.

11. Information on Hertal

    11.1 Hertal was incorporated as a public limited company in Ireland on 20 November 2002 as a vehicle to effect the Offer. The Offer is financed in the manner set out at paragraph 13 below. The Directors of Hertal are Niall McFadden and Anthony Mulderry.

    11.2 Hertal has not traded since the date of its incorporation, nor has it entered into any obligations other than pursuant to the Acquisition Agreements and in connection with the Offer and the financing of the Offer.

    11.3 Further information on Hertal including the fully diluted equity share capital of Hertal (assuming the Partial Share Alternative is fully subscribed) following completion of the Offer is set out at Appendix II to this document.

12. Hertal's strategy for Riverdeep

    Hertal currently intends to continue the business development of the Riverdeep Group in a manner broadly consistent with the strategy that Riverdeep has historically articulated to the market. This strategy consists of building a world-class electronic educational publishing company through product innovation, increased distribution and improved brand recognition. Hertal's strategy for Riverdeep could change in the future, dependant upon circumstances pertaining at that time. Hertal believes that Riverdeep's future development is better suited to an unlisted company environment, free from the obligations and costs of maintaining its stock market quotation.

13. Financing

    13.1 The Cash Offer will be financed by a combination of loan note and equity subscriptions by Alchemy Partners (Guernsey) Limited and MSD Capital and senior, mezzanine and bridging debt financing from Barclays Bank PLC and The Royal Bank of Scotland plc.

    13.2 Goodbody Corporate Finance and JPMorgan have satisfied themselves that sufficient resources are available to Hertal to satisfy full acceptance of the Offer.

    13.3 Further information relating to Alchemy Partners (Guernsey) Limited, MSD Capital and the financing of the Offer is set out at Appendix II to this document.

14. Board, management and employees

    14.1 Hertal has given assurances to the Independent Directors that the existing employment rights, including pension rights, of the employees of the Riverdeep Group will be fully safeguarded.

    14.2 Upon completion of the Offer, all the directors of Riverdeep other than Barry O'Callaghan and Patrick McDonagh will resign from the board of Riverdeep.

15. Management arrangements

    15.1 Certain arrangements which have been entered into between the Management Team, the Senior Employees and Hertal are summarised in paragraphs 15.2 to 15.4 below. Further details regarding the Management Arrangements are set out in paragraph 5 of Part A of Appendix II to this document.

    15.2 Barry O'Callaghan is one of the investors in and Chief Executive Officer designate of Hertal. Once the Offer becomes or is declared unconditional in all respects, Barry O'Callaghan's existing contract of employment with Silverbank (a subsidiary of Riverdeep) will be amended. The terms of his contract of employment, as so amended, will not be materially more favourable than his existing terms of employment with Silverbank. It is intended that once the Offer becomes or is declared unconditional in all respects that Patrick McDonagh's letter of appointment as a non-executive director of Riverdeep will be terminated and he will become a director of Hertal. The existing contracts of employment of the Senior Employees with the Riverdeep Group will also be amended. The terms of their contracts of employment as so amended will not be materially more favourable than their existing contracts of employment. Details of amendments to the existing contracts of employment of Barry O'Callaghan and the Senior Employees are set out at paragraph 5.8 of Part A of Appendix II to this document.

    15.3 It is proposed that options will be granted over Hertal Shares to the Senior Employees and certain other employees. The grants will not be subject to performance conditions, but will instead be exercisable at specific vesting dates over a period of four years. Riverdeep Share Options under the Riverdeep Share Option Scheme are currently granted on a similar basis, save that the relevant period is three years. The Hertal Share Option Scheme will allow for the issue of options over shares amounting to 12.5 per cent. of the fully diluted share capital of Hertal. Barry O'Callaghan and Patrick McDonagh will not be entitled to participate in the Hertal Share Option Scheme.

    15.4 All shareholders in Hertal (including the Management Team and the Senior Employees) other than Alchemy Partners (Guernsey) Limited and MSD Capital will receive, in the event of and conditional upon a realisation (as defined in the New Articles) occurring within 5 years of the date of adoption of the New Articles (and in addition to any consideration received by them on a sale of their Hertal Shares pursuant to such realisation), in aggregate a sum equal to 15 per cent. of the amount by which the aggregate proceeds received (in specified circumstances) by Alchemy Partners (Guernsey) Limited and MSD Capital in respect of their interests in Hertal exceed 3 times the aggregate amount invested by Alchemy Partners (Guernsey) Limited and MSD Capital.

    15.5 The Management Arrangements are subject to the approval of the Independent Riverdeep Shareholders at the EGM. This is a requirement of the Panel as set out in its letter dated 20 December 2002, referred to at paragraph 11.1.11 of Appendix IV to this document.

16. Riverdeep Share Option Scheme

    16.1 Riverdeep has resolved, in accordance with the rules of the Riverdeep Share Option Scheme, to send notice to all Riverdeep Option Holders, as soon as practicable following the despatch of this document, requesting them to exercise their Riverdeep Share Options, including Riverdeep Share Options which are not otherwise vested and exercisable, within 60 days following such notice. The exercise of the Riverdeep Share Options and the acceleration of the vesting of such options pursuant to this notice will become effective immediately prior to the earlier of the Offer becoming or being declared unconditional in all respects and the Offer closing and will cease to have effect if the Offer does not become or is not declared unconditional in all respects. Riverdeep Share Options not so exercised will lapse upon the expiration of such 60 day period if the Offer becomes or is declared unconditional in all respects.

    16.2 The Offer will extend to any Riverdeep Shares unconditionally allotted or issued pursuant to the exercise of the Riverdeep Share Options. Appropriate proposals (details of which will be sent to Riverdeep Option Holders on the date of this document) will also be made by Hertal to Riverdeep Option Holders.

17. Non-Solicitation and Expenses Reimbursement Agreement

    17.1 Riverdeep has entered into a non-solicitation and expenses reimbursement agreement, the terms of which have been approved by the Panel in its letter dated 17 January 2003, referred to at paragraph
         11.1.11 of Appendix IV to this document, whereby:

        17.1.1 each of Barry O'Callaghan and Patrick McDonagh have irrevocably agreed with Riverdeep to accept (and procure that Hertal will accept) a Third Party offer which is a Competing Offer as referred to in paragraph 4 above;

        17.1.2 Riverdeep has agreed, subject to the Irish Takeover Rules and the fiduciary duties of the Independent Directors, up to and including the date on which the Offer becomes unconditional in all respects, lapses or is withdrawn, not, without the consent of Hertal, to directly solicit or initiate any approach with, or otherwise make any initial approach to any person with a view to a possible Third Party Offer. Riverdeep is however not restricted from dealing with an unsolicited approach or from continuing to deal with any approach initiated by Riverdeep prior to the date of the Announcement; and

        17.1.3 Riverdeep, Inc. has agreed to pay a sum equal to all of Hertal's third party advisory expenses incurred in connection with the Offer up to an amount of one per cent. of the value of the Offer in the event that:

              (a) the Independent Directors subsequently withdraw or adversely modify their recommendation of the Cash Offer (other than by reason of a failure by Hertal or its representatives to comply with its or their obligations under the Irish Takeover Rules) and the Offer lapses or is withdrawn; or

              (b) the Offer lapses or is withdrawn following a Third Party
                  Offer which is recommended for acceptance by the Independent Directors being made pursuant to the Irish Takeover Rules.

    17.2 The Independent Directors, Davy Corporate Finance and Credit Suisse First Boston have each confirmed in writing to the Panel that, in their respective opinions, the Non-Solicitation and Expenses Reimbursement Agreement is in the best interests of Riverdeep Shareholders.

18. Taxation

    The attention of Riverdeep Securityholders is drawn to paragraph 9 of Appendix IV to this document. Riverdeep Securityholders are urged to consult their professional advisers with respect to the particular tax consequences of the Offer for them.

19. Procedure for acceptance of the Offer

    The procedures for acceptance of the Offer are set out in Parts C, D, and E of Appendix I to this document.

20. Settlement

    20.1 Subject to the Offer becoming or being declared unconditional in all respects (except with the consent of the Panel and except as provided in paragraph 9 of Part B of Appendix I to this document in the case of certain Overseas Securityholders), the timing of settlement of the consideration to which Riverdeep Securityholders are entitled under the Offer will be as follows:

        20.1.1 With regard to Riverdeep Securityholders who validly accept the Offer up to the time the Offer becomes or is declared unconditional in all respects and who do not elect to receive Hertal Shares pursuant to the Partial Share Alternative, the cash consideration due to them will be despatched not later than 14 days after the date the Offer becomes or is declared unconditional in all respects.

        20.1.2 With regard to Riverdeep Securityholders who validly accept the Offer up to the time the Offer becomes or is declared unconditional in all respects and who elect (in whole or in part) to receive Hertal Shares pursuant to the Partial Share Alternative, the consideration due to them will be despatched as follows:

              (a) the minimum amount of cash due to them will be despatched not later than 14 days after the date the Offer becomes or is declared unconditional in all respects;

              (b) the definitive certificates for any Hertal Shares to which accepting Riverdeep Securityholders (who have elected in whole or in part for the Partial Share Alternative) are entitled will be despatched by post not later than 28 days after the date the Offer becomes or is declared unconditional in all respects pursuant to a derogation granted by the Panel from Rule 31.8 of the Irish Takeover Rules as set out in the letter from the Panel dated 16 January 2003, which is referred to at paragraph 11.1.11 of Appendix IV to this document. To the extent that excess elections are scaled down, those Riverdeep Securityholders who have validly elected to receive Hertal Shares will instead receive additional cash consideration with their certificates.

    20.2 The Offer is being made in US Dollars. Riverdeep Securityholders are entitled to elect to receive their cash consideration in Euro or US Dollars. In default of election, the cash consideration will be paid in Euro. The Euro amount payable will be calculated by reference to the relevant prevailing US$/(Euro) exchange rate on the date on which the Offer becomes or is declared unconditional in all respects.

    20.3 In each case set out in paragraph 20.1, above, settlement will occur in the following manner:

        20.3.1 Riverdeep Shares in uncertificated form (that is, in CREST)

               Where an acceptance relates to Riverdeep Shares in uncertificated form (that is, in CREST):

              (a) the cash consideration to which the accepting Riverdeep
                  Shareholder is entitled will be paid, in Euro or US Dollars (as the case may be) by means of CREST by Hertal procuring the creation of an assured payment obligation in favour of the accepting Riverdeep Shareholder's payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements; and

              (b) definitive certificates for any Hertal Shares to which accepting Riverdeep Shareholders (who have elected in whole or in part for the Partial Share Alternative) are entitled will be despatched by post (or by such other method as the Panel may approve).

               Hertal reserves the right to settle all or any part of the consideration referred to in this paragraph 20.3.1 for all or any accepting Riverdeep Shareholder(s) in the manner referred to in paragraph 20.3.3, below if, for any reason, it wishes so to do.

        20.3.2 Riverdeep ADSs in uncertificated form (that is, held in book-entry form)

               Where an acceptance relates to Riverdeep ADSs in uncertificated form (that is, held in book-entry form):

              (a) the cash consideration to which the accepting holder of
                  Riverdeep ADSs is entitled will be paid in Euro or US Dollars (as the case may be) by the US Depositary to the Book-Entry Transfer Facility for credit to the Book-Entry Transfer Facility account of the accepting holder of Riverdeep ADSs; and

              (b) definitive certificates for any Hertal Shares to which accepting holders of Riverdeep ADSs (who have elected in whole or in part for the Partial Share Alternative) are entitled will be despatched by post (or by such other method as the Panel may approve).

               Hertal reserves the right to settle all or any part of the consideration referred to in this paragraph 20.3.2 for all or any accepting holders of Riverdeep ADSs in the manner referred to in paragraph 20.3.3, below if, for any reason, it wishes so to do.

        20.3.3 Riverdeep Shares in certificated form and Riverdeep ADSs evidenced by Riverdeep ADRs

               Where an acceptance relates to Riverdeep Shares in certificated form or Riverdeep ADSs evidenced by Riverdeep ADRs:

              (a) the settlement of any cash due will be despatched by post (or by such other method as the Panel may approve); and

              (b) definitive certificates for any Hertal Shares to which accepting Riverdeep Securityholders (who have elected in whole or in part for the Partial Share Alternative) are entitled will be despatched by post (or by such other method as the Panel may approve).

        20.3.4 Lapse or withdrawal of Offer

               If the Offer lapses or is withdrawn:

              (a) in the case of Riverdeep Shares held in certificated form, or
                  Riverdeep ADSs evidenced by Riverdeep ADRs, the relevant share certificate(s), Riverdeep ADRs and/or other document(s) of title will be returned by post (or such other method as the Panel may approve) within 14 days of the Offer lapsing or being withdrawn to the person or agent whose name and address (outside of a jurisdiction where it would be unlawful to do so) is set out in the relevant box in the relevant Acceptance Document or, if none is set out, to the first named holder at his or her registered address (outside of a jurisdiction where it would be unlawful to do so);

              (b) in the case of Riverdeep Shares held in uncertificated form
                  (that is, in CREST), the Irish Receiving Agent, will, immediately after the lapsing or withdrawal of the Offer, give TFE Instructions to CRESTCo to transfer all Riverdeep Shares held in escrow balances and in which it is the escrow agent for the purposes of the Offer to the original available balances of the Riverdeep Shareholders concerned; and

              (c) in respect of Riverdeep ADSs held in book-entry form, the US
                  Depositary will instruct the Book-Entry Transfer Facility to return all Riverdeep ADSs to the Book Entry Transfer Facility participants concerned.

21. Compulsory acquisition, de-listing and re-registration

    21.1 If the Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received, Hertal intends to apply the provisions of Section 204 of the Companies Act, 1963 to acquire compulsorily any outstanding Riverdeep Shares not acquired or agreed to be acquired pursuant to the Offer or otherwise.

    21.2 As soon as it is appropriate and possible to do so, and subject to the Offer becoming or being declared unconditional in all respects, Hertal intends to apply for cancellation of the listing of Riverdeep Shares on the Irish Stock Exchange. It further intends to propose a resolution to re-register Riverdeep as a private company under the relevant provisions of the Companies (Amendment) Act, 1983. It is anticipated that the cancellation of listing and trading will take effect no earlier than 20 Business Days after the day on which the Offer becomes or is declared unconditional in all respects.

22. Further information

    Your attention is drawn to the further information relating to the Offer contained in the appendices to this document and in the accompanying Acceptance Documents.

23. Action to be taken

    23.1 You are urged to complete and return the relevant Acceptance Document in order to accept the Offer.

    23.2 If you are a Riverdeep Shareholder, you should complete and return the Form of Acceptance in accordance with the instructions set out therein, whether or not your Riverdeep Shares are in CREST, by post or (during normal business hours only) by hand to the Irish Receiving Agent, at the relevant address set out on page 3 of this document, as soon as possible and, in any event, so as to be received by no later than 3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on 24 February 2003. A reply-paid envelope is enclosed for your convenience.

    23.3 If you are a holder of Riverdeep ADSs, you should complete and return the Letter of Transmittal to the US Depositary at the relevant address set out on page 3 of this document, as soon as possible and, in any event, so as to be received by no later than 3.00 p.m. (Irish time),
         10.00 a.m. (New York City time) on 24 February 2003. A reply envelope is enclosed for your convenience.

    23.4 In addition, if your Riverdeep Shares are held in CREST you must take (or procure to be taken) the action described in paragraph 1(d) of Part D of Appendix I to this document and/or if your Riverdeep ADSs are held in book-entry form you must take (or procure to be taken) the action described in paragraph 1(c) of Part C of Appendix I to this document.

    23.5 If you are a holder of Riverdeep Shares and are in any doubt as to the procedure for acceptance of the Offer, election for the Partial Share Alternative or require assistance with completion of the Form of Acceptance, please contact The Information Helpline (if calling from anywhere other than the United States) or The Information Agent (if calling from within the United States) on the relevant telephone number set out on page 3 of this document.

    23.6 If you are a holder of Riverdeep ADSs and are in any doubt as to the procedure for acceptance of the Offer, election for the Partial Share Alternative or require assistance with completion of the Letter of Transmittal, please contact The Information Helpline (if calling from anywhere other than the United States) or The Information Agent (if calling from within the United States) on the relevant telephone number set out on page 3 of this document.

Yours faithfully,          Yours faithfully,          Yours faithfully,

Brian O'Kelly              Henry Lloyd                Niall McFadden
for and on behalf of       for and on behalf of       for and on behalf of
Goodbody Corporate Finance JPMorgan                   Hertal

                                  APPENDIX I

--------------------------------------------------------------------------------

                 CONDITIONS TO AND FURTHER TERMS OF THE OFFER

The Offer being made by Hertal complies with the Irish Takeover Rules and the rules and regulations of the Irish Stock Exchange. The Offer, and any acceptances thereunder, are governed by Irish law and are subject to the non-exclusive jurisdiction of the courts of Ireland and to the terms and conditions set out in this Appendix I and in the Acceptance Documents.

PART A: CONDITIONS OF THE OFFER

1.  For the purposes of the conditions set out in this Part A:

     (a) "Disclosed" means fairly disclosed by or on behalf of Riverdeep to Hertal, Goodbody Corporate Finance or JPMorgan or their respective employees, officers or advisers at any time up to 20 January 2003;

     (b) "initial closing date" means 3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on Day 21, unless and until Hertal in its discretion shall have extended the initial offer period, in which case the term "initial closing date" shall mean the latest time and date at which the initial offer period, as so extended by Hertal, will expire or, if earlier, the date on which the Offer becomes or is declared unconditional in all respects;

     (c) "initial offer period" means the period from the date of despatch of this document to and including the initial closing date;

     (d) "parent undertaking", "subsidiary undertaking", "associated undertaking" and "undertaking" have the meanings given by the European Communities (Companies: Group Accounts) Regulations, 1992; and

2.  The Offer is subject to the following conditions:

     (a) valid acceptances being received (and not, where permitted, withdrawn) by no later than 3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on Day 21, the initial closing date, (or such later time(s) and/or date(s) as Hertal may, subject to the Irish Takeover Rules, decide) in respect of not less than 80 per cent. (or such lesser percentage as Hertal may decide) in nominal value of the Riverdeep Shares Affected, provided that this condition shall not be satisfied unless Hertal shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Riverdeep Shares carrying, in aggregate, more than 50 per cent. of the voting rights then exercisable at a general meeting of Riverdeep.

        For the purposes of this condition 2(a):

         (i) any Riverdeep Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon their being entered in the register of members of Riverdeep; and

         (ii)  the expression "Riverdeep Shares Affected" shall mean:

               (1) Riverdeep Shares issued or allotted on or before the date of despatch of this document; and

               (2) Riverdeep Shares issued or allotted after that date but before the time at which the Offer closes, or such earlier date as Hertal may, subject to the Irish Takeover Rules, decide (not being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the initial closing date);

               but excluding any Riverdeep Shares which, on the date of despatch of this document, are held in the beneficial ownership of Hertal within the meaning of Section 204 of the Companies Act, 1963;

     (b) valid acceptances having been received (and not, where permitted, withdrawn) from not less than 75 per cent. (or such lesser percentage as Hertal may decide) of the holders of Riverdeep Shares Affected calculated by reference to the following dates:

         (i)   the date of despatch of this document;

         (ii)  the date on which condition 2(a) is satisfied; and

         (iii) the date on which the Offer ceases to be open for acceptance.

        For the purpose of this condition 2(b), "Riverdeep Shares Affected" on any date shall mean the fully paid ordinary shares of US$0.10 each in the capital of Riverdeep issued or allotted on or before that date but excluding any such shares which, on the date of despatch of this document, are held in the beneficial ownership of Hertal within the meaning of Section 204 of the Companies Act, 1963;

     (c) all filings having been made and all applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, of the United States and the regulations thereunder having terminated or expired, in each case in connection with the Offer;

     (d) no government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, including any national anti-trust or merger control authorities, court, tribunal, or any analogous body whatsoever in any jurisdiction ("Third Parties" and each a "Third Party") having decided to take, institute or implement any action, proceeding, suit, investigation, enquiry or reference or having made, proposed or enacted any statute, regulation or order or having done or decided to do anything which would or would reasonably be expected to:

         (i) make the Offer or its implementation, or the acquisition or the proposed acquisition by Hertal of any shares in, or control of, Riverdeep, or any of the assets of Riverdeep void, illegal or unenforceable under the laws of any jurisdiction in which Riverdeep or any subsidiary or subsidiary undertaking of Riverdeep which is material in the context of the Riverdeep Group taken as a whole (a "Material Subsidiary") is incorporated or carries on a business which is material in the context of the Riverdeep Group taken as a whole, or otherwise, directly or indirectly, restrain, revoke, prohibit, materially restrict or materially delay the same or impose additional or different conditions or obligations with respect thereto (except for conditions or obligations that would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole), or otherwise challenge or interfere therewith (except where the result of such challenge or interference would not have, or would not reasonably be expected to have, a material adverse effect on the Wider Riverdeep Group taken as a whole);

         (ii) result in a material delay in the ability of Hertal, or render Hertal unable, to acquire some or all of the Riverdeep Shares or require a divestiture by Hertal of any shares in Riverdeep;

         (iii) (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole) require the divestiture by Hertal or by any member of the Wider Riverdeep Group of all or any portion of the business, assets, shares or property of the Wider Riverdeep Group or (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole) impose any material limitation on the ability of any member of the Wider Riverdeep Group to conduct its business or own its assets or properties or any part thereof;

         (iv) (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole) impose any material limitation on or result in a material delay in the ability of Hertal to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares (or the equivalent) in, or to exercise voting or management control over, Riverdeep or any Material Subsidiary or (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole) on the ability of any member of the Wider Riverdeep Group to hold or exercise effectively, directly or indirectly, rights of ownership of shares (or the equivalent) in, or to exercise rights of voting or management control over, any member of the Wider Riverdeep Group;

         (v) (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole) require Hertal or any member of the Wider Riverdeep Group to acquire or offer to acquire any shares or other securities (or the equivalent) in, or any interest in any asset of any member of the Wider Riverdeep Group owned by any third party;

         (vi) impose any limitation on the ability of any member of the Riverdeep Group to integrate or co-ordinate its business, or any part of it, with the businesses of any member of the Wider Riverdeep Group (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole);

         (vii) cause any member of the Wider Riverdeep Group to cease to be entitled to any Authorisation (as defined in paragraph 2(e) below) used by it in the carrying on of its business (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole); or

        (viii) otherwise adversely affect the business, profits, assets, liabilities, financial or trading position of any member of the Wider Riverdeep Group (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole);

     (e) all necessary notifications and filings having been made, all necessary waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction in which Riverdeep or a Material Subsidiary shall be incorporated or carry on any business which is material in the context of the Riverdeep Group taken as a whole having expired, lapsed or having been terminated (as appropriate) (save to an extent which would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole) and all statutory or regulatory obligations in any jurisdiction in which Riverdeep or a Material Subsidiary shall be incorporated or carry on any business which is material in the context of the Wider Riverdeep Group taken as a whole having been complied with (save to an extent which would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole), in each case, in connection with the Offer or its implementation and all authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals in any jurisdiction ("Authorisations") reasonably deemed necessary or appropriate by Hertal for or in respect of the Offer having been obtained on terms and in a form reasonably satisfactory to Hertal from all appropriate Third Parties (except where the consequence of the absence of any such Authorisation would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole), all such Authorisations remaining in full force and effect, there being no notified intention to revoke or vary or not to renew the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any such jurisdiction having been complied with (except where the consequence thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole);

     (f) all applicable waiting periods and any other time periods during which any Third Party could, in respect of the Offer or the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in, or control of, Riverdeep or any member of the Riverdeep Group by Hertal, institute or implement any action, proceedings, suit, investigation, enquiry or reference under the laws of any jurisdiction in which Riverdeep or a Material Subsidiary shall be incorporated or carry on any business which is material in the context of the Wider Riverdeep Group taken as a whole which would be reasonably expected adversely to affect (to an extent which would be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole) any member of the Riverdeep Group, having expired, lapsed or been terminated;

     (g) the resolution of Riverdeep Shareholders to approve, for the purposes of Rule 16 of the Irish Takeover Rules, the Management Arrangements, having been duly passed at the EGM;

     (h) except as Disclosed, there being no provision of any arrangement, agreement, licence, permit, franchise, facility, lease or other instrument to which any member of the Wider Riverdeep Group is a party or by or to which any such member or any of its respective assets may be bound, entitled or be subject and which, in consequence of the Offer or the acquisition or proposed acquisition by Hertal of any shares or other securities (or the equivalent) in or control of, Riverdeep or any member of the Riverdeep Group or because of a change in the control of Riverdeep, would or would be reasonably expected to result in (except where, in any of the following cases, the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as whole):

         (i) any monies borrowed by, or any indebtedness or liability (actual or contingent) of, or any grant available to any member of the Wider Riverdeep Group becoming, or becoming capable of being declared, repayable immediately or prior to their or its stated maturity;

         (ii) the creation or enforcement of any mortgage, charge or other security interest wherever existing or having arisen over the whole or any part of the business, property or assets of any member of the Wider Riverdeep Group or any such mortgage, charge or other security interest becoming enforceable;

         (iii) any such arrangement, agreement, licence, permit, franchise, facility, lease or other instrument or the rights, liabilities, obligations or interests of any member of the Wider Riverdeep Group thereunder being terminated or adversely modified or any adverse action being taken or any obligation or liability arising thereunder;

         (iv) any assets or interests of, or any asset the use of which is enjoyed by, any member of the Wider Riverdeep Group being, or falling to be, disposed of or charged, or ceasing to be available to any member of the Wider Riverdeep Group or any right arising under which any such asset or interest would be required to be disposed of or charged or would cease to be available to any member of the Wider Riverdeep Group, otherwise than in the ordinary course of business;

         (v) the value of, or financial or trading position of any member of the Wider Riverdeep Group being prejudiced or adversely affected; or

         (vi) the creation of any liability or liabilities (actual or contingent) by any member of the Wider Riverdeep Group;

        unless, if any such provision exists, such provision shall have been waived, modified or amended on terms satisfactory to Hertal;

     (i) save as Disclosed or as publicly announced (by the delivery of an announcement to the Irish Stock Exchange, Nasdaq or the SEC or by any filing with the SEC which is available to the public) by Riverdeep prior to the date of the Announcement, no member of the Wider Riverdeep Group having, since 30 June 2002:

         (i) (save for shares issued on exercise of options pursuant to the Riverdeep Share Option Scheme) issued or agreed to issue additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible or exchangeable securities (except for (1) issues to Riverdeep or any material wholly-owned subsidiaries of Riverdeep or (2) issues which are not material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole);

         (ii) recommended, declared, paid or made any bonus, dividend or other distribution other than bonuses, dividends or other distributions lawfully paid or made to another member of the Riverdeep Group or which are not material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole;

         (iii) save for transactions between two or more members of the Riverdeep Group ("intra-Riverdeep Group transactions"), made or proposed any change in its loan capital (save in respect of loan capital which is not material (in value or other terms) in the context of the Wider Riverdeep Group taken as a whole);

         (iv) save for intra-Riverdeep Group transactions, implemented any merger, demerger, reconstruction, amalgamation, scheme or (except in the ordinary and usual course of trading) acquisition or disposal of (or of any interest in) assets or shares (or the equivalent thereof) in any undertaking or undertakings (except in any such case where the consequences of any such merger, demerger, reconstruction, amalgamation, scheme, acquisition or disposal would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole);

         (v) except in the ordinary and usual course of business, entered into or materially improved, or made any offer (which remains open for acceptance) to enter into or materially improve, the terms of the employment contract with any director of Riverdeep or any person occupying one of the senior executive positions in the Riverdeep Group;

         (vi) except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole, issued any loan capital or debentures or (save in the ordinary course of business and save for intra-Riverdeep Group transactions) incurred any indebtedness or contingent liability;

         (vii) except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole, purchased, redeemed or repaid any of its own shares or other securities (or the equivalent thereof) or reduced or made any other change to any part of its share capital;

        (viii) except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole: (1) merged with any body corporate, partnership or business (save for intra-Riverdeep Group transactions); or (2) save for intra-Riverdeep Group transactions, acquired or disposed of, transferred, mortgaged or encumbered any material assets or any right, title or interest in any material asset (including shares and trade investments);

         (ix) except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole, entered into or varied any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term (meaning in excess of 3 years), onerous or unusual nature or magnitude;

         (x) entered into or varied any contract, transaction or arrangement otherwise than in the ordinary and usual course of business (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole);

         (xi) save in the ordinary course of business, entered into or varied any contract, transaction, arrangement or commitment which would be restrictive on the business of any member of the Riverdeep Group (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole);

         (xii) waived or compromised any claim which would be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole;

        (xiii) except in respect of any member of the Wider Riverdeep Group other than Riverdeep itself, where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole and so that this exception shall not apply in respect of any of the following events occurring in respect of Riverdeep itself, been unable or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or (except as a result of an intra-Riverdeep Group transaction or (or otherwise than in the case of Riverdeep itself) where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole), ceased to carry on all or a substantial part of any business;

         (xiv) except in respect of any member of the Wider Riverdeep Group other than Riverdeep itself, where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole and so that this exception shall not apply in respect of any of the following events occurring in respect of Riverdeep itself:

               (1) save for voluntary solvent liquidations, taken any corporate action or had any legal proceedings instituted against it in respect of its winding-up, dissolution, examination or reorganisation or for the appointment of a receiver, examiner, administrator, administrative receiver, trustee or similar officer of all or any part of its assets or revenues; (2) taken any corporate action or had any analogous proceedings instituted against it in any jurisdiction in respect of its winding-up, dissolution, examination or reorganisation; or (3) appointed any analogous person in any jurisdiction in which Riverdeep or any Material Subsidiary shall be incorporated or carry on any business which is material (in value terms or otherwise), in the context of the Wider Riverdeep Group taken as a whole; or

         (xv) entered into any agreement, contract or commitment to effect any of the transactions, matters or events set out in this condition (without prejudice to the exceptions to each paragraph with regard to materiality and other matters);

     (j) save as Disclosed or as publicly announced by Riverdeep (by the delivery of an announcement to the Irish Stock Exchange, Nasdaq or the SEC or by any filing with the SEC which is available to the public) prior to the date of the Announcement, since 30 June 2002:

         (i) there not having arisen any adverse change or deterioration in the business, assets, financial or trading position or profits of Riverdeep or any member of the Wider Riverdeep Group (save to an extent which would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole);

         (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Riverdeep Group or any director of any member of the Riverdeep Group or any of their respective advisers is or would reasonably be expected to become a party (whether as plaintiff or defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Riverdeep Group having been instituted or remaining outstanding (save where the consequences of such litigation, arbitration proceedings, prosecution or other legal proceedings or investigation are not or would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole or in the context of the implementation of the Offer); and

         (iii) no contingent or other liability existing or having arisen (other than in the ordinary course of business) which would reasonably be expected to affect adversely any member of the Wider Riverdeep Group (save where such liability is not or would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole);

     (k) Hertal not having discovered that any financial, business or other information (other than forward looking information) concerning the Wider Riverdeep Group, which is material in the context of the Wider Riverdeep Group taken as a whole, which has been Disclosed on or after 8 November 2002 is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading (save where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider Riverdeep Group taken as a whole).

3. Subject to the requirements of the Panel, Hertal reserves the right (but shall be under no obligation) to waive, in whole or in part all or any of the above conditions apart from conditions 2(a), (c) and (g), above.

4. The Offer will lapse unless all of the conditions set out above have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by Hertal to be or to remain satisfied on the day which is 21 days after the later of the initial closing date, the date on which condition 2(a) is fulfilled or such later date as Hertal may, with the consent of the Panel (to the extent required) decide. Except for condition 2(a), Hertal shall not be obliged to waive (if capable of waiver) or treat as satisfied any condition by a date earlier than the latest day for the fulfilment of all conditions referred to in the previous sentence, notwithstanding that any other condition of the Offer may at such earlier date have been waived or fulfilled or that there are at such earlier dates no circumstances indicating that the relevant condition may not be capable of fulfilment.

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

PART B: FURTHER TERMS OF THE OFFER

1.  Preliminary

     (a) Except where the context requires, any reference in Parts B, C, D, or E of this Appendix I and in the Acceptance Documents:

         (i) to the "Offer" shall include any revision, variation or renewal thereof, or extension thereto;

         (ii) to the "Offer becoming unconditional" shall include the Offer being declared unconditional;

         (iii) to the Offer being, becoming or being declared "unconditional" shall be construed as the Offer being, becoming or being declared unconditional as to acceptances whether or not any other condition of the Offer remains to be fulfilled;

         (iv) to the "acceptance condition" shall mean the condition as to acceptances of the Offer set out in paragraph 2(a) of Part A of this Appendix I and references to the Offer becoming unconditional as to acceptances shall be construed accordingly;

         (v) to the "Offer Document" shall mean this document and any other document containing, or containing details of, the Offer;

         (vi) to an "extension of the Offer" includes an extension of the date by which the acceptance condition has to be satisfied; and

         (vii) to "acceptances" of the Offer shall include deemed acceptances of the Offer.

2.  Acceptance period

     (a) The Offer will initially be open for acceptance until 3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on Day 21. Although no revision is envisaged and the Offer is subject to the Final Offer Restrictions, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such other periods as may be permitted by the Panel) following the date on which written notification of the revision is posted to Riverdeep Securityholders. Except with the consent of the Panel and subject to the Final Offer Restrictions, no revision of the Offer may be made and no revision of the Offer Document may be posted after Day 46 or, if different, the date which is 14 days prior to the last date on which the Offer can become unconditional.

     (b) The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after 5.00 p.m. (Irish time) and the Equivalent New York City Time on Day 60 (or any other time or date beyond which Hertal has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement), nor of being kept open for acceptance after that time or date unless it has previously become unconditional, provided that Hertal reserves the right, with the permission of the Panel, to permit the Offer to become unconditional at a later time(s) or date(s).

     (c) If the Offer becomes or is declared unconditional, the Offer will remain open for acceptance for not less than 14 days after the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by Hertal or Goodbody Corporate Finance and JPMorgan that it will remain open until further notice, not less than 14 days' notice in writing prior to the closing of the Offer will be given to those Riverdeep Securityholders who have not accepted the Offer.

     (d) Subject to the Final Offer Restrictions, if a competitive situation (as defined by the Panel) arises as a consequence of a competing offer pursuant to which the maximum price payable per Riverdeep Share and Riverdeep ADS is less than US$1.67 and US$10.02 respectively after a "no extension" statement or a "no increase" statement (as defined by the Panel), other than the statement made with regard to the Final Offer Restrictions (a "Further Statement"), has been made by or on behalf of Hertal in relation to the Offer, Hertal may, if it has specifically reserved the right to do so at the time the Further Statement is made, or otherwise with the consent of the Panel, withdraw such Further Statement provided that it complies with the requirements of the Irish Takeover Rules and in particular that:

         (i) it announces the withdrawal as soon as possible and in any event within four Business Days of the firm announcement of the competing offer or other competitive situation;

         (ii) any Riverdeep Securityholder who accepts the Offer after the date of the Further Statement is given a right of withdrawal in accordance with paragraph 6(c) of this Part B, below and such right is included appropriately and prominently in the notice;

         Hertal may, subject to the Final Offer Restrictions, if it specifically reserves the right to do so at the time the Further Statement is made, choose not to be bound by the Further Statement if it would otherwise prevent the posting of an increased or improved offer provided that such offer is recommended for acceptance by the board of Riverdeep, or in other circumstances permitted by the Panel.

         For the avoidance of doubt and notwithstanding any other provisions of this paragraph 2(d), the Offer is final, save that Hertal reserves the right to increase the Offer (on one or more occasions) up to an amount not exceeding US$1.66 in cash (or its aggregate equivalent in value) for each Riverdeep Share and US$9.96 (or its aggregate equivalent in value) for each Riverdeep ADS.

3.  Acceptance condition

     (a) Except with the consent of the Panel or otherwise in accordance with the Irish Takeover Rules, for the purpose of determining whether the acceptance condition is satisfied, Hertal may only take into account acceptances received (or other acquisitions of Hertal Shares) in respect of which all relevant documents are received by the Irish Receiving Agent in the case of Riverdeep Shareholders and/or the US Depositary in the case of holders of Riverdeep ADSs:

         (i) by 3.00 p.m. (Irish time), and the Equivalent New York City Time on Day 60 (or any other time and/or date beyond which Hertal has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement); or

         (ii) if the Offer is extended with the consent of the Panel, such later time(s) or date(s) as the Panel may agree.

         If the latest time at which the Offer may become unconditional is extended beyond 5:00 p.m. (Irish time), and the Equivalent New York City Time on Day 60, acceptances received and purchases made in respect of which the relevant documents are received by the Irish Receiving Agent and/or the US Depositary after 3:00 p.m. (Irish time) and the Equivalent New York City Time on that date may (except where the Irish Takeover Rules permit otherwise) only be taken into account with the agreement of the Panel.

     (b) Except as otherwise agreed by the Panel, and notwithstanding the right reserved by Hertal to treat Acceptance Documents as valid even though not entirely in order or not accompanied by the relevant share certificate(s), the relevant Riverdeep ADRs and/or other document(s) of title or not accompanied by the relevant transfer to escrow or because the acceptance of the Offer is otherwise not entirely in order:

         (i) an acceptance of the Offer will only be treated as valid for the purposes of the acceptance condition if the relevant requirements of Rule 10.3 and, if applicable, Rule 10.5 of the Irish Takeover Rules are satisfied in respect of it;

         (ii) a purchase of Riverdeep Shares by Hertal or its nominees (or if Hertal is required by the Panel to make an offer for Riverdeep Shares under Rule 9 or Rule 37 of the Irish Takeover Rules by a person acting in concert with Hertal or its nominees) will only be treated as valid for the purposes of the acceptance condition if the relevant requirements of Rule 10.4 and, if applicable, Rule 10.5 of the Irish Takeover Rules are satisfied in respect of it; and

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

         (iii) before the Offer may become or be declared unconditional, the Irish Receiving Agent must have issued a certificate to Hertal or Goodbody Corporate Finance and JPMorgan (or their respective agents) which states the number of Riverdeep Shares and number of Riverdeep Shareholders in respect of which acceptances have been received which comply with Rule 10.3 and, if applicable, Rule 10.5 of the Irish Takeover Rules and the number of Riverdeep Shares otherwise acquired and the number of Riverdeep Shareholders in respect of these shares, whether before or during the Offer Period, which comply with the relevant provisions of this paragraph 3(b). A copy of such certificate will be sent to the Panel as soon as possible after it is issued.

     (c) For the purpose of determining whether the acceptance condition is satisfied, Hertal shall not be bound (unless required by the Panel) to take into account any Riverdeep Shares which have been unconditionally allotted or issued or which arise as a result of the exercise of subscription or conversion rights before the determination takes place.

4.  The Partial Share Alternative

     (a) The Partial Share Alternative forms part of the Offer and is, subject to the terms of the Offer available to validly accepting Riverdeep Securityholders, conditional upon all of the conditions set out in Part A of this Appendix I becoming or being declared satisfied, fulfilled or, to the extent permitted, waived.

     (b) The Partial Share Alternative will remain open for acceptance until the Offer is closed, save that, subject to the Final Offer Restrictions and the Irish Takeover Rules, Hertal reserves the right to revise, increase and/or extend the Partial Share Alternative.

     (c) No election for the Partial Share Alternative will be valid unless a valid acceptance of the Offer including a valid election for the Partial Share Alternative, with the relevant Acceptance Documents duly completed in all respects and (as appropriate) including the relevant TTE instruction, instruction to the Book-Entry Transfer Facility or accompanied by all relevant share certificate(s), Riverdeep ADRs and/or other documents of title, is duly received by the time and date on which the Offer closes.

     (d) If any acceptance of the Offer which includes an election for the Partial Share Alternative is not, and is not deemed to be, valid and complete in all respects at such time, such election shall for all purposes be void and Riverdeep Securityholders purporting to make such an election shall not, for any purpose, be entitled to receive the Partial Share Alternative, but any such acceptance which is otherwise valid shall be deemed to be an acceptance of the Offer (without the Partial Share Alternative) for the number of Riverdeep Securities which are the subject of the acceptance and such Riverdeep Securityholders will, on the Offer becoming or being declared unconditional, be entitled to receive the cash consideration due under the Offer.

     (e) The insertion of a number in box 3 of the Form of Acceptance (in the case of a Riverdeep Shareholder) or in the relevant box under the heading "Partial Share Alternative Election" in the Letter of Transmittal (in the case of a holder of Riverdeep ADSs), shall, subject to the other terms of the Offer, be treated as an election for the Partial Share Alternative in respect of the relevant number of Riverdeep Shares and/or Riverdeep ADSs.

5.  Announcements

     (a) Without prejudice to paragraph 6 below, by 8.00 a.m. (Irish time) on the Business Day following the day on which the Offer is due to expire or become unconditional or is revised or extended (as the case may be), or such later time and/or date as the Panel may agree (the "relevant day"), Hertal shall make an appropriate announcement and simultaneously inform the Irish Stock Exchange of the position. In such announcement, Hertal will also state (unless otherwise permitted by the Panel) the total number of Riverdeep Shares and rights over Riverdeep Shares (as nearly as practicable) and total number of Riverdeep Shareholders:

         (i) for which acceptances of the Offer have been received by the Irish Receiving Agent;

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

         (ii) acquired or agreed to be acquired by or on behalf of Hertal or by any person deemed to be acting in concert with Hertal for the purposes of the Offer during the course of the Offer Period;

         (iii) held by or on behalf of Hertal or any person deemed to be acting in concert with Hertal prior to the offer period; and

         (iv) for which acceptances of the Offer have been received by the Irish Receiving Agent from any person acting or deemed to be acting in concert with Hertal for the purposes of the Offer;

         and the announcement will specify the percentage of the issued share capital of Riverdeep represented by each of these figures.

     (b) Any decision to extend the time or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.00 a.m. (Irish time) on the relevant day (or such later time or date as the Panel may agree) and the announcement will state the next expiry time and date, (unless the Offer is then unconditional, in which case a statement may instead be made that the Offer will remain open until further notice) and the information specified in (i), (ii), (iii) and (iv) of paragraph 5(a) above.

     (c) In calculating the number of Riverdeep Shares represented by acceptances and/or purchases, Hertal may only include acceptances and purchases if they could be counted towards fulfilling the acceptance condition under Rules 10.3 and 10.4 and, if appropriate, 10.5 of the Irish Takeover Rules, unless the Panel agrees otherwise. Subject to this, Hertal may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or which are subject to verification.

     (d) In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of Hertal include the release of an announcement by Hertal or by Goodbody Corporate Finance and JPMorgan or one of its associates to the press and the delivery by hand or telephone, telex or facsimile or other electronic transmission of an announcement to the Irish Stock Exchange. An announcement made otherwise than to the Irish Stock Exchange will be notified simultaneously to the Irish Stock Exchange.

6.  Rights of withdrawal

     (a) If Hertal, having announced the Offer to be unconditional, fails by
         3.30 p.m. (Irish time) and the Equivalent New York City Time on the relevant day (or such later time and/or date as the Panel may agree) to comply with any of the other requirements specified in paragraph 5(a) of this Part B above, an accepting Riverdeep Securityholder may withdraw his/her/its acceptance by written notice signed by such person and given either by post or by hand to the Irish Receiving Agent (in the case of Riverdeep Shareholders) at the relevant address set out on page 3 of this document, or to the US Depositary (in the case of holders of Riverdeep ADSs) at the relevant address set out on page 3 of this document. Subject to paragraph 2(b) of this Part B, this right of withdrawal may be terminated not less than 8 days after the relevant day by Hertal confirming, if that is the case, that the Offer is still unconditional and complying with the other requirements specified in paragraph 5(a) of this Part B above. If such confirmation is given, the first period of 14 days referred to in paragraph 2(c) of this Part B above will run from the date of such confirmation and compliance.

     (b) If by 3.00 p.m. (Irish time) or 10.00 a.m. (New York City time) on Day 42 (or such later time(s) and/or date(s) as the Panel may agree) the Offer has not become unconditional, an accepting Riverdeep Securityholder may thereafter withdraw his/her/its acceptance by written notice given by post or by hand to the to the Irish Receiving Agent (in the case of an accepting Riverdeep Shareholder) at the relevant address set out on page 3 of this document, or to the US Depositary (in the case of an accepting holder of Riverdeep ADSs) at the relevant address set out on page 3 of this document any time before the earlier of:

         (i)   the time that the Offer becomes unconditional; and

         (ii) the final time for the lodgement of acceptances which can be taken into account in accordance with paragraph 3(b) of this Part B.

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

     (c) Subject to the Final Offer Restrictions, if a Further Statement is withdrawn in accordance with paragraph 2(d) above, any person who accepts the Offer after the date of the Further Statement may withdraw his acceptance thereafter by written notice in the manner referred to in paragraph 6(a) above for a period of 8 days after the date on which the notice withdrawing such statement is posted to Riverdeep Securityholders.

     (d) Except as provided by this paragraph 6, acceptances shall be irrevocable.

     (e) In this paragraph 6, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant person(s) accepting the Offer or his/her/its/their agent(s) duly authorised in writing (evidence of whose appointment and authorisation in a form satisfactory to Hertal is produced with the notice). Telex or facsimile transmission or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Hertal or its agents to have been sent from Australia, Canada or Japan will be treated as valid.

7.  Revised Offer

     (a) Subject to the Final Offer Restrictions and although no revision is envisaged, if the Offer (in its original or any previously revised form) is revised (either in its terms and conditions or in the value or form of the consideration offered), the benefit of the revised Offer will be made available to each Riverdeep Securityholder who has accepted such Offer in its original or any revised form(s) (a "Previous Acceptor") provided such revision represents on the date on which it is announced (on such basis as Goodbody Corporate Finance and JPMorgan may consider appropriate) an improvement or no diminution in the value of the consideration offered compared with the consideration or terms previously offered. The acceptance by or on behalf of a Previous Acceptor of the relevant Offer in its original or any revised form(s) shall, subject as provided in paragraphs 7(c), 7(d) and 9 of this Part B, be deemed to be an acceptance of the Offer as so revised and shall constitute the separate appointment of Hertal or any director of Hertal, Goodbody Corporate Finance, JPMorgan and/or their respective agents as the Previous Acceptor's attorney and/or agent with authority:

         (i)   to accept the revised Offer on the Previous Acceptor's behalf;

         (ii) if the revised Offer includes alternative forms of consideration, to make such election(s) for and/or accept the alternative forms of consideration on the Previous Acceptor's behalf in the proportions as Hertal, Goodbody Corporate Finance and JPMorgan may in their absolute discretion determine; and

         (iii) to execute on the Previous Acceptor's behalf and in the Previous Acceptor's name all such further documents (if any) as may be required to give effect to such acceptances and/or election(s).

         In making any election or acceptance such attorney and/or agent shall take into account the nature of any previous acceptance or election made by the Previous Acceptor and such other facts or matters he may reasonably consider relevant.

     (b) Subject to paragraph 7(d) of this Part B below, the authorities and powers of attorney conferred by this paragraph 7 and any acceptance of any revised Offer and/or any election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw the Previous Acceptor's acceptance under paragraph 6 above and duly does so.

     (c) The deemed acceptance referred to in paragraph 7(a) of this Part B, above, shall not apply and the power of attorney and authorities conferred by that paragraph shall not be exercised if, as a result, the Previous Acceptor would (on such basis as Goodbody Corporate Finance and JPMorgan may consider appropriate) receive less in aggregate in consideration under the revised Offer than the Previous Acceptor would have received in aggregate in consideration as a result of his acceptance of the Offer in the form originally accepted by him or on his behalf, unless such Previous Acceptor has previously agreed in writing to receive less in aggregate in consideration.

     (d) The deemed acceptance referred to in paragraph 7(a) of this Part B, above, shall not apply and the power of attorney and the authorities conferred by that paragraph shall be ineffective in the case of a Previous Acceptor who lodges with the Irish Receiving Agent (in the case of holders of Riverdeep Shares) or the US Depositary (in the case of the holders of Riverdeep ADSs) within 14 days of the posting of the document containing the revised Offer, a relevant Acceptance Document (or any other form issued on behalf of Hertal) in which the Previous Acceptor validly elects to receive consideration under the revised Offer in some other manner.

     (e) Hertal, Goodbody Corporate Finance and JPMorgan reserve the right, subject to paragraphs 7(c) and (d) of this Part B, above, to treat a relevant executed Acceptance Document which is received or dated on or after the announcement of any revision of the Offer as a valid acceptance of the revised Offer and, where applicable, a valid election for the alternative forms of consideration then included in the revised Offer and such acceptance shall constitute an authority in the terms of this paragraph 7 mutatis mutandis on behalf of the relevant Riverdeep Securityholder.

         For the avoidance of doubt, all of the foregoing provisions of this paragraph 7 are subject to the Final Offer Restrictions.

8.  General

     (a) Except with the consent of the Panel, the Offer will lapse unless all its conditions have been satisfied or (if capable of waiver) waived by
         5.00 p.m. (Irish time), 12.00 p.m. (New York City time) on Day 42 or by 5.00 p.m. (Irish time) and the Equivalent New York City Time on the date which is 21 days after the date on which the Offer becomes unconditional, whichever is the later, or such later date as Hertal, with the consent of the Panel, may decide. If the Offer lapses for any reason:

         (i) it will not be capable of further acceptance;

        (ii) accepting Riverdeep Securityholders and Hertal will not be bound by any Acceptance Documents submitted before the time the Offer lapses; and

       (iii) in respect of Riverdeep Securities held in certificated form, the share certificates, Riverdeep ADRs and documents of title will be returned by post (or by such other method as the Panel may approve) within 14 days of the Offer lapsing to the person (or first-named person in the case of joint holders) or agent whose name and address (outside any jurisdiction where it would be unlawful to do so) is set out in the relevant box on the relevant Acceptance Document or if none is set out, to the first-named holder at his registered address (outside any jurisdiction in which it would be unlawful to do so), and, in respect of Riverdeep Shares held in CREST, the Irish Receiving Agent will immediately upon the lapsing of the Offer give TFE Instructions to CRESTCo to transfer all Riverdeep Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Riverdeep Shareholders concerned and, in relation to Riverdeep ADSs held in book-entry form, the US Depositary will instruct the Book-Entry Transfer Facility to return all Riverdeep ADSs to the Book-Entry Transfer Facility participants.

     (b) Except with the consent of the Panel, settlement of the consideration to which a Riverdeep Securityholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer and as otherwise set out in this document without regard to any lien, right of set-off, counterclaim or other analogous rights to which Hertal, Goodbody Corporate Finance or JPMorgan may otherwise be, or claim to be entitled as against the Riverdeep Securityholder.

     (c) The Offer is made on 3 February 2003 and is capable of acceptance thereafter. Copies of this document and the Acceptance Documents may be obtained by contacting The Information Helpline (if calling from anywhere other than the United States) or The Information Agent (if calling from within the United States) on the relevant telephone number set out on page 3 of this document. The Offer is being made by means of this document.

     (d) The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Acceptance Documents constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Acceptance Documents unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated in and form part of each Acceptance Document.

     (e) The Offer, all acceptances of the Offer and all contracts made pursuant thereto and action taken or made (or deemed to be taken or made) under any of the foregoing shall be governed by and construed in accordance with Irish law. Execution by or on behalf of a Riverdeep Securityholder of an Acceptance Document will constitute his submission, in relation to all matters arising out of or in connection with the Offer and the relevant Acceptance Document, to the jurisdiction of the courts of Ireland and such Riverdeep Securityholder's agreement that nothing shall limit the right of Hertal, Goodbody Corporate Finance or JPMorgan to bring any action, suit or proceeding arising out of or in connection with the Offer and the Acceptance Document in any other manner permitted by law or in any court of competent jurisdiction.

     (f) If the expiry date of the Offer is extended, a reference in this document and in the Acceptance Documents to Day 21 shall, except in paragraph (a) of Part A and the definition "Offer Period" and where the context otherwise requires, be deemed to refer to the expiry date of the Offer as so extended.

     (g) Any omission to despatch this document, the Acceptance Documents or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be made, shall not invalidate the Offer in any way. Subject to the provisions of paragraph 9 of this Part B, below, the Offer is also made to any Riverdeep Securityholder to whom this document and the Acceptance Documents or any related documents may not have been despatched, and these persons may collect the relevant documents from the Irish Receiving Agent, Computershare Investor Services (Ireland) Limited, and the US Depositary, Computershare Trust Company of New York at the relevant addresses set out on page 3 of this document.

     (h) All powers of attorney, appointment of agents and authorities on the terms conferred by or referred to in this Appendix I or in the Acceptance Documents are given by way of security for the performance of the obligations of the Riverdeep Securityholder concerned and are irrevocable (for so long as any obligations remain outstanding) except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his/her/its acceptance in accordance with paragraph 6 of this Part B, above, and duly does so, or in the circumstances referred to in paragraph 7(d) of this Part B, above.

     (i) No acknowledgement of receipt of any Acceptance Documents, transfer by means of CREST or through the Book-Entry Transfer Facility or document of title will be given by, or on behalf of Hertal, Goodbody Corporate Finance or JPMorgan. All communication, notices, certificates, documents of title and remittances to be delivered by, or sent to or from, Riverdeep Securityholders or their designated agent(s) will be delivered or sent at their own risk.

     (j) Without prejudice to any other provision in this Part B of Appendix I, Hertal, Goodbody Corporate Finance and JPMorgan reserve the right to treat acceptances of the Offer as valid if received by or on behalf of any of them at any place or places or in any manner determined by any of them otherwise than as set out herein or in the Acceptance Documents.

     (k) Hertal, Goodbody Corporate Finance and JPMorgan reserve the right to notify any matter (including the making of the Offer) to all or any Riverdeep Securityholder(s) with (a) registered address(es) outside Ireland or whom Hertal, Goodbody Corporate Finance or JPMorgan know to be nominees, trustees or a custodian for such persons by announcement or paid advertisement in any daily newspaper published and circulated in Ireland in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such shareholders to receive such notice, and all references in this document to notice in writing by or on behalf of Hertal, Goodbody Corporate Finance or JPMorgan shall be construed accordingly.

     (l) If the Offer becomes or is declared unconditional in all respects, Hertal intends to apply for cancellation of the listing of Riverdeep Shares on the Irish Stock Exchange. It is anticipated that such cancellation will take effect no earlier than 20 Business Days after the Offer becomes or is declared unconditional in all respects. If sufficient acceptances are received and/or sufficient Riverdeep Shares are otherwise acquired, Hertal intends to apply the provisions of
         Section 204 of the Companies Act, 1963 to acquire compulsorily any outstanding Riverdeep Shares.

     (m) All references in this Appendix I to any statute or statutory provisions shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

     (n) Riverdeep Securities which are the subject of the Offer will be acquired by Hertal fully paid and free from all liens, charges, encumbrances, equitable interests, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching thereto, including the right to receive in full all dividends and other distributions declared or paid.

     (o) In relation to any acceptance of an Offer in respect of a holding of Riverdeep Shares which are in CREST, Hertal reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alteration, addition or modification is consistent with the requirements of the Irish Takeover Rules or is otherwise made with the consent of the Panel.

     (p) In relation to any acceptance of an Offer in respect of a holding of Riverdeep ADSs which are in the Book-Entry Transfer Facility, Hertal reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of the Book-Entry Transfer Facility or otherwise, provided such alteration, addition or modification is consistent with the requirements of the Irish Takeover Rules or is otherwise made with the consent of the Panel.

9.  Overseas Riverdeep Shareholders and Holders of Riverdeep ADSs

     (a) The making or acceptance of the Offer in, or to or by persons resident in or nationals or citizens of jurisdictions outside Ireland, or to persons who are, or were, custodians, nominees or trustees of, citizens, residents or nationals of such jurisdictions ("overseas persons") may be prohibited or affected by the laws of the relevant jurisdiction. Such persons should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas persons wishing to accept the Offer to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities and the payment of any issue, transfer, or other taxes due in such jurisdiction. Each overseas person will be responsible for any such issue, transfer or other taxes and duties due in any overseas jurisdiction in respect of his acceptance of the Offer by whomsoever they are payable and shall indemnify and hold harmless Hertal, Goodbody Corporate Finance and JPMorgan and all persons acting on behalf of either of them in respect of such issue, transfer or other taxes and duties which they or their agents may be required to pay.

     (b) The Offer is not being made, directly or indirectly, in or into Australia, Canada, Japan or any other jurisdiction where it would be unlawful to do so ("unlawful jurisdiction") or by use of the mail in whatever form, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or e-mail) of interstate or foreign commerce, or of any facility of a national securities exchange, of Australia, Canada, Japan or any other unlawful jurisdiction, and the Offer should not be accepted by any such use, means, instrumentality or facility, or from within any such unlawful jurisdiction. Accordingly, copies of this document and the Acceptance Documents and any related offering documents are not being and must not be mailed, forwarded, sent, transmitted or otherwise distributed in, into or from Australia, Canada, Japan or any other unlawful jurisdiction and persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, forward, mail or transmit or send them in, into or from any such unlawful jurisdiction. Doing so may render invalid any related purported acceptance of the

         Offer. The Partial Share Alternative is being offered solely to the current Riverdeep Securityholders who have no entitlement to renounce it in favour of any third party or parties. Furthermore, the Partial Share Alternative is not being offered in, and it may not be accepted in or from, any jurisdiction where it would be unlawful to do so or where relevant securities laws would require registration or qualification of Hertal Shares. The Hertal Shares which may be issued pursuant to the Partial Share Alternative have not been, and will not be, admitted to dealing on any recognised investment exchange nor are they, or will, they be registered under relevant securities laws and consequently may not be offered, sold, resold, delivered or transferred, directly or indirectly, in or into any jurisdiction where it would be unlawful to do so except pursuant to an exemption from, or in a transaction not subject to the applicable requirements of such jurisdictions and not unless any such transfer is exempted from, or complies with, the restrictions on transfer contained in the New Articles which are a display document (see paragraph 11.1.2 of Appendix IV to this document). The terms of the New Articles are summarised at paragraph 5 of Part A of Appendix II to this document. This document does not constitute an offer to sell to Riverdeep Securityholders or the solicitation of an offer from Riverdeep Securityholders to buy Hertal Shares in any jurisdiction in which such an offer or sale is unlawful. Your attention is drawn to paragraph 6 of Part 2 of this document which contains a summary of certain risk factors relevant to the Partial Share Alternative.

     (c) Envelopes containing Acceptance Documents, evidence of title or other documents relating to the Offer should not be postmarked in an unlawful jurisdiction or otherwise sent from an unlawful jurisdiction and all acceptors must provide addresses outside any such jurisdiction for the receipt of the consideration to which they are entitled under the Offer or for the return of the relevant Riverdeep share certificates, Riverdeep ADRs and/or other documents of title in relation to the Riverdeep Securities.

     (d) A Riverdeep Securityholder will, subject to paragraphs 9(e) and 9(h) of this Part B, below, be deemed not to have validly accepted the Offer if:

         (i) such party puts "NO" in Box 6 of the Form of Acceptance or in the section captioned "Certain Overseas Holders of Riverdeep ADSs" in the Letter of Transmittal and thereby does not give the representation and warranty set out in paragraph 1(c) of Part E of this Appendix I or paragraph 2 of Part C of this Appendix 1 (as the case may be) to the effect that such Riverdeep Securityholder has not received or sent copies or originals of this document, the relevant Acceptance Document or any related offering documents in, into or from an unlawful jurisdiction and has not otherwise utilised in connection with the Offer, directly or indirectly, the use of mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or email) of interstate or foreign commerce of, or any facility of a national securities exchange of any such unlawful jurisdiction;

         (ii) if the registered address in Box 2 of the Form of Acceptance is an address in an unlawful jurisdiction or having completed the section captioned "Number of Riverdeep ADSs Tendered" in the Letter of Transmittal with a registered address in an unlawful jurisdiction, the accepting Riverdeep Securityholder does not insert in Box 7 of the Form of Acceptance or in the section captioned "Special Payment Instructions" in the Letter of Transmittal, the name and address of a person or agent outside an unlawful jurisdiction to whom such shareholder wishes the consideration to which such party is entitled under the Offer to be sent;

         (iii) such party inserts in Box 7 of the Form of Acceptance or in the section captioned "Special Payment Instructions" in the Letter of Transmittal the name and address of a person or agent in an unlawful jurisdiction to whom such party wishes the consideration to which such party is entitled under the Offer to be sent; or

         (iv) in any case, the Acceptance Document received from such party is received in an envelope postmarked in, or which otherwise appears to Hertal or its agents to have been sent from, or otherwise evidences use of any means or instrumentality of interstate or foreign commerce of an unlawful jurisdiction.

     (e) Hertal reserves the right, in its sole discretion, to investigate, in relation to any acceptance whether the representation and warranty set out in paragraph 1(c) of Part E of this Appendix I or paragraph 2 of Part C of this Appendix I could have been truthfully given by the relevant Riverdeep Securityholder and, if such investigation is made and, as a result, Hertal cannot satisfy itself that such representation and warranty was true and correct, such acceptance shall not, subject to paragraph 9(h) of this Part B, below, be valid.

     (f) If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including without limitation, custodians, nominees or trustees), whether pursuant to a contractual or legal obligation or otherwise, sends, forwards or otherwise distributes this document, the relevant Acceptance Document or any related offering documents, in, into or from an unlawful jurisdiction or uses the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or email) of interstate or foreign commerce of, or any facility of a national securities exchange of an unlawful jurisdiction in connection with such action, such person should:

         (i)   inform the recipient of such fact;

         (ii) explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

         (iii) draw the attention of the recipient to this paragraph 9.

     (g) Notwithstanding the restrictions described above, Hertal will retain the right to permit the Offer to be accepted if, in its sole discretion, it is satisfied that the transaction in question is exempt from or not subject to the legislation or regulation giving rise to the restriction in question.

     (h) Notwithstanding the foregoing, the provisions of this paragraph 9 and/or any other terms of the Offer relating to Overseas Securityholders may be waived, varied or modified as regards specific Riverdeep Securityholders or on a general basis by Hertal in its absolute discretion. In particular, notwithstanding the provisions of this paragraph 9, Hertal reserves the right, in its absolute discretion, to treat as valid acceptances received from persons who are unable to give the representation and warranty set out in paragraph 1(c) of Part E or paragraph 2 of Part C of this Appendix I, as the case may be.

     (i) References in this paragraph 9 to a Riverdeep Securityholder include references to the person or persons executing an Acceptance Document and, in the event of more than one person executing the Acceptance Document, the provisions of this paragraph 9 shall apply to them jointly and severally. Subject as aforesaid the provisions of this paragraph 9 supersede any terms of the Offer which are inconsistent herewith. Hertal reserves the right to treat any acceptance of the Offer as invalid where such acceptance would, in the opinion of Hertal, constitute or cause a breach of the laws of the relevant jurisdiction.

     (j) None of Hertal, Goodbody Corporate Finance, JPMorgan nor any agent or director of Hertal nor any person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer on any of the bases set out above or otherwise in connection therewith.

Overseas Securityholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt as to your position, you should consult your professional adviser in the relevant territory.

PART C: PROCEDURE FOR ACCEPTING THE OFFER FOR HOLDERS OF RIVERDEEP ADSs

1.  Acceptance of Offer

    If you are a holder of Riverdeep ADSs evidenced by Riverdeep ADRs, you will have also received a Letter of Transmittal and Notice of Guaranteed Delivery for use in connection with the Offer. This Part C should be read together with the instructions on the Letter of Transmittal. The provisions of this Part C shall be deemed to be incorporated in, and form a part of, the Letter of Transmittal. The instructions printed on the Letter of Transmittal shall be deemed to form part of the terms of the Offer.

     (a) For a holder of Riverdeep ADSs evidenced by Riverdeep ADRs to tender such Riverdeep ADSs validly pursuant to the Offer, either:

         (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents, must be received by the US Depositary at its relevant address set out on page 3 of this document and the Riverdeep ADRs evidencing such Riverdeep ADSs must be received by the US Depositary at such address; or

         (ii) such holder must comply with the "Guaranteed Delivery Procedures" (as set forth in paragraph 1(i) of this Part C, below)

     (b) The Offer, in respect of Riverdeep ADSs evidenced by Riverdeep ADRs, shall be validly accepted by delivery of a Letter of Transmittal, together with any required signature guarantees, the relevant Riverdeep ADRs and the other required documents to the US Depositary by holders of Riverdeep ADSs (without any further action by the US Depositary). Subject to the withdrawal rights described in paragraph 6 of Part B of this Appendix I, such acceptance will be deemed to constitute a binding agreement between such tendering holder of Riverdeep ADSs and Hertal upon the terms and subject to the conditions of the Offer. Except as otherwise specifically permitted, if a Riverdeep ADR has been tendered by a holder of Riverdeep ADSs, the Riverdeep Shares represented by such Riverdeep ADSs may not be tendered independently. A Letter of Transmittal and other required documents contained in an envelope postmarked in any jurisdiction from where it would be unlawful to post such Letter of Transmittal and other such documents or otherwise appearing to Hertal or its agents to have been sent from any jurisdiction where it would be unlawful to do so will not constitute a valid acceptance of the Offer.

     (c) Book-Entry Transfer

         The US Depositary will establish an account at the Book-Entry Transfer Facility with respect to interests in Riverdeep ADSs held in book-entry form for the purposes of the Offer within two Business Days from the date of this document. Riverdeep ADSs held through the Book-Entry Transfer Facility must be tendered through any financial institution that is a participant in the Book-Entry Transfer Facility by (i) causing the Book-Entry Transfer Facility to transfer such interests in Riverdeep ADSs into the US Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer, and (ii) causing the applicable Book-Entry Transfer Facility participant to deliver an Agent's Message to the US Depositary. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the US Depositary and forming a part of a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the interests in Riverdeep ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Hertal may enforce such agreement against the participant. The confirmation of a book-entry transfer of Riverdeep ADSs into the US Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". In accordance with the operating procedures of the Book-Entry Transfer Facility, Riverdeep ADSs held in book-entry form must be transferred into the US Depositary's account at the Book-Entry Transfer Facility by 4.15 p.m. (New York City time), on the Business Day immediately preceding the final day of the Initial Offer Period or Subsequent Offer Period (as appropriate). Delivery of documents or instructions to the Book-Entry Transfer Facility does not constitute delivery to the US Depositary.

     (d) Method of delivery

         The method of delivery of Riverdeep ADSs, the Letter of Transmittal and all other required documents is at the option and risk of the tendering holder of Riverdeep ADSs. Riverdeep ADSs will be deemed delivered only when the Riverdeep ADSs are actually received by the US Depositary (or, in the case of a book-entry transfer, upon receipt by the US Depositary of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of any Letter of Transmittal or other required documents will be given by, or on behalf of, Hertal.

     (e) Signature guarantees

         No signature guarantee is required on the Letter of Transmittal if:

         (i) the Letter of Transmittal is signed by the registered holder of the Riverdeep ADSs tendered therewith and such registered holder has not completed either the Box entitled "Special Payment Instructions" or the Box entitled "Special Delivery Instructions" in the Letter of Transmittal; or

         (ii) such Riverdeep ADSs are tendered for the account of an Eligible Institution.

         In all other cases all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See instruction 1 on the Letter of Transmittal.

     (f) Riverdeep ADSs and Riverdeep ADRs

         If the Riverdeep ADSs are registered in the name of a person other than the person(s) who sign(s) the Letter of Transmittal, then the tendered Riverdeep ADRs evidencing such Riverdeep ADSs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on the Riverdeep ADRs, with the signatures on the Riverdeep ADRs or stock powers guaranteed as aforesaid. See instructions 1 and 5 on the Letter of Transmittal.

     (g) Partial acceptances

         If fewer than all of the Riverdeep ADSs evidenced by any Riverdeep ADRs delivered to the US Depositary are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of Riverdeep ADSs which are to be tendered in the box entitled "Description of Riverdeep ADSs Tendered". In such case, a new Riverdeep ADR for the remainder of the Riverdeep ADSs represented by the former Riverdeep ADR will be sent to the person(s) signing such Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered Riverdeep ADSs are purchased in the Offer. All Riverdeep ADSs evidenced by a Riverdeep ADR delivered to the US Depositary will be deemed to have been tendered unless otherwise indicated. See instruction 4 on the Letter of Transmittal. In the case of partial tenders, Riverdeep ADSs not tendered will not be reissued to a person other than the registered holder.

     (h) Election for the Partial Share Alternative

         The insertion of a number in the relevant box under the heading "Partial Share Alternative Election" in the Letter of Transmittal shall, subject to the other terms of the Offer, be treated as an election for the Partial Share Alternative in respect of the relevant number of Riverdeep ADSs.

     (i) Guaranteed delivery

         (i) If a holder of Riverdeep ADSs desires to tender Riverdeep ADSs pursuant to the Offer and the Riverdeep ADRs evidencing such Riverdeep ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary prior to the expiry of the

               Subsequent Offer Period, such holder's tender of Riverdeep ADSs may be effected if all the following conditions are met (the "Guaranteed Delivery Procedures"):

              (1) such tender is made by or through an Eligible Institution;

              (2) a properly completed and duly executed Notice of Guaranteed
                  Delivery substantially in the form provided by Hertal is received by the US Depositary as provided below, prior to the expiry of the Subsequent Offer Period; and

              (3) the Riverdeep ADRs evidencing all tendered Riverdeep ADSs
                  (or, in the case of interests in Riverdeep ADSs held in book-entry form, timely Book-Entry Confirmation with respect to such Riverdeep ADSs as described above), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the US Depositary within three Business Days after the date of execution of such Notice of Guaranteed Delivery.

         (ii) The Notice of Guaranteed Delivery may be delivered by hand or mailed to the US Depositary and must include a signature guarantee by an Eligible Institution in the form set out in such Notice of Guaranteed Delivery.

         (iii) Receipt of a Notice of Guaranteed Delivery will not be treated as a valid acceptance for the purpose of satisfying the Acceptance Condition. To be counted towards satisfaction of the Acceptance Condition, Riverdeep ADRs evidencing Riverdeep ADSs referred to in the Notice of Guaranteed Delivery (or, in the case of interests in Riverdeep ADSs held in book-entry form, timely Book-Entry Confirmation with respect to such Riverdeep ADSs as described above) must, prior to the Initial Closing Date be received by the US Depositary, together with a duly executed Letter of Transmittal with any required signature guarantees for, in the case of a book-entry transfer, an Agent's Message) and any other required documents.

         (iv) Accordingly, tendering holders may be paid at different times depending upon when Riverdeep ADSs evidenced by Riverdeep ADRs or Book-Entry Confirmations with respect to Riverdeep ADSs held in book-entry form are actually received by the US Depositary. Under no circumstances will interest be paid on the purchase price of the Riverdeep ADSs to be paid by Hertal, regardless of any extension of the Offer or any delay in making such payment.

     (j) Other requirements

         By executing the Letter of Transmittal, or causing an Agent's Message to be delivered or complying with the Guaranteed Delivery Procedures as set out above, the tendering holder of Riverdeep ADSs will agree that effective from and after the date all Conditions are satisfied or, where permitted, waived or if the Offer will become unconditional in all respects or lapse in the outcome of the resolution in question and in all other circumstances as the Panel may permit:

         (i) Hertal shall be entitled to direct the exercise of any votes attaching to any Riverdeep Shares represented by Riverdeep ADSs in respect of which the Offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to such Riverdeep Shares, including any right to requisition a general meeting of Riverdeep or of any class of its shareholders; and

         (ii) the execution of the Letter of Transmittal and its delivery to the US Depositary (or delivery of an Agent's Message to the US Depositary) or compliance with the Guaranteed Delivery Procedures will constitute:

              (1) an authority to Riverdeep or its agents from the tendering holder of Riverdeep ADSs to send any notice, circular, warrant, document or other communication, which may be sent to him as a holder of Riverdeep ADSs, to Hertal at its registered office;

              (2) an authority to Hertal or its agent to sign any consent to short notice of a general meeting or separate class meeting on behalf of the tendering holder of Riverdeep ADSs and/or to execute a form of proxy in respect of the Riverdeep Shares represented by such Riverdeep ADSs appointing any person nominated by Hertal to attend general meetings or separate class meetings of Riverdeep or its members (or any of them) (or any adjournments thereof) and to exercise the votes attaching to the Riverdeep Shares represented by such Riverdeep ADSs on the holder's behalf, such votes to be exercised as far as possible to satisfy any outstanding condition to the Offer or otherwise as Hertal or its agents think fit;

              (3) the agreement of the tendering holder of Riverdeep ADSs not to exercise any of such rights without the consent of Hertal and the irrevocable undertaking of the tendering holder of Riverdeep ADSs not to appoint a proxy or to attend general meetings or separate class meetings in respect of the Riverdeep Shares represented by such Riverdeep ADSs;

              (4) the agreement of the tendering holder that such holder irrevocably appoints any person authorised by Hertal as his or her attorney to take such actions and execute such documents as Hertal may reasonably deem necessary or desirable to give effect to Hertal's acceptance of the tender of such holder's Riverdeep ADSs for the purposes contemplated by the Offer;

              (5) the irrevocable appointment of any director of Hertal or of
                  Goodbody Corporate Finance or JPMorgan as the attorney and/or agent of such tendering holder of Riverdeep ADSs, and an irrevocable instruction to the attorney and/or agent to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent in relation to the tendered Riverdeep ADSs in favour of Hertal or such other person or persons as Hertal or its agents may direct and to deliver such form(s) of transfer and/or other document(s) in the attorney's discretion and/or the certificate(s) and/or other document(s) of title relating to such tendered Riverdeep ADSs for registration within six months of the Offer becoming unconditional in all respects and to execute all such other documents and to do all such other acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in Hertal or its nominees such tendered Riverdeep ADSs or the Riverdeep Shares represented by such Riverdeep ADSs;

              (6) the irrevocable appointment of the US Depositary as the agent of such tendering holder of Riverdeep ADSs and an irrevocable instruction and authority to the ADS Depositary and the ADS Custodian, subject to such tendering holder's Riverdeep ADSs having been accepted for purchase, to take such steps as are required to procure the registration of the tendering holder of Riverdeep ADSs as the registered holder of the Riverdeep Shares represented by such Riverdeep ADSs and execute and deliver to the Irish Receiving Agent a Form of Acceptance (and all or any form(s) of transfer and/or other document(s)) with respect to the Riverdeep Shares represented by such tendering holder's Riverdeep ADSs; and

              (7) an irrevocable acknowledgement by such tendering holder of
                  Riverdeep ADSs that (1) payment by Hertal for such holder's Riverdeep ADSs shall constitute payment for the Riverdeep Shares represented by such Riverdeep ADSs and that (2) none of such tendering holder of Riverdeep ADSs, the US Depositary, the ADS Depositary, the ADS Custodian or any other person shall be entitled to receive any consideration under the Offer in connection with the execution and delivery of a Form of Acceptance with respect to the Riverdeep Shares represented by such Riverdeep ADSs.

2.  Warranty

    Each holder of Riverdeep ADSs by whom, or on whose behalf, a Letter of Transmittal is executed and delivered to the US Depositary, on behalf of Hertal, Goodbody Corporate Finance or JPMorgan, irrevocably represents and warrants to and with Hertal, Goodbody Corporate Finance, JPMorgan and the

    US Depositary that, unless "NO" is inserted in the section captioned "Certain Overseas Holders of Riverdeep ADSs" in the Letter of Transmittal, such holder of Riverdeep ADSs has not received or sent copies of this document, the Letter of Transmittal or any related documents in, into or from any unlawful jurisdiction and in respect of the Riverdeep ADSs to which the Letter of Transmittal relates, such holder is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from any unlawful jurisdiction and the Letter of Transmittal has not been mailed or otherwise sent in, into or from any unlawful jurisdiction or signed in any unlawful jurisdiction and such holder of Riverdeep ADSs is accepting the Offer from outside any unlawful jurisdiction.

3.  Lapse

    If the Offer lapses, all documents tendered will be returned within 14 calendar days thereafter at the risk of the holder of Riverdeep ADSs concerned.

4.  Information

    If, as a holder of Riverdeep ADSs, you are in any doubt as to the procedure for acceptance, please contact The Information Helpline (if calling from anywhere other than the United States) or The Information Agent (if calling from within the United States) on the relevant telephone number set out on page 3 of this document.

PART D: PROCEDURE FOR ACCEPTANCE OF THE OFFER FOR HOLDERS OF RIVERDEEP
        SHARES

1.  Acceptance of the Offer

    If you are a holder of Riverdeep Shares, you will have also received a Form of Acceptance for use in connection with the Offer. This Part D should be read together with Part E of Appendix I to this document and the instructions and notes set out in the Form of Acceptance. The provisions of this Part D and Part E shall be deemed to be incorporated in, and form a part of, the Form of Acceptance. The instructions and notes printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

     (a) Completion of Form of Acceptance

        You should note that, if you hold Riverdeep Shares in both certificated and uncertificated form (that is to say, in CREST), you should complete a separate Form of Acceptance for each holding. In addition, you should complete a separate Form of Acceptance for Riverdeep Shares held in uncertificated form but under different Member Account IDs and a separate Form of Acceptance for Riverdeep Shares held in certificated form but under different designations. If you require additional Forms of Acceptance please contact The Information Helpline (if calling from anywhere other than the United States) or The Information Agent (if calling from within the United States) on the relevant telephone number set out on page 3 of this document.

         (i)   To accept the Offer in respect of all of your Riverdeep Shares

               To accept the Offer in respect of all of your Riverdeep Shares, you must complete Boxes 1 and 4 and, where appropriate, Boxes 3, 6, 7 and/or 8 (and, if your Riverdeep Shares are in CREST, Box
               5), in each case on page 3 of the Form of Acceptance.

         (ii) To accept the Offer in respect of less than all of your Riverdeep Shares

               To accept the Offer in respect of less than all of your Riverdeep Shares, you must insert in Box 1 on the Form of Acceptance such lesser number of Riverdeep Shares in respect of which you wish to accept the Offer in accordance with the instructions printed thereon. You should then follow the procedure set out in paragraph (i) above in respect of such lesser number of Riverdeep Shares. If you do not insert a number in Box 1 but you otherwise follow the procedure set out in paragraph (i) above, your acceptance will be deemed to be in respect of all of the Riverdeep Shares held by you.

         (iii) To elect for the Partial Share Alternative

               To elect to receive the Partial Share Alternative in respect of all or part of your Riverdeep Shares, you must complete Box 3 on page 3 of the Form of Acceptance.

         In all cases you must sign Box 4 of the enclosed Form of Acceptance in the presence of an independent witness who should also sign, in accordance with the instructions printed thereon.

         If you have any questions as to how to complete the Form of Acceptance, or you have lost your share certificates and/or other documents of title and require guidance, please contact The Information Helpline (if calling from anywhere other than the United States) or The Information Agent (if calling from within the United States) on the relevant telephone number set out on page 3 of this document.

     (b) Return of Form of Acceptance

         (i) To accept the Offer, the Form of Acceptance must be completed and returned (whether or not your Riverdeep Shares are held in CREST) by post or (during normal business hours only) by hand to the Irish Receiving Agent at the relevant address set out on page 3 of this document, as soon as possible and, in any event, so as to be received by no later than 3.00 p.m. (Irish time),
               10.00 a.m. (New York City time) on 24 February 2003. The completed Form of Acceptance should be accompanied, if your Riverdeep Shares are in certificated form, by the share certificate(s) for your Riverdeep Shares and/or other documents of title. A reply-paid envelope is enclosed for your convenience. No acknowledgement of receipt of documents will be given by or on behalf of Hertal. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any Riverdeep Shareholder will be delivered by or sent to or from him (or his designated agents) at his own risk.

         (ii) The availability of the Offer to persons not resident in Ireland may be affected by the laws of the relevant jurisdiction. Persons who are not resident in Ireland should obtain advice and observe any applicable requirements. The Offer is not being made, directly or indirectly, in or into any unlawful jurisdiction or by use of the mail in whatever form, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or e-mail) of interstate or foreign commerce, or of any facility of a national securities exchange, of an unlawful jurisdiction and the Offer should not be accepted by any such use, means, instrumentality or facility, or from within an unlawful jurisdiction and persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, forward, mail or transmit or send them in, into or from an unlawful jurisdiction. Doing so may render invalid any purported acceptance of the Offer by persons in any such jurisdictions.

     (c) Share certificates not readily available or lost

        If your Riverdeep Shares are in certificated form, a completed and signed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason the relevant share certificate(s) and/or the other document(s) of title is/are lost or not readily available, you should nevertheless complete, sign and return the Form(s) of Acceptance in the manner set out in paragraphs 1(a) and 1(b) of this Part D, above, so as to be received by the Irish Receiving Agent, by no later than 3.00 p.m. (Irish time),
        10.00 a.m. (New York City time) on 24 February 2003 together with any share certificate(s) and/or other document(s) of title which you may have available and a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title, as the case may be. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible. No acknowledgement of receipt of documents will be given. If you have lost your share certificate(s) and/or other document(s) of title, you should contact The Information Helpline (if calling from anywhere other than the United States) or The Information Agent (if calling from within the United States) on the relevant telephone number set out on page 3 of this document, for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned by post or (during normal business hours only) by hand, to the Irish Receiving Agent in the manner set out in paragraph 1(b) of this Part, above. If your share certificate(s) are not in your name, you should send by post or (during normal business hours only) by hand to the Irish Receiving Agent such other documents as establish your right to become the registered holder of the relevant Riverdeep Shares.

     (d) Additional procedures for Riverdeep Shares in uncertificated form (that is, in CREST)

         (i) If your Riverdeep Shares are in uncertificated form, you should insert in Box 5 of the enclosed Form of Acceptance the Participant ID and Member Account ID under which such Riverdeep Shares are held by you in CREST and otherwise complete and return the Form of Acceptance in the manner described in paragraphs 1(a) and (b) of this Part D, above. In addition, you should take (or procure to be taken) the action set out below in this paragraph 1(d) to transfer the Riverdeep Shares in respect of which you wish to accept the Offer to an escrow balance (i.e., a TTE Instruction) specifying the Irish Receiving Agent (in its capacity as a CREST participant under its Participant ID referred to below) as the escrow agent as soon as possible and, in any event, so that the TTE Instruction settles by no later than 3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on 24 February 2003.

         (ii) If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your Participant ID and the Member Account ID under which your Riverdeep Shares are held. In addition, only your CREST sponsor will be able to send the TTE Instruction to CRESTCo in relation to your Riverdeep Shares.

         (iii) You must send (or, if you are a CREST sponsored member, ensure that your CREST sponsor sends) a TTE Instruction to CRESTCo which is properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

              (1) the number of Riverdeep Shares to be transferred to an escrow balance;

              (2) your Member Account ID. This must be the same Member Account
                  ID as that inserted in Box 5 on page 3 of the Form of Acceptance;

              (3) your Participant ID. This must be the same Participant ID as that inserted in Box 5 on page 3 of the Form of Acceptance;

              (4) the Participant ID of the Irish Receiving Agent (in its
                  capacity as a CREST receiving agent). This is RA63;

              (5) the Member Account ID of the Escrow Agent (in its capacity as
                  CREST receiving agent). This is RIVERDEEP;

              (6) the Form of Acceptance reference number. This is the
                  reference number that appears at Box 5 on page 3 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE Instruction. Such insertion will enable the Irish Receiving Agent to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of this reference number for future reference;

              (7) the intended settlement date. This should be as soon as possible and, in any event, no later than 3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on 24 February 2003;

              (8) the Corporate Action Number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST; and

              (9) input with standard delivery instruction priority of 80.

         (iv) After settlement of the TTE Instruction, you will not be able to access the Riverdeep Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the Irish Receiving Agent will transfer the Riverdeep Shares concerned to itself in accordance with paragraph 1(e) of Part E of Appendix I to this document.

         (v) You are recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that each Form of Acceptance relates to only one transfer to escrow.

         (vi) If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number is included on the TTE Instruction, Hertal may treat any amount of Riverdeep Shares transferred to an escrow balance in favour of the Irish Receiving Agent from the Participant ID and Member Account ID identified in the TTE Instruction as relating to any Form(s) of Acceptance which relate(s) to the same Participant ID and Member Account ID (up to the amount of Riverdeep Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

         (vii) You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE Instruction in relation to your Riverdeep Shares to settle prior to 3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on 24 February 2003. In this regard, your attention is drawn, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

        (viii) Hertal will make an appropriate announcement if any of the details contained in this paragraph 1(d) alter for any reason.

     (e) Deposits of Riverdeep Shares into, and withdrawals of Riverdeep Shares from, CREST

        Normal CREST procedures (including timings) apply in relation to any Riverdeep Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form during the course of the Offer Period (whether any such conversion arises as a result of a transfer of Riverdeep Shares or otherwise). Holders of Riverdeep Shares who are proposing to convert any such Riverdeep Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Riverdeep Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfer to an escrow balance in the manner referred to in paragraph 1(d) above) prior to 3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on 24 February 2003.

2.  Information

    If, as a holder of Riverdeep Shares, you are in any doubt as to the procedure for acceptance, please contact The Information Helpline (if calling from anywhere other than the United States) or The Information Agent (if calling from within the United States) on the relevant telephone number set out on page 3 of this document. You are reminded that if you are a CREST sponsored member you should contact your CREST sponsor before taking any action.

PART E: FORM OF ACCEPTANCE

1. Without prejudice to the terms of the Form of Acceptance and the provisions of this Part E, each Riverdeep Shareholder who executes and lodges or who has executed and has lodged on his behalf, a Form of Acceptance with the Irish Receiving Agent irrevocably (and so as to bind himself, his heirs, successors and assigns):

     (a) accepts the Offer in respect of the number of Riverdeep Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance;

     (b) undertakes to execute any further documents, take any further action and give any further assurances which may be required to enable Hertal to obtain the full benefit of this Part E and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his acceptance of the Offer;

     (c) represents and warrants to Hertal, Goodbody Corporate Finance and JPMorgan that, unless he has written "NO" in Box 6 of the Form of
         Acceptance:

         (i) he has not received or sent copies or originals of this document, the Form of Acceptance or any related documents in, into, or from any unlawful jurisdiction;

         (ii) he has not used in connection with the Offer or the execution or delivery of the Form of Acceptance, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmissions, telex, telephone or e-mail) of interstate or foreign commerce of, or any facilities of a national securities exchange of any unlawful jurisdiction;

         (iii) in respect of the Riverdeep Shares to which the Form of Acceptance relates, he is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within any unlawful jurisdiction (unless such person has given all instructions with respect to the Offer from outside an unlawful jurisdiction);

         (iv) this document, the Form of Acceptance or any related offering documents have not been mailed or otherwise distributed or sent directly or indirectly in, into or from an unlawful jurisdiction and he is accepting the Offer from outside an unlawful jurisdiction; and

         (v) he has not signed the Form of Acceptance in any unlawful jurisdiction;

     (d) appoints, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Riverdeep Shareholder not having validly withdrawn his acceptance in accordance with the provisions of paragraph 6 of Part B to Appendix I of this document, Hertal, Goodbody Corporate Finance, JPMorgan and/or any of their respective directors as such shareholder's attorney and/or agent with an irrevocable instruction and authority to the attorney and/or agent to complete and execute all or any form(s) of transfer and/or other document(s) at the attorney's or agent's discretion in relation to the Riverdeep Shares in respect of which the Offer has been accepted in favour of Hertal or such other person or persons as Hertal or its agents may direct and to deliver such form(s) of transfer and/or other documents(s) together with the share certificate(s) and/or other document(s) of title relating to such Riverdeep Shares for registration within nine months of the Offer becoming unconditional in all respects and to do all such other acts and things as may in the opinion of such attorney and/or agent be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer, and to vest in Hertal or its nominee(s) the Riverdeep Shares to which such Form of Acceptance relates;

     (e) appoints the Irish Receiving Agent as such Riverdeep Shareholder's attorney and/or agent with an irrevocable instruction and authority to the attorney and/or agent subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Riverdeep Shareholder not having validly withdrawn his acceptance, to transfer to itself (or such other person or persons as Hertal or its agents may direct) by means of CREST all or any of the Relevant Riverdeep Shares (as defined in paragraph (f) of this Part E below) (but not exceeding the number of Riverdeep Shares in respect of which the Offer is accepted or deemed to be accepted);

     (f) appoints the Irish Receiving Agent as such Riverdeep Shareholder's attorney or agent with an irrevocable instruction and authority to the attorney and/or agent if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), to transfer all Relevant Riverdeep Shares to the original available balance of the accepting Riverdeep Shareholder. "Relevant Riverdeep Shares" means Riverdeep Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in this document and where the transfer(s) to escrow was or were made in respect of Riverdeep Shares held under the same Member Account ID and Participant ID as the Member Account ID and Participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance reference number, or a Form of Acceptance reference number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE Instruction concerned);

     (g) authorises and requests (subject to the Offer becoming unconditional in all respects and his not having validly withdrawn his acceptance):

         (i) Riverdeep or its agents to procure the registration of the transfer of the Riverdeep Shares in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Hertal or as it may direct;

         (ii) subject to the provisions of paragraph 9 of Part B of this Appendix I, if the Riverdeep Shares are in certificated form or if either of the provisos (aa) and (bb) to paragraph (g)(iii) of this Part E below apply, Hertal, Goodbody Corporate Finance or JPMorgan, or their respective agents, to procure the despatch by post (or by such other method as the Panel may approve) of the consideration to which he is entitled pursuant to his acceptance of the Offer, at his risk, to the person or agent whose name and address outside an unlawful jurisdiction is set out in Box 7 of the Form of Acceptance or, if none is set out, to the first named holder at his registered address outside an unlawful jurisdiction; and

         (iii) if the Riverdeep Shares concerned are in uncertificated form, Hertal or its agents to procure the creation of an assured payment obligation in favour of the Riverdeep Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which such shareholder is entitled under the Offer provided that (aa) Hertal may (if, for any reason, it wishes so to do) determine that all or part of any such cash consideration shall be paid by cheque despatched by post, and (bb) if any Riverdeep Shareholder concerned is a CREST member whose registered address is in an unlawful jurisdiction, any cash consideration to which such shareholder is entitled shall be paid by cheque despatched by post and, in each case, paragraph (ii) above shall apply;

     (h) subject to the Offer becoming unconditional in all respects (or if the Offer would become unconditional in all respects or lapse immediately upon the outcome of the resolution in question) and in all other circumstances as the Panel may permit:

         (i) authorises Hertal or its agent to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general meeting of Riverdeep) attaching to any Riverdeep Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn;

         (ii) authorises the sending of any notice, circular, warrant, document or other communication which may be required to be sent to him as a Riverdeep Shareholder in respect of such shares (including any share certificate(s) or other document(s) of title issued as a result of conversion of such Riverdeep Shares into certificated form) to Hertal at its registered office;

         (iii) authorises any director of, or person authorised by, Hertal, Goodbody Corporate Finance or JPMorgan to sign any document and do such things as may in the opinion of such agent and/or attorney seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Riverdeep Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by Hertal to attend general and separate class meetings of Riverdeep (and any adjournments thereof) and attending any such meeting and exercising the votes attaching to the Riverdeep Shares referred to in paragraph (i) of this paragraph (h) of this Part E on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer);

         (iv) agrees not to exercise any of such rights without the consent of Hertal and irrevocably undertakes not to appoint a proxy for or to attend such general or separate class meetings in respect of such Riverdeep Shares; and

         (v) covenants, agrees, represents and warrants that he is irrevocably and unconditionally entitled to transfer the Riverdeep Shares in respect of which the Offer is accepted or deemed to be accepted and that the entire legal and beneficial interests in such Riverdeep Shares will be acquired under the Offer free from all liens, equities, charges, encumbrances, rights of pre-emption and other third party rights and other interests of any kind whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid after the date hereof;

     (i) undertakes that he will deliver, or procure the delivery of, to the Irish Receiving Agent, his share certificate(s) and/or other document(s) of title in respect of the Riverdeep Shares (which are in certificated form) in respect of which the Offer has been accepted, or is deemed to have been accepted and not validly withdrawn, or an indemnity acceptable to Hertal in lieu thereof, as soon as possible and in any event within six months of the Offer becoming, or being declared unconditional in all respects;

     (j) undertakes that he will give or procure the giving, in accordance with the terms contained in this document, of an instruction to transfer those of the Riverdeep Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn which are held by him in uncertificated form in CREST to an escrow balance within the member's account in accordance with the facilities and requirements of CRESTCo, as soon as possible and, in any event, so that the transfer to escrow settles within six months of the Offer becoming, or being declared unconditional in all respects;

     (k) undertakes that in the event that, for any reason, any Riverdeep Shares in respect of which a transfer to an escrow balance has been effected in accordance with the terms contained in this document are converted to certificated form (without prejudice to paragraph (ii) of paragraph (g) of this Part E, above) he will immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Riverdeep Shares as so converted to the Irish Receiving Agent at the relevant address set out on page 3 of this document.

     (l) agrees that the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payments arrangements as referred to in paragraph (iii) of paragraph (g) of this Part E shall, to the extent of the obligation so created, discharge in full any obligation of Hertal to pay to him the cash consideration to which he is entitled pursuant to the Offer;

     (m) agrees that without prejudice to paragraph (c) of this Part E, the execution of a Form of Acceptance constitutes an authority to Hertal or any director of Hertal, Goodbody Corporate Finance, JPMorgan and/or their respective agents within the terms of paragraph 7(a) of Part B of this Appendix I;

     (n) agrees that the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly and that on execution the Form of Acceptance will take effect as a deed;

     (o) agrees that, if any provisions of this Appendix I shall be unenforceable or invalid or shall not operate so as to afford Hertal, Goodbody Corporate Finance, JPMorgan and/or the Irish Receiving Agent and/or any director or agent of either of them the benefit of any authority expressed to be given therein, he shall, with all practicable speed, do all such acts and things and execute all such documents and give all such assurances that may be required or desirable to enable Hertal, Goodbody Corporate Finance, JPMorgan and/or the Irish Receiving Agentand/or any director or agent of any of them to secure the full benefit of this Appendix I;

     (p) undertakes, subject to the Offer becoming or being declared unconditional in all respects, to do all such acts and things and execute any further documents and to give any further assurances that may be required in connection with the effective transfer of his Riverdeep Shares in respect of which the Offer shall have been accepted or deemed to have been accepted and authorises and requests any director of Hertal, Goodbody Corporate Finance or JPMorgan to complete and execute on his behalf an instrument of transfer in favour of Hertal (or as it may direct) of any Riverdeep Shares in respect of which the Offer is accepted or deemed to have been accepted and to do any other acts or things that may be necessary or expedient for the purpose of vesting such Riverdeep Shares referred to in paragraph (a) of this Part E in Hertal, its nominees or such other persons as it may direct and all such acts and things as may be necessary or expedient to enable the Irish Receiving Agent to perform its obligations as the Irish Receiving Agent for the purposes of the Offer;

     (q) agrees to ratify everything which may be done or effected by any director of, or person authorised by, Hertal, Goodbody Corporate Finance, JPMorgan or by the Irish Receiving Agent (as escrow agents) or any of their respective agents in the proper exercise of any of the powers and/or authorities under this Part C and to indemnify each such person against any losses arising therefrom; and

     (r) agrees that the execution of the Form of Acceptance constitutes his submission to the jurisdiction of the courts of Ireland in relation to all matters arising in connection with the Offer and the Form of Acceptance.

2. References in this Part E to a Riverdeep Shareholder shall include references to the person or persons executing Forms of Acceptance and, in the event of more than one person executing Forms of Acceptance, the provisions of this Part E shall apply to them jointly and to each of them.

                                  APPENDIX II

--------------------------------------------------------------------------------

  INFORMATION ON HERTAL, ALCHEMY PARTNERS (GUERNSEY) LIMITED AND MSD CAPITAL

PART A: INFORMATION ON HERTAL

1   Directors

     1.1 The Directors of Hertal are Niall McFadden and Anthony Mulderry.

     1.2 It is intended that once the Offer becomes or is declared unconditional in all respects, Barry O'Callaghan, Anthony Borden, Patrick McDonagh, two Alchemy Directors and the MSD Director will join the board of directors of Hertal.

2   Incorporation and Registered Office

     2.1 Hertal was incorporated in Ireland on 20 November 2002 as a public limited company with the name Volponi plc and changed its name to Hertal Acquisitions plc on 12 December 2002.

     2.2 The registered office of Hertal is 30 Herbert Street, Dublin 2, Ireland and its registered number is 364049.

3   Share Capital

    Paragraphs 3.1 to 3.6 set out details of the pre-Offer reorganisation of the share capital of Hertal.

    . Paragraph 3.1 sets out details of the initial subscribers to the memorandum and articles of association of Hertal, being 7 in number as this is the minimum requirement for a public limited company under Irish law.

    . Paragraph 3.2 details two initial share transfers resulting in Barry O'Callaghan and Patrick McDonagh each owning the same number of Hertal Shares.

    . Paragraph 3.3 details a series of steps taken to redenominate the share capital of Hertal into US Dollars.

    . Paragraphs 3.4 to 3.6 detail a series of steps taken to sub-divide the issued share capital of Hertal into shares of US$0.01 each and to redesignate such shares as non-voting deferred redeemable ordinary shares in order that, following the completion of the Acquisition Agreements, none of the shares in issue prior to such completion would carry any voting rights and, in due course, could be redeemed.

    . Paragraph 3.7 sets out a summary of the current issued share capital of Hertal.

    . Paragraph 3.8 sets out details of a resolution of the directors to redeem the deferred redeemable ordinary shares.

    . Paragraph 3.9 sets out a summary of the fully diluted equity share capital of Hertal following completion of the Offer.

     3.1 Incorporation and post-incorporation allotments and transfers

         3.1.1 On the date of its incorporation on 20 November 2002, the authorised share capital of Hertal was (Euro)100,000,000 divided into 100,000,000 ordinary shares of (Euro)1.00 each, of which 7 ordinary shares of (Euro)1.00 each were in issue and held as follows:

                 Shareholder     Shares

                 Tim Scanlon*    1 ordinary share of (Euro)1.00
                 Edward Miller*  1 ordinary share of (Euro)1.00
                 Fergus Bolster* 1 ordinary share of (Euro)1.00
                 Colm Rafferty*  1 ordinary share of (Euro)1.00
                 Eleanor Daly+   1 ordinary share of (Euro)1.00
                 Neil Keenan+    1 ordinary share of (Euro)1.00
                 Nicola Molloy+  1 ordinary share of (Euro)1.00

               * held on trust for Barry O'Callaghan
               + held on trust for Patrick McDonagh

         3.1.2 On 11 December 2002, 38,093 ordinary shares of (Euro)1.00 each were issued and allotted to Barry O'Callaghan.

     3.2 Transfers

         3.2.1 On 11 December 2002, 1 ordinary share of (Euro)1.00 was transferred from Tim Scanlon to Barry O'Callaghan.

         3.2.2 On 17 January 2003, 19,047 ordinary shares of (Euro)1.00 each were transferred from Barry O'Callaghan to Patrick McDonagh.

     3.3 Redenomination of the share capital into US Dollars

        On 17 January 2003:

         3.3.1 by special resolution in writing of all the members, the authorised share capital of Hertal was increased from
               (Euro)100,000,000 to (Euro)100,000,000 and US$1,000,000,000 by
               the creation of a further 1,000,000,000 ordinary shares of US$1.00 each to rank pari passu in all respects with the existing authorised and issued ordinary shares of (Euro)1.00 each.

         3.3.2 38,100 ordinary shares of US$1.00 each were issued and allotted as follows:

              Allottee          Shares

              Edward Miller*    1 ordinary share of US$1.00
              Fergus Bolster*   1 ordinary share of US$1.00
              Colm Rafferty*    1 ordinary share of US$1.00
              Eleanor Daly+     1 ordinary share of US$1.00
              Neil Keenan+      1 ordinary share of US$1.00
              Nicola Molloy+    1 ordinary share of US$1.00
              Barry O'Callaghan 19,047 ordinary shares of US$1.00
              Patrick McDonagh  19,047 ordinary shares of US$1.00

               * held on trust for Barry O'Callaghan
               + held on trust for Patrick McDonagh

         3.3.3 by special resolution in writing of all the members, the 38,100 ordinary shares of (Euro)1.00 in issue were converted to 38,100 redeemable ordinary shares of (Euro)1.00 each.

         3.3.4 the issued 38,100 redeemable ordinary shares of (Euro)1.00 each were redeemed at par from the proceeds of the issue of 38,100 ordinary shares of US$1.00 each, referred to in paragraph 3.3.2, above.

         3.3.5 by special resolution in writing of all the members, the authorised share capital of Hertal denominated in Euro was cancelled.

     3.4 Pre-Announcement Reorganisation

         3.4.1 On 17 January 2003 by a series of special resolutions in writing of all the members:

              (a) 999,961,900 of the authorised but unissued ordinary shares of
                  US$1.00 each in the capital of Hertal were subdivided into 99,996,190,000 ordinary shares of US$0.01 each and the 38,100 authorised and issued ordinary shares of US$1.00 each were subdivided into 3,810,000 ordinary shares of US$0.01 each;

              (b) 3,810,000 of the authorised but unissued ordinary shares of
                  US$0.01 each in the capital of Hertal were redesignated as 3,810,000 deferred redeemable ordinary shares of US$0.01 each;

              (c) 3,809,400 of the authorised but unissued ordinary shares of
                  US$0.01 each in the capital of Hertal were redesignated as 3,809,400 A ordinary shares of US$0.01 each;

              (d) the 600 issued ordinary shares of US$0.01 each in the capital of Hertal held by Edward Miller, Fergus Bolster, Colm Rafferty, Eleanor Daly, Neil Keenan and Nicola Molloy (100 shares each) were redesignated as deferred redeemable ordinary shares of US$0.01 each; and

              (e) the 3,809,400 issued ordinary shares of US$0.01 each in the capital of Hertal held by Barry O'Callaghan and Patrick McDonagh (1,904,700 each) were redesignated as A ordinary shares of US$0.01 each

         3.4.2 The A ordinary shares of US$0.01 each rank pari passu with the ordinary shares of US$0.01 each in all respects.

         3.4.3 The deferred redeemable ordinary shares have the following rights and restrictions attaching thereto:

              (a) the holders of deferred redeemable ordinary shares of US$0.01 each shall not be entitled to receive notice of general meetings of Hertal or to vote thereat;

              (b) the holders of deferred redeemable ordinary shares of US$0.01 each shall not be entitled to receive dividends or to participate in any distribution of profits of Hertal; and

              (c) the deferred redeemable ordinary shares of US$0.01 each may not be redeemed at a price per share in excess of the US$ equivalent of (Euro)0.01 at the time of redemption.

     3.5 Conditional Redesignation

         On 17 January 2003, a special resolution in writing of the members was passed with the effect that upon the allotment of the 60,940,373 ordinary shares of US$0.01 each, in aggregate, to Barry O'Callaghan, Patrick McDonagh and Lifetime Learning Limited pursuant to completion of the Acquisition Agreements, all of the A ordinary shares of US$0.01 each held by Barry O'Callaghan (being 1,904,700 A ordinary shares of US$0.01 each) and Patrick McDonagh (being 1,904,700 A ordinary shares of US$0.01 each) be automatically and immediately redesignated as 3,809,400 deferred redeemable ordinary shares of US$0.01 each, and that the rights attaching thereto be varied accordingly.

     3.6 Acquisition Agreements

         3.6.1 Pursuant to the Acquisition Agreements, the following numbers of ordinary shares of US$0.01 each in the capital of Hertal were issued and allotted to Barry O'Callaghan, Patrick McDonagh and Lifetime Learning Limited in consideration for the transfer by them of their Riverdeep Shares to Hertal as follows:

                                       Ordinary      Riverdeep
                                       Shares of       Shares
                                        US$0.01     Transferred
                                         Each     as Consideration
                                       ---------- ----------------
             Barry O'Callaghan         30,470,186    10,825,966
             Patrick McDonagh          27,727,870    45,814,407
             Lifetime Learning Limited  2,742,317     4,300,000
             Aggregate                 60,940,373    60,940,373

         3.6.2 Consequent upon the allotment of the shares referred to at paragraph 3.6.1 above, all of the A ordinary shares of US$0.01 each held by Barry O'Callaghan (being 1,904,700 A ordinary shares of US$0.01 each) and Patrick McDonagh (being 1,904,700 A ordinary shares of US$0.01 each) were automatically and immediately redesignated as 3,809,400 deferred redeemable ordinary shares of US$0.01 each in accordance with the resolution referred to at paragraph 3.5 above.

     3.7 Summary

        The current share capital of Hertal is as follows:

         3.7.1 Authorised share capital

               US$1,000,000,000 divided into 99,992,380,600 ordinary shares of US$0.01 each, 3,809,400 A ordinary shares of US$0.01 each and 3,810,000 deferred redeemable ordinary shares of US$0.01 each.

         3.7.2 Issued share capital

              (a) 60,940,373 ordinary shares of US$ 0.01 each held as follows:

      Shareholder               Shares
      Barry O'Callaghan         30,470,186 ordinary shares of US$0.01 each
      Patrick McDonagh          27,727,870 ordinary shares of US$0.01 each
      Lifetime Learning Limited 2,742,317 ordinary shares of US$0.01 each

              (b) 3,810,000 deferred redeemable ordinary shares of US$ 0.01 each held as follows;

           Barry O'Callaghan 1,904,700 deferred redeemable ordinary
                               shares of US$0.01 each
           Patrick McDonagh  1,904,700 deferred redeemable ordinary
                               shares of US$0.01 each
           Edward Miller*    100 deferred redeemable ordinary shares
                               of US$0.01 each
           Fergus Bolster*   100 deferred redeemable ordinary shares
                               of US$0.01 each
           Colm Rafferty*    100 deferred redeemable ordinary shares
                               of US$0.01 each
           Eleanor Daly+     100 deferred redeemable ordinary shares
                               of US$0.01 each
           Neil Keenan+      100 deferred redeemable ordinary shares
                               of US$0.01 each
           Nicola Molloy+    100 deferred redeemable ordinary shares
                               of US$0.01 each

                  * held on trust for Barry O'Callaghan
                  + held on trust for Patrick McDonagh

     3.8 Redemption of the deferred redeemable ordinary shares

         3.8.1 On 17 January 2003, pursuant to the authorisation and direction of the members (by written resolution of the same date), the directors resolved:

              (a) that the 3,810,000 issued deferred redeemable ordinary shares of US$0.01 each be redeemed at a redemption price per share not greater than the US$ equivalent of (Euro)0.01 at the time of such redemption, such redemption and repayment of capital to be effected wholly out of that part of the proceeds of the subscription by Alchemy Partners (Guernsey) Limited for 32,897,017 ordinary shares of US$0.01 each (to be completed upon the Offer becoming or being declared unconditional in all respects) designated for such redemption;

              (b) that such redemption is to occur on the earliest date that the directors are satisfied that such redemption will not result in the number of members of Hertal falling below the minimum number of 7 members as required by the Companies Act, 1963; and

              (c) immediately after such redemption that the said 3,810,000 deferred redeemable ordinary shares of US$0.01 each, so redeemed, be cancelled.

     3.9 Post-completion of the Offer

         Upon completion of the Offer, the fully diluted equity share capital of Hertal (assuming the Partial Share Alternative is fully subscribed) will be held or reserved as follows:

                                                                     % of the
                                                                   fully diluted  Number of
                                                                   equity share    Hertal
Beneficial Holders                                                    capital      Shares
Alchemy Partners (Guernsey) Limited                                    22.9%      32,897,017
Barry O'Callaghan                                                      21.2%      30,470,186
Patrick McDonagh (and Lifetime Learning Limited)                       21.2%      30,470,187
Riverdeep Shareholders who elect for the Partial Share Alternative     15.0%      21,500,000
Holders of options under the Hertal Share Option Scheme                12.5%      17,958,625
MSD Capital                                                             5.2%       7,502,983
Warrants held by parties associated with providers of Mezzanine
  Debt                                                                  2.0%       2,870,000
Total                                                                   100%     143,668,998

4   Financing

    The Cash Offer will be financed by the loan note and equity subscriptions by Alchemy Partners (Guernsey) Limited and MSD Capital pursuant to the Shareholders Agreement (as described in paragraph 5, below) and debt facilities made available to Hertal by Barclays Bank PLC and The Royal Bank of Scotland plc pursuant to the Senior Credit Agreement, the Mezzanine Loan Agreement and the Bridging Facility Letter (as described in paragraph 6.4 below)

5   Shareholders and Management Arrangements

     5.1 On 18 January 2003, Hertal, Hertal Investments, Alchemy Partners (Guernsey) Limited, MSD Capital, Barry O'Callaghan, Patrick McDonagh, Lifetime Learning Limited, Anthony Mulderry, Joseph Roberts, Anthony Bordon, RBSM (Investments) Limited and Barclays RVCF Investments Limited entered into a shareholders agreement relating to the affairs of Hertal. The Shareholders Agreement provides, amongst other things, for the following:

         5.1.1 upon the Offer becoming or being declared unconditional in all respects, the subscription by the Investors for loan notes (as constituted under the Loan Note Instrument) and Hertal Shares, as follows:

                                                                   Number of
                                                              Hertal Shares to be
                                     Aggregate Amount to be    Subscribed At Par
                                    Subscribed for Loan Notes at Equity Completion
                                    ------------------------- --------------------
Alchemy Partners (Guernsey) Limited    Up to US$87,361,530         32,897,017
                                         (in two tranches)
MSD Capital                            US$19,924,970                7,502,983

               In addition, warrants to subscribe for 2,870,000 Hertal Shares will be issued to RBSM (Investments) Limited and Barclays RVCF Investments Limited pursuant to the Mezzanine Warrant Instrument further details of which are set out at paragraph 6.7 of this Part A of Appendix II;

         5.1.2 the provision of financial and management information in relation to Hertal to each of the Investors, Barry O'Callaghan and Patrick McDonagh;

         5.1.3 the appointment of the two Alchemy Directors (one of which shall be designated as the "Nominated Alchemy Director"), the MSD Director and one director each by Barry O'Callaghan and Patrick McDonagh and the removal/replacement of those nominees/appointees;

         5.1.4 that certain transactions and matters (including the disposal of significant assets, the payment of dividends, the appointment and removal of directors and the appointment of auditors) may only be carried out with the express written consent of the Nominated Alchemy Director, Patrick McDonagh and Barry O'Callaghan; and

         5.1.5 the giving of certain warranties in relation to Riverdeep by Barry O'Callaghan, Patrick McDonagh, Anthony Mulderry, Anthony Bordon and Joseph Roberts to the Investors.

     5.2 In addition, the Shareholders Agreement provides for the adoption of the New Articles upon the Equity Completion. Together, the Shareholders Agreement and the New Articles will, from the date of the Equity Completion, regulate and restrict the transferability of Hertal Shares. In respect of any transfer of Hertal Shares, the board of directors of Hertal may also require a transferee to execute a deed of adherence to the Shareholders Agreement. Generally, Hertal Shareholders shall not be permitted to transfer any interest in Hertal Shares without first having notified Hertal of the proposed transfer. On receipt of such notice Hertal shall, in accordance with the New Articles, offer such Hertal Shares to the other Hertal Shareholders pro-rata to their holding of Hertal Shares at the price set out in the notice. However, this restriction on transferability will not apply in certain circumstances, including the following:

         5.2.1 a Hertal Shareholder which is a body corporate may transfer Hertal Shares to a member of the same group provided that the transferee undertakes to transfer such Hertal Shares to another member of the same group if the transferee ceases to be a member of that group;

         5.2.2 a Hertal Shareholder who is an individual may transfer Hertal Shares to certain family members and family trusts provided, in each case, that the prior written consent of the Nominated Alchemy Director has been obtained and provided further that the aggregate number of Hertal Shares transferred does not exceed 20% of the total number of Hertal Shares held by such Hertal Shareholder on or immediately after the Equity Completion;

         5.2.3 Hertal Shares may also be transferred by a Hertal Shareholder who holds Hertal Shares as nominee or trustee for a unit trust or limited partnership or by a Hertal Shareholder that is a limited liability company or limited partnership which is providing a vehicle for institutional investors or high net worth individuals to either another nominee or trustee for such partnership or trust or company or by way of a distribution to the investors under those kinds of collective investment schemes. Transfers to new collective investment schemes managed or advised by the manager or adviser of the former schemes are also permitted;

         5.2.4 Barry O'Callaghan may be required in some circumstances to transfer Hertal Shares to satisfy any liability he may have for a claim for a breach of the warranties given by him in the Shareholders Agreement as referred to in paragraph 5.1.5 (above);

         5.2.5 Barry O'Callaghan and Patrick McDonagh may transfer Hertal Shares held by them for bona fide tax planning reasons provided that they have obtained the prior written consent of the Nominated Alchemy Director, in the case of Barry O'Callaghan, or the prior written approval of the board of directors of Hertal, in the case of Patrick McDonagh (such consents not to be unreasonably withheld or delayed in either case), and provided further (in either case) that such transfer would not give rise to a change of control (as such term is defined in the Senior Credit Agreement);

         5.2.6 Patrick McDonagh and Barry O'Callaghan may each transfer up to 20 per cent. of their joint aggregate holding of Hertal Shares with the prior written consent of the Nominated Alchemy Director;

         5.2.7 each Hertal Shareholder (other than employees or consultants of Hertal or its subsidiaries, Barry O'Callaghan and Patrick McDonagh, their respective Permitted Transferees who are also Hertal Shareholders, Lifetime Learning Limited and the Investors ("Restricted Shareholders")) is entitled to transfer in each calendar year up to 70,000 Hertal Shares in aggregate registered in his/her/its name to any person approved in advance by the board of directors of Hertal. The board of directors of Hertal may refuse approval of any proposed transferee who is a competitor of Hertal or any of its subsidiaries, a person with whom Hertal or any of the subsidiaries has or has previously had a material business relationship, or a person who has an aggregate shareholding in Hertal at the relevant time in excess of 1 per cent. of the then issued share capital of Hertal (other than Patrick McDonagh, Barry O'Callaghan and the Investors) or is any other person whom the board of directors of Hertal believe it is not in the best interests of Hertal to have as a shareholder. The board of directors of Hertal may also require a transferee to execute a deed of adherence to the Shareholders Agreement. If Hertal Shareholders do propose to transfer Hertal Shares representing more than 1 per cent. of the aggregate issued share capital of Hertal to any of Barry O'Callaghan, Patrick McDonagh or either or both of the Investors under this provision, then such Hertal Shares which have been transferred must be offered for sale by the transferee to all such persons pro rata to their respective existing holdings of Hertal Shares at the same price per Hertal Share;

         5.2.8 any person who is not a Restricted Shareholder and who acquires Hertal Shares pursuant to the Partial Share Alternative on or before the Offer becomes or is declared unconditional in all respects, but who holds such Hertal Shares through Davy Nominees Limited, may, after the date on which the Offer becomes or is declared unconditional in all respects, transfer the beneficial interest in such Hertal Shares to another person who acquired Hertal Shares pursuant to the Partial Share Alternative and also holds such Hertal Shares through Davy Nominees Limited; and

         5.2.9 a Hertal Shareholder who is an employee or consultant of Hertal or its subsidiaries (other than Patrick McDonagh, Barry O'Callaghan or their Permitted Transferees who are also Hertal Shareholders) may be required by the board of directors of Hertal, acting on the

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

               recommendation of the remuneration committee of the board of directors of Hertal, to offer his Hertal Shares for sale if he ceases to be an employee of Hertal or any of its subsidiaries.

     5.3 The Shareholders Agreement and the New Articles also set out certain circumstances under which all or certain Hertal Shareholders can be required to dispose of their investment in Hertal, including the following:

         5.3.1 until the fifth anniversary of the date of the Equity Completion, Barry O'Callaghan and/or Patrick McDonagh may require the Investors and Warrantholders (but not other Hertal Shareholders) to transfer all their Hertal Shares either to Barry O'Callaghan and/or Patrick McDonagh (or any person or persons connected with them) or to a third party or parties where the transferee(s) have offered to acquire such shares, provided that the Investors receive cash proceeds giving them the higher of (i) an aggregate internal rate of return on their investment in Hertal of 30 per cent. (assuming the internal rate of return is calculated in US Dollars); (ii) an aggregate internal rate of return on their investment in Hertal of 25 per cent. (assuming the internal rate of return is calculated in US Dollars but converted into Pounds Sterling); and (iii) twice their investment cost;

         5.3.2 where (a) the Investors are required to transfer all their Hertal Shares in the circumstances referred to in paragraph
               5.3.1 above; (b) the purchaser of the relevant Hertal Shares is either (i) connected with any of Barry O'Callaghan, Patrick McDonagh, Hertal, Hertal Investments or a member of the Wider Riverdeep Group; or (ii) Hertal or any member of the Hertal Group; (iii) any person with whom Barry O'Callaghan, Patrick McDonagh, Hertal, any member of the Hertal Group or any connected person of Patrick McDonagh and/or Barry O'Callaghan has an agreement, understanding or arrangement in relation to the subsequent sale of Hertal Shares; or (iv) is issued with further Hertal Shares or acquires Hertal Shares from Barry O'Callaghan or Patrick McDonagh, in either case during the period of twelve months following the date on which the Investors originally transferred their Hertal Shares; and (c) there is a relevant trigger event as a result of which the value of each Hertal Share is determined to be greater than the amount the Investors received for their Hertal Shares on the original transfer by them, the Investors shall be entitled to receive from the person who originally acquired their Hertal Shares an amount equal to 75 per cent. of the uplift in value (if the relevant trigger event occurs within six months of the original transfer by the Investors) or 50 per cent. of the uplift in value (if the relevant trigger event occurs more than six months but less then 12 months after the original transfer by the Investors). The trigger events referred to in (c) above are (i) a sale or an agreement for the sale of 50 per cent. or more of the share capital of Hertal or any of its subsidiaries which holds substantially all of the assets of Hertal and its subsidiaries or an application for a listing of Hertal Shares;
               (ii) a sale of all or substantially all of the business and assets of Hertal and its subsidiaries; (iii) the sale of Hertal Shares by a Connected Transferee, Barry O'Callaghan and/or Patrick McDonagh or their Permitted Transferees; (iv) the issue of any Shares in Hertal, other than pursuant to a rights issue or an issue of shares which an independent investment bank certifies is at market value where such issue of shares is to a person who is then, or becomes, a person who falls into one of the categories referred to at (b) above, in each case within the period of twelve months following the original transfer by the Investors. The Warrantholders are also entitled to benefit from these provisions in respect of any warrants over Hertal Shares which they were required to transfer at the same time as the Investors in the manner referred to in paragraph 5.3.1 above. Other Hertal Shareholders do not benefit from this provision because they cannot be required to transfer their shares in the manner referred to in paragraph 5.3.1;

         5.3.3 for the first 60 days after the fifth anniversary of the date of the Equity Completion, Patrick McDonagh and Barry O'Callaghan are entitled to make an offer for the entire issued share capital of Hertal. Thereafter the Investors are entitled to market Hertal with a view to obtaining a sale or a listing of the Hertal Shares. At any time after the fifth anniversary of Completion, an Investor or Investors holding a majority of the Hertal Shares held by the Investors is/are entitled to procure an offer for the entire issued share capital of Hertal and, provided any such offeror is not an entity in which Alchemy Partners (Guernsey) Limited has a direct or indirect interest representing more than 5 per cent. of its economic value, the Investor procuring such offer is entitled to require all other Hertal Shareholders to transfer all their Hertal Shares;

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

         5.3.4 in circumstances where Hertal Shareholders holding between them at least 75 per cent. of the Hertal Shares (including, if they still are Hertal Shareholders, Barry O'Callaghan, Patrick McDonagh and the holders of the majority of the Hertal Shares held by the Investors) and procure an offer for all Hertal Shares, all other Hertal Shareholders can be required to transfer all their Hertal Shares. In the circumstances where the third party purchaser is connected to such Hertal Shareholders who procured the offer, the purchaser shall obtain an opinion from an investment bank that the terms of the offer are fair and reasonable;

         In the event that Barry O'Callaghan, Patrick McDonagh or Lifetime Learning Limited propose to transfer any of the Hertal Shares held by them other than to a Permitted Transferee or in the circumstances contemplated at paragraphs 5.2.1 to 5.2.8 above, this paragraph 5.3 and Warranty Transfers referred to in paragraph 5.4 below, they will procure that the proposed purchaser makes an offer to buy a proportion of the Hertal Shares held by each Hertal Shareholder equal to the proportion of their holding of Hertal Shares being sold for equivalent consideration. This offer shall also be extended to the Warrantholders; and

         The transfers contemplated in this paragraph 5.3 shall not be subject to the notification and offer round obligations described in paragraph
         5.2 (above).

     5.4 The Senior Employees, Barry O'Callaghan and Patrick McDonagh have each agreed that they will not transfer any Hertal Shares held by them other than with the prior written consent of the Nominated Alchemy Director or in the circumstances referred to in paragraphs 5.2.2 to
         5.2.8 and paragraphs 5.3.1 to 5.3.4 (inclusive) (save by way of security to a bank to secure monies lent by that bank for the purposes of subscribing for Hertal Shares). This restriction insofar as it relates to Patrick McDonagh shall remain until the fifth anniversary of Completion or, if longer, the period during which any loan notes issued to the Investors pursuant to the Loan Note Instrument referred to in paragraph 6 (below) remain outstanding. This restriction shall not apply to certain transfers ("Warranty Transfers") by Barry O'Callaghan, at his election, to satisfy certain liabilities he may have for a claim for breach of the warranties given by him in the Shareholders Agreement referred to in paragraph 5.1.5 (above) provided the notification and offer round obligations referred to in paragraph
         5.2 (above) are complied with. Patrick McDonagh has agreed to procure that Lifetime Learning Limited will also be bound by the restriction in as far as it relates to Patrick McDonagh.

     5.5 Pursuant to the New Articles and in the event that there is a sale or a listing of Hertal on or before the fifth anniversary of the date of the Equity Completion, the Investors shall pay to Hertal an amount equal to 15 per cent. of the proceeds received by them which is in excess of three times their aggregate investment for shares and/or loan notes in Hertal and its subsidiaries (including additional investments and the costs of investment and realisation). This payment will be for the benefit of every Hertal Shareholder who is a Hertal Shareholder immediately prior to the relevant sale or listing other than the Investors and Warrantholders. The payment will be made on a pro rata basis to the number of Hertal Shares held by the Hertal Shareholders at the time of the sale or listing and will be made on receipt by Hertal from the Investors of cash proceeds from the sale or the listing.

     5.6 No payment may be made by Hertal by way of dividend or other distribution unless permitted under the Senior Credit Agreement and the Mezzanine Loan Agreement. Following repayment in full of all the amounts due under the Senior Credit Agreement and the Mezzanine Loan Agreement and of the loan notes issued pursuant to the Loan Note Instrument, Hertal shall pay an annual dividend to Hertal Shareholders (subject to sufficient reserves being available) amounting to not less than 50 per cent. of the net consolidated profits of Hertal and its subsidiaries (or such lower amount as Alchemy Partners (Guernsey) Limited may notify Hertal).

     5.7 In the event that Hertal or its subsidiaries is in default or in certain circumstances is likely to be in default of the Senior Credit Agreement, the Mezzanine Loan Agreement and/or the Loan Note Instrument, there are provisions in the Shareholders Agreement which provide for a restructuring committee of the board of directors of Hertal to be formed and, depending on the circumstances of the default, that committee or the board of directors of Hertal can require certain remedial action to be taken. In such cases Patrick McDonagh and Barry O'Callaghan are required to vote in favour of any remedial actions proposed to the extent reasonable in the circumstances giving rise to the default.

     5.8 The Shareholders Agreement obliges each of Barry O'Callaghan and the Senior Employees to enter into deeds of variation of their service agreements on the date of the Equity Completion. The main terms of these deeds of variation (when read in conjunction with the original service agreements) are as follows:

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

         5.8.1 Barry O'Callaghan and each Senior Employee's employment may be terminated by 12 months' notice from either party;

         5.8.2 Barry O'Callaghan and each Senior Employee is subject to certain restrictive covenants lasting for 12 months from the date of termination of employment;

         5.8.3 Barry O'Callaghan and each Senior Employee's service agreement may be terminated summarily for any material breach of the Shareholders Agreement (which the relevant person knew to be a material breach) which is not rectified by Barry O'Callaghan or the relevant Senior Employee (as the case may be) within ten days of notification of the breach; and

         5.8.4 Barry O'Callaghan and each Senior Employee's service agreement may be transferred to other companies within the Wider Riverdeep Group.

     5.9 Other than as set out in the deeds of variation referred to in paragraph 5.8 (above), the terms of Barry O'Callaghan's and the Senior Employees' existing service agreements will remain materially unchanged.

    5.10 Barry O'Callaghan and each of the Senior Employees have given commitments to Hertal and to the Investors not to, amongst other things, compete with the Hertal Group during or for a specified period after their employment with the Hertal Group has terminated. This commitment can be waived by the Nominated Alchemy Director or by the board of directors of Hertal in circumstances when the person involved is to become an employee of a company in which Alchemy has a 10 per cent. or greater interest.

    5.11 The New Articles also contain, amongst other things, the following provisions:

        5.11.1 no shares in Hertal will be issued without such shares being offered to all Hertal Shareholders pro rata to their holding (for the time being) of Hertal Shares. This will not apply to:

              (a) the grant of options (and issue of shares on their exercise)
                  issued pursuant to the Hertal Share Option Scheme);

              (b) the issue of Hertal Shares pursuant to the Underwriting
                  Agreement;

              (c) the issue of warrants (and issue of shares on their exercise)
                  pursuant to the Mezzanine Warrant Instrument; or

              (d) the issue of shares approved by the Nominated Alchemy
                  Director, Patrick McDonagh and Barry O'Callaghan except that if there is an issue of shares to a related party of the Investors, Patrick McDonagh or Barry O'Callaghan, the terms of such issue shall not be oppressive to the other Hertal Shareholders or in disregard of their interests as members (having the same meaning such phrases have for the purposes of Section 205(1) of the Companies Act, 1963); and

        5.11.2 the quorum necessary for the holding of a meeting of Hertal Shareholders shall be members or proxies for members or duly authorised representatives of members who hold in aggregate 50 per cent. in nominal value of the Hertal Shares in issue.

6   Debt Facilities

     6.1 On 18 January 2003, Hertal as borrower and guarantor, Hertal Investments as guarantor, Barclays Leveraged Finance and The Royal Bank of Scotland plc as joint mandated lead arrangers, Barclays Bank PLC and The Royal Bank of Scotland plc as the initial lenders (together with their transferees and successors, the "Senior Lenders") and Barclays Bank PLC as facility agent and security agent, entered into a US$135,000,000 senior credit agreement (the "Senior Credit Agreement"), pursuant to which, amongst other things:

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

         6.1.1 the Senior Lenders have agreed to make available to Hertal term loan facilities (the "Term Facilities") in an aggregate amount of US$115,000,000 for the purpose of (i) financing a part of the cost of the acquisition of Riverdeep Securities pursuant to the Offer or section 204 of the Companies Act 1963 and (ii) financing incidental costs and expenses payable in connection with the Offer. The Term Facilities may be drawn down upon the Offer being declared unconditional in all respects;

         6.1.2 drawings under the Term Facilities will bear interest at specified margins over LIBOR or EURIBOR plus standard regulatory costs. One tranche of the Term Facilities ("Tranche A"), amounting to US$80,000,000, is repayable by eight-monthly instalments commencing on 15 October 2003 and must be fully repaid by 15 April 2007. The second tranche, amounting to US$35,000,000, is repayable by two instalments on 15 October 2007 and 15 April 2008. Earlier repayment is required in the event of a change of control or listing of Hertal's group and the net proceeds of certain specified events (such as disposals) must be applied in prepayment;

         6.1.3 the Senior Lenders have agreed to make available to Hertal and certain of its subsidiaries, after the Offer has become unconditional in all respects, a revolving advance and bank guarantee facility in an amount not exceeding US$20,000,000 for working capital purposes. Drawings under this facility will bear interest at a margin over LIBOR or EURIBOR plus standard regulatory costs. This facility terminates on the earlier of 15 April 2007 and the repayment, prepayment and/or cancellation in full of Tranche A;

         6.1.4 early repayment of the facilities is required in the event of a change of control or listing of Hertal's group and the net proceeds of certain specified events (such as disposals) must be applied in prepayment. Certain representations, warranties and undertakings are given in favour of the senior financiers, including financial condition covenants. There are also events of default (including the failure to give the security from the Riverdeep Group referred to in paragraph 6.1.6 below within one year after the date on which the Offer becomes or is declared unconditional in all respects) upon the occurrence of which the Senior Lenders may terminate all the facilities and demand repayment;

         6.1.5 following the Offer becoming or being declared unconditional in all respects, commitment commission will be payable on undrawn amounts from time to time under the Senior Credit Agreement and an arrangement and agency fee is also payable;

         6.1.6 all the facilities are secured by guarantees and debentures or other security documents given by Hertal and Hertal Investments and, following the Offer becoming or being declared unconditional in all respects and subject to compliance with section 60 of the Companies Act, 1963, are to be secured by guarantees and debentures or other security documents to be given by Riverdeep and certain of Riverdeep's subsidiaries.

     6.2 On 18 January 2003, Hertal as borrower and guarantor, Hertal Investments as guarantor, Barclays Leveraged Finance and RBS Mezzanine Limited as joint lead arrangers, Barclays Bank PLC and RBS Mezzanine Limited as the initial lenders (together with their transferees and successors, the "Mezzanine Lenders"), RBS Mezzanine Limited as facility agent and Barclays Bank PLC as security agent entered into a US$45,000,000 mezzanine loan agreement (the "Mezzanine Loan Agreement"), pursuant to which, amongst other things:

         6.2.1 the Mezzanine Lenders have agreed to make available to Hertal a term loan facility (the "Mezzanine Facility") in an aggregate amount of US$45,000,000 for the purposes of (i) financing a part of the cost of the acquisition of Riverdeep Securities pursuant to the Offer or section 204 of the Companies Act 1963 and (ii) financing incidental costs and expenses in connection with the Offer. The Mezzanine Facility may be drawn down upon the Offer being declared unconditional in all respects;

         6.2.2 drawings under the Mezzanine Facility will bear interest at a specified margin over LIBOR or EURIBOR plus standard regulatory costs, with part of the interest being capitalised rather than payable in cash. The Mezzanine Facility is repayable on 15 April 2009;

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

         6.2.3 early repayment of the Mezzanine Facility is required in the event of a change of control or listing of the Hertal Group. Certain representations, warranties and undertakings are given in favour of the mezzanine financiers, including financial condition covenants. There are also events of default (including the failure to give the security from the Riverdeep Group referred to in paragraph 6.2.5 below within one year after the date on which the Offer becomes or is declared unconditional in all respects) upon the occurrence of which the Mezzanine Lenders may (subject to the provisions of the Intercreditor Deed referred to in paragraph 6.3 below) terminate the Mezzanine Facility and demand repayment;

         6.2.4 following the Offer becoming or being declared unconditional in all respects, commitment commission will be payable on undrawn amounts from time to time under the Mezzanine Loan Agreement and an arrangement fee is also payable;

         6.2.5 the Mezzanine Facility secured by guarantees and debentures or other security documents given by Hertal and Hertal Investments and, following the Offer becoming or being declared unconditional in all respects and subject to compliance with section 60 of the Companies Act, 1963, is to be secured by guarantees and debentures or other security documents to be given by, Riverdeep and certain of Riverdeep's subsidiaries; and

         6.2.6 pursuant to the Shareholders Agreement RBSM (Investments) Limited and Barclays RVCF Investments Limited, affiliates of the Mezzanine Lenders, are entitled to receive warrants entitling them to subscribe, at par, for up to 2,870,000 Hertal Shares. The warrants are only exercisable immediately prior to and conditional upon a sale or a listing of Hertal. The warrants are freely transferable save that they may not be transferred to the Mezzanine Lenders. Pursuant to the Shareholders Agreement and the New Articles, the Warrantholders have certain rights in respect of the Hertal Shares which are subject to the warrants.

     6.3 On 18 January 2003, Hertal, Hertal Investments, the Senior Lenders, the Mezzanine Lenders, the parties named therein as investors (including in particular Alchemy Partners (Guernsey) Limited) (the "Intercreditor Investors") and Barclays Bank PLC as security agent (amongst others) entered into an intercreditor deed (the "Intercreditor Deed"), pursuant to which it is agreed (among other things) that (i) the facilities under the Senior Credit Agreement (and the security for them) take priority over the facilities under the Mezzanine Loan Agreement (and the security for them) and (ii) all obligations and liabilities owed by Hertal and Hertal Investments and their subsidiaries to the Intercreditor Investors and to the Bridging Lender (as defined in paragraph 6.4 below) shall be subordinated to all obligations and liabilities owed by any such companies to the Senior Lenders and Mezzanine Lenders.

     6.4 On 18 January 2003, Hertal, Hertal Investments and Barclays Bank PLC (in this capacity the "Bridging Lender") entered into a facility letter (the "Bridging Facility Letter"), pursuant to which the Bridging Lender has agreed to make an unsecured short term bridging loan facility of US$31,375,500 available to Hertal Investments. This loan will bear interest at a specified margin over LIBOR plus standard regulatory costs. It is repayable as and when Hertal Investments receives the subscription from Alchemy Partners (Guernsey) Limited referred to in the Deed of Undertaking (see paragraph 6.5 below) and in any event by 30 April 2003.

     6.5 On 18 January 2003, Alchemy Partners (Guernsey) Limited, Hertal Investments and the Bridging Lender entered into a deed of undertaking (the "Deed of Undertaking"), pursuant to which Alchemy Partners (Guernsey) Limited agrees that it will, on the later of the Offer becoming or being declared unconditional in all respects and 10 March 2003, make a call upon investors in the Alchemy Investment Plan to provide, within 12 business days, funds in the aggregate amount of US$31,375,500. The funds so provided are to be subscribed by Alchemy Partners (Guernsey) Limited for discounted loan notes issued by Hertal Investments and must be used to repay any outstanding principal, interest and fees owing under the Bridging Facility Letter.

     6.6 Pursuant to the Shareholders Agreement, Hertal and Hertal Investments will execute a loan note instrument (the "Loan Note Instrument") upon the Offer becoming or being declared unconditional in all respects which constitutes the loan notes to be subscribed by Alchemy Partners (Guernsey) Limited and MSD Capital. Such loan notes will be redeemable on, amongst other things, the earlier of a sale or a listing of Hertal or on the date which is three months after the sixth anniversary of the issue of the loan notes or, at the option of a holder of the loan notes, after 15 July 2009. Alchemy Partners (Guernsey) Limited, Barry O'Callaghan, Patrick McDonagh, RBSM (Investments) Limited

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

         and Barclays RVCF Investments Limited have agreed to give consideration during the period prior to the Equity Completion to restructuring the loan notes to be subscribed by MSD Capital but on the same economic terms as if MSD Capital had subscribed for loan notes constituted under the Loan Note Instrument as contemplated by the Shareholders Agreement.

     6.7 Pursuant to the Shareholders Agreement, Hertal will execute a warrant instrument ("Mezzanine Warrant Instrument") upon the Offer becoming or being declared unconditional in all respects and issue warrants to subscribe for up to 2,870,000 Hertal Shares to RBSM (Investments) Limited and Barclays RVCF Investments Limited, parties associated with the Mezzanine Lenders. These warrants may be exercisable on a sale of listing (as defined in the New Articles) and the price payable on exercise shall be the aggregate nominal value of the Hertal Shares to be issued on exercise. No consideration is payable upon issue of the warrants.

7   Financial Information and Activities

     7.1 Hertal has not traded since the date of its incorporation nor has it entered into any obligation other than pursuant to the Acquisition Agreements and in connection with the Offer and the financing thereof. Hertal has not paid any dividends.

     7.2 The following is the text of a report received by the directors of Hertal from KPMG, Chartered Accountants and Registered Auditors, 1 Stokes Place, St Stephen's Green, Dublin 2, Ireland, auditors to
         Hertal:

         The Directors
         Hertal Acquisitions plc
         30 Herbert Street
         Dublin 2

                                                          3 February 2003

         Re: Hertal Acquisitions plc

         Dear Sirs

         We report on the financial information set out below. This financial information has been prepared for inclusion in the Offer Document dated 3 February 2003 of Hertal.

         Terms defined in the Offer Document have the same meaning when used in this letter.

         Basis of Preparation

         The financial information set out below is based on the financial statements of Hertal from incorporation to 31 December 2002 to which no adjustments were considered necessary.

         Responsibility

         Such financial statements are the responsibility of the directors of Hertal.

         The persons set out in paragraph 1 of Appendix IV to the Offer Document are responsible for the contents of the Offer Document in which this report is included.

         It is our responsibility to compile the financial information set out in our report, to form an opinion on the financial information and to report our opinion to you.

         Basis of Opinion

         We conducted our work in accordance with the Statements of Investment Circular Reporting Standards issued by the Auditing Practices Board. Our work included an assessment of evidence relevant to the amounts and disclosures in the financial information. It also included an assessment of significant estimates and judgements made by those responsible for the preparation of the financial statements underlying the financial information and whether the accounting policies are appropriate to the entity's circumstances, consistently applied and adequately disclosed.

         We planned and performed our work so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial information is free from material misstatement whether caused by fraud or other irregularity or error.

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

         Opinion

         In our opinion the financial information gives, for the purposes of the Offer Document, a true and fair view of the state of the affairs of Hertal as at 31 December 2002.

                     Balance Sheet as at 31 December 2002

                                                   Note (Euro)
                                                   ---- ------
                  Current Assets
                  Called up share capital not paid  4   28,570
                  Cash in hand                           9,530
                                                        ------
                  Net Assets                            38,100
                                                        ======
                  Capital and Reserves
                  Called-up share capital           4   38,100
                  Profit and loss account                    -
                                                        ------
                  Shareholders' funds-equity            38,100
                                                        ======

         Notes

     1.  Incorporation and Change of Name

         The company, Volponi plc, was incorporated on 20 November 2002 and changed its name to Hertal Acquisitions plc on 12 December 2002.

     2.  Profit and Loss Account

         During the financial period from incorporation on 20 November 2002 to 31 December 2002, Hertal had not traded and had received no income and incurred no expenditure. Consequently, during this period Hertal made neither a profit or a loss. The closing balance on the cumulative profit and loss account is (Euro)nil. Additionally, Hertal had no other gains or losses during that period. Hertal has not traded since the date of its incorporation, nor has it entered into any obligations other than in connection with the Offer and the financing of the Offer.

     3.  Basis of Preparation

         The financial statements are prepared in accordance with generally accepted accounting principles under the historical cost convention and comply with financial reporting standards of the Accounting Standards Board, as promulgated by the Association of Chartered Certified Accountants.

     4.  Share Capital

         Authorised

         100,000,000 ordinary shares of (Euro)1.00 each.

         Allotted

         38,100 ordinary shares of (Euro)1.00 each.

         On 20 November 2002 Hertal issued 7 ordinary shares of (Euro)1.00 each for cash to the subscribers to its memorandum of association.

         On 11 December 2002 Hertal issued 38,093 ordinary shares of (Euro)1.00 each to Barry O'Callaghan paid up as to one quarter.

     5.  Subsidiary Undertakings

         The company has one subsidiary undertaking, Hertal Investments, which was incorporated on 17 December 2002 and did not trade in the period to 31 December 2002. Hertal Investments currently has an issued share capital of 1000 ordinary shares of UK(Pounds)1 each. Its registered office is 10 Norwich Street, London, EC4A 1BD.

     6.  Post Balance Sheet Events

         On 17 January 2003 Hertal passed a number of resolutions to amend the authorised and issued share capital.

         On 3 February 2003 pursuant to the Acquisition Agreements, Hertal issued ordinary shares to each of Barry O'Callaghan, Patrick McDonagh and Lifetime Learning Limited.

         Details of these resolutions, the Acquisition Agreements and the current share capital of Hertal are set out at paragraph 3 of Part A of Appendix II to the Offer Document.

         Subsequent to the year end the board of directors of Hertal and the Independent Directors announced that they had reached agreement on the terms of a recommended pre-conditional cash offer with a partial share alternative to be made by Goodbody Corporate Finance and JPMorgan on behalf of Hertal and (inside the United States) by Hertal, for the entire issued and to be issued share capital of Riverdeep (other than those Riverdeep Shares beneficially owned by Hertal on the date of despatch of the Offer Document).

    Yours faithfully

    KPMG
    Chartered Accountants
    Registered Auditors

8   Estimate of Value of a Hertal Share

    The following is the full text of a letter from JPMorgan and Goodbody Corporate Finance to the directors of Hertal:

    The Directors
    Hertal Acquisitions plc
    30 Herbert Street
    Dublin 2
    Ireland

    Gentlemen:                                               3 February 2003

                            Hertal Acquisitions plc
                Recommended Offer to Shareholders of Riverdeep

    Pursuant to the requirements of the Irish Takeover Rules, we are writing to provide an estimate of the value range for each Hertal Share to be issued to Riverdeep Securityholders who elect to accept the Partial Share Alternative pursuant to the Offer. Capitalised terms used in this letter will, unless otherwise stated, have the same meaning given to them in the Offer Document being sent to Riverdeep Securityholders dated 3 February 2003.

    Purpose

    This letter sets out our estimate of the value range for each Hertal Share, assuming such shares are in issue as at 31 January 2003 (being the latest practicable date prior to the despatch of the Offer Document) and assuming a willing buyer and seller, dealing on an arm's length basis, each having knowledge of all relevant facts, including the terms of the New Articles and the Shareholders Agreement, details of both of which are contained in paragraph 5 of Part A of Appendix II to the Offer Document.

    This estimate of value does not represent the value that a holder of a Hertal Share may realise on any future disposal, such value may be higher or lower than the figure in this letter. JPMorgan and Goodbody Corporate Finance assume no obligation to update their estimate of value at any date in the future except as required by Rule 24.14 of the Irish Takeover Rules.

    This estimate of value has been provided to the directors of Hertal solely for the purposes of Rule 24.10 of the Irish Takeover Rules, and shall not be used or relied upon for any other purpose whatsoever. It is not addressed to and may not be relied upon by any third party and we expressly disclaim any duty or liability to any third party with respect to the contents of this letter.

    Overview

    Hertal Shares to be issued to holders of Riverdeep Securities who elect to receive the Partial Share Alternative pursuant to the Offer are currently unlisted and therefore do not have a public valuation. It should be noted that at no stage is it envisaged that Hertal Shares will be publicly traded in their own right prior to or following completion of the Offer.

    Information

    In arriving at our estimate of value, we have among other things:

     (i) reviewed certain publicly available financial statements and other business and financial information relating to Riverdeep and certain other publicly traded comparable companies;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning Riverdeep prepared by the management of Riverdeep;

   (iii) reviewed the final proof of the Offer Document;

    (iv) reviewed the volume and prices of the trading in Riverdeep Shares since its initial public offering in March 2000;

     (v) reviewed certain financial projections prepared by the management of Hertal and Riverdeep;

    (vi) compared the financial performance of Riverdeep with that of certain other publicly traded companies comparable to Riverdeep;

   (vii) participated in discussions with the management and board of Riverdeep; and

  (viii) considered such other factors and performed such other analyses as we considered appropriate.

    In giving our views as expressed in this letter, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that has been furnished to us by Riverdeep and Hertal or otherwise reviewed by us for the purposes of this estimate of value. We have not verified the accuracy or completeness of any such information and we have not conducted any evaluation or appraisal of any assets or liabilities and we are assuming Riverdeep has full ownership of its assets. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably and properly prepared based on assumptions reflecting the best currently available estimates and judgements by management as to the expected future financial results and condition of Riverdeep.

    Our estimate of the value range is necessarily based on financial, economic, market and other conditions prevailing, and the information made available to us as at 31 January 2003. It should be understood that subsequent developments may affect our views and that we do not have any obligation to update, revise, or reaffirm the views expressed in this letter except as required by Rule 24.14 of the Irish Takeover Rules.

    The valuation of non-publicly traded securities is inherently imprecise and is subject to certain uncertainties and contingencies, all of which are difficult to predict and beyond our control. In performing our analysis, we have made numerous assumptions with respect to industry performance and general business, economic and market conditions, many of which are beyond the control of Hertal. Consequently, the view expressed in this letter is not necessarily indicative of: (i) the price at which Hertal Shares might actually trade in any public market at any future date or (ii) the amount which might be realised upon a sale of Hertal or Hertal Shares to a third party, and this valuation may differ substantially from estimates available from other sources. Investments may fall as well as rise in value and changes in exchange rates may have an adverse effect on value, price or income from an investment. In addition, our view would be expected to fluctuate with changes in prevailing market conditions, the financial conditions and prospects of Hertal and other factors which generally influence the valuation of companies and securities.

    Methodology

    JPMorgan and Goodbody Corporate Finance have used the valuation methodologies generally used in software publishing and the broader technology industries. These include, inter alia, valuation analysis based on certain valuation multiples of comparable public companies (including Riverdeep) and discounted cash flow analysis. JPMorgan and Goodbody have also reviewed Riverdeep's market valuation and historical share price performance as well as the terms and conditions of the Offer.

    In addition, for the purposes of this valuation, we have assumed that all of the equity and debt financing described in paragraphs 5 and 6 of Part A of Appendix II to the Offer Document has become unconditionally available to Hertal, and that the Offer has become wholly unconditional in accordance with its terms and conditions and that Hertal has acquired full beneficial ownership and control of Riverdeep.

    We have also taken into account the following factors which are specific to Hertal Shares:

     (i) Hertal was incorporated for the purpose of making the Offer and following the Offer becoming wholly unconditional in accordance with its terms and Hertal acquiring full beneficial ownership and control of Riverdeep. Riverdeep, as a wholly owned subsidiary of Hertal will comprise the only business of Hertal;

    (ii) under the terms of the Offer each Riverdeep Shareholder who elects to receive the Partial Share Alternative may be entitled (subject to pro rata adjustment in the event of an over-election) to 1 Hertal Share for each Riverdeep Share so elected;

   (iii) the Closing Price of a Riverdeep Share on 8 November 2002, the last Business Day prior to the announcement by Riverdeep of the initial approach by Barry O'Callaghan to Riverdeep was (Euro)0.75;

    (iv) the Closing Price of a Riverdeep Share since 8 November 2002 has ranged between (Euro)1.00-(Euro)1.67 and the most recent Closing Price on 31 January 2003 was (Euro)1.37;

     (v) Patrick McDonagh, Barry O'Callaghan and Lifetime Learning Limited, who have already exchanged their shares in Riverdeep for shares in Hertal pursuant to the Acquisition Agreements described in paragraph 3.6 of Part A of Appendix II to the Offer Document, are likely to be the dominant shareholding group in Hertal;

    (vi) following the acquisition of Riverdeep, Hertal will have substantial borrowings (considerably greater than those of Riverdeep);

   (vii) the new Hertal Shares will not be listed or dealt in on any stock or investment exchange and will therefore have substantial limitations on their marketability, including those contained in the New Articles and the Shareholders Agreement, details of which are set out in paragraph 5 of Part A of Appendix II to the Offer Document;

  (viii) the Offer seeks to attract acceptances from a significant number of Riverdeep Shareholders and therefore may be at a price which may not be available for future sales of Hertal Shares by minority shareholders;

    (ix) Hertal will not incur future expenditure associated with a listing of its shares on a stock or investment exchange and associated obligations; and

     (x) such other factors as we deemed appropriate.

    Using these methodologies and taking into account the information, factors, assumptions and limitations set out in this letter, JPMorgan and Goodbody Corporate Finance have produced an estimated value range per Hertal Share. For the purposes of calculating the per share value range set out in this letter, we draw your attention to the following:

     (i) immediately following the Offer becoming or being declared unconditional in all respects and the completion of the acquisition of Riverdeep Shares under Section 204 of the Companies Act, 1963, Hertal will have 143,668,998 ordinary shares of US$0.01 each issued and outstanding on a fully diluted basis including 17,958,625 shares issuable pursuant to the Hertal Share Option Scheme. For the purposes of calculating the number of Hertal Shares which would be in issue at any given value of Hertal, it has been presumed that the only options which would have been exercised are those options which would result in an increase in value to the optionholder on exercise; and

    (ii) in our judgment, limitations on marketability of the Hertal Shares, including those referred to in (vii) above, would result in a discount being applied to the value of the Hertal Shares in the range of approximately 20 per cent. to 40 per cent. ("Private Company Discount"), which is not reflected in the estimate provided in this letter.

    The taxation position of individual shareholders will vary and so we have not taken account of the effects of any taxation exemptions, allowances or reliefs available for income, capital gains or inheritance tax purposes, notwithstanding that these may be significant in the case of some Hertal Shareholders.

    General

    JPMorgan and Goodbody Corporate Finance are acting as financial advisers to Hertal in connection with the Offer and will receive fees from Hertal in respect of these advisory services including transaction fees that are contingent upon the Offer becoming or being declared unconditional in all respects.

    JPMorgan and Goodbody Corporate Finance express no opinion on the relative merits of the Offer or the Partial Share Alternative or recommendation as to whether Riverdeep Securityholders should accept the Offer or elect to receive the Partial Share Alternative or any opinion as to the fairness of the financial or other terms of the Offer.

    JP Morgan is acting for Hertal and for no-one else in connection with the Offer and will not be responsible to anyone other than Hertal for providing the protections afforded to clients of JP Morgan or for providing advice in relation to the Offer.

    Goodbody Corporate Finance is acting for Hertal and for no-one else in connection with the Offer and will not be responsible to anyone other than Hertal for providing the protections afforded to clients of Goodbody Corporate Finance or for providing advice in relation to the Offer.

    Opinion

    On the basis of and subject to the foregoing, we are of the view that, if a Hertal Share had been in issue as at 31 January 2003 (being the latest practicable date prior to the publication of the Offer Document) the estimated value range per Hertal Share as at that date would have been US$1.00 to US$1.50, before applying any Private Company Discount.

                               Yours faithfully,
                             For and on behalf of


               J.P. Morgan plc     Goodbody Corporate Finance

               Henry Lloyd          Brian O'Kelly

PART B: INFORMATION ON ALCHEMY PARTNERS (GUERNSEY) LIMITED AND MSD CAPITAL

     1   Alchemy Partners (Guernsey) Limited

     1.1 Directors

         The directors of Alchemy Partners (Guernsey) Limited are Paul Guilbert, Laurence McNairn, Iain Stokes, Jon Moulton, Katherine Thompson and Nigel Carey.

     1.2 Incorporation and registered office

         Alchemy Partners (Guernsey) Limited was incorporated on 14 February 1997. Its registered office is P.O. Box 255, Trafalgar Court, St. Peter Port, Guernsey GU1 3QL.

     1.3 Business

         1.3.1 Alchemy Partners (Guernsey) Limited is a registered Guernsey company which manages the Alchemy Investment Plan and carries out investments based on recommendations put forward by Alchemy Partners. Alchemy Partners (Guernsey) Limited considers all recommendations and is solely responsible for the final decision to invest.

         1.3.2 Investors in the Alchemy Investment Plan include major banking institutions, pension funds and a number of private individuals. The Alchemy Investment Plan comprises a series of over 100 limited partnerships of which 67 are active, in aggregate committed to investing UK(Pounds)255 million per annum. In addition, it includes investments from the individual members of Alchemy Partners. The Alchemy Investment Plan has invested or committed to invest approximately UK(Pounds)1,045 million in other investments since 1997.

         1.3.3 No investments made on behalf of the Alchemy Investment Plan prior to the Offer have any known connection with Riverdeep, and none of the directors of Alchemy Partners (Guernsey) Limited has any prior interest in Riverdeep.

     2   MSD Capital

    MSD Capital, L.P., a Delaware limited partnership that was established in 1998, is the private investment firm for Michael S. Dell and his family. MSD Capital L.P., through its investing affiliates (including MSD Capital), engages in a broad range of activities, including traditional private equity investments and investing in publicly traded securities. No investments made on behalf of MSD Capital, L.P. prior to the Offer have any known connection with Riverdeep, and none of the officers of MSD Capital, L.P. has any prior interest in Riverdeep.

                                 APPENDIX III

--------------------------------------------------------------------------------

         CERTAIN FINANCIAL INFORMATION RELATING TO RIVERDEEP GROUP PLC
                    FOR THE THREE YEARS ENDED 30 JUNE 2002

The financial information contained in this Appendix III does not constitute statutory accounts within the meaning of Section 4 of the Companies (Amendment) Act, 1986. The information for the three years ended 30 June 2002 is summarised and extracted from the audited financial statements for Riverdeep Group plc for each of the three years. Riverdeep Group plc's auditors, Ernst & Young, Chartered Accountants, have made reports, which were unqualified, under Section 193 of the Companies Act, 1990 on the financial statements for each of the three years ended 30 June 2002.

Consolidated profit and loss account
for the three years ended 30 June

                                                          2002        2001        2000
                                             Note      US$'000     US$'000     US$'000
Turnover - continuing operations                2     169,251      51,884       8,312

Cost of sales                                         (28,179)     (7,368)       (486)
                                                  -----------  ----------  ----------
Gross profit                                          141,072      44,516       7,826

In-process research and development             4           -       9,940           -
Research and development                               37,359      25,872      10,638
Distribution costs                                     57,275      33,347      15,194
Administrative expenses                         3      78,066      31,830       5,907
Consultancy fee                                 4           -           -      12,500
                                                  -----------  ----------  ----------
Total operating expenses                              172,700     100,989      44,239
                                                  -----------  ----------  ----------
Group operating loss - continuing operations          (31,628)    (56,473)    (36,413)
Profit on sale of intangible asset                        500           -           -
Interest receivable and similar income                  1,029       3,860       1,909
Interest payable and similar charges            5         (59)        (99)       (666)
                                                  -----------  ----------  ----------
Loss on ordinary activities before taxation     6     (30,158)    (52,712)    (35,170)

Tax on loss on ordinary activities              7      (2,451)          -         (58)
                                                  -----------  ----------  ----------
Loss for the financial year                           (32,609)    (52,712)    (35,228)

Loss brought forward at beginning of year             (99,119)    (46,407)    (11,179)
                                                  -----------  ----------  ----------
Loss carried forward at end of year            20    (131,728)    (99,119)    (46,407)
                                                  ===========  ==========  ==========
Basic loss per ordinary share                   9 US$   (0.14) US$  (0.27) US$  (0.27)
                                                  ===========  ==========  ==========
Diluted loss per ordinary share                 9 US$   (0.14) US$  (0.27) US$  (0.27)
                                                  ===========  ==========  ==========

There are no recognised gains or losses in any year other than the loss attributable to the shareholders of the group.

Consolidated balance sheet
at 30 June

                                                                   2002      2001      2000
                                                         Note   US$'000   US$'000   US$'000
ASSETS EMPLOYED
FIXED ASSETS
Intangible assets                                          10  197,205   154,734     3,107
Tangible assets                                            11    9,321     8,357     2,546
                                                              --------  --------  --------
                                                               206,526   163,091     5,653
                                                              --------  --------  --------
CURRENT ASSETS
Stock                                                      13    4,694     2,462         -
Debtors                                                    14   67,630    38,314     9,435
Investments                                                15    8,012    37,478    50,703
Cash at bank and in hand                                        58,274    16,508    48,577
Restricted cash                                            23    1,277         -         -
                                                              --------  --------  --------
                                                               139,887    94,762   108,715
CREDITORS (amounts falling due within one year)            16  (67,354)  (31,922)  (11,914)
                                                              --------  --------  --------
NET CURRENT ASSETS                                              72,533    62,840    96,801
                                                              --------  --------  --------
TOTAL ASSETS LESS CURRENT LIABILITIES                          279,059   225,931   102,454

CREDITORS (amounts falling due after more than one year)   17   (1,265)     (217)     (349)
                                                              --------  --------  --------
                                                               277,794   225,714   102,105
                                                              ========  ========  ========
FINANCED BY
CAPITAL AND RESERVES
Called up share capital                                    18   22,654    20,548    16,374
Share premium                                              20  589,419   527,193   411,760
Merger reserve                                             19 (310,986) (310,986) (310,986)
Other reserves                                             20   35,741    37,573    31,364
Shares to be issued                                        20   72,694    50,505         -
Profit and loss account                                    20 (131,728)  (99,119)  (46,407)
                                                              --------  --------  --------
Equity shareholders' funds                                 20  277,794   225,714   102,105
                                                              ========  ========  ========

Company balance sheet
at 30 June

                                                         2002     2001     2000
                                                Note  US$'000  US$'000  US$'000
ASSETS EMPLOYED
FIXED ASSETS
Financial assets                                  12 440,372  430,372  405,111
                                                     -------  -------  -------
CURRENT ASSETS
Debtors                                           14 243,547  170,998   21,839
Cash at bank and in hand                               1,025      427    1,492
                                                     -------  -------  -------
                                                     244,572  171,425   23,331
CREDITORS (amounts falling due within one year)   16    (105)    (150)    (257)
                                                     -------  -------  -------
NET CURRENT ASSETS                                   244,467  171,275   23,074
                                                     -------  -------  -------
TOTAL ASSETS LESS CURRENT LIABILITIES                684,839  601,647  428,185
                                                     =======  =======  =======
FINANCED BY
CAPITAL AND RESERVES
Called up share capital                           18  22,654   20,548   16,374
Share premium                                     20 589,419  527,193  411,760
Other reserves                                    20   5,716    7,548    1,339
Shares to be issued                               20  72,694   50,505        -
Profit and loss account                           20  (5,644)  (4,147)  (1,288)
                                                     -------  -------  -------
Equity shareholders' funds                        20 684,839  601,647  428,185
                                                     =======  =======  =======

Consolidated statement of cash flow
for the three years ended 30 June

                                                                                  2002     2001     2000
                                                                         Note  US$'000  US$'000  US$'000
Net cash inflow (outflow) from operating activities                        24   9,084  (34,197) (19,648)
                                                                              -------  -------  -------
Returns on investments and servicing of finance
Interest received                                                               1,029    3,860    1,909
Interest and similar charges paid                                                 (42)     (64)    (631)
Finance lease interest                                                            (17)     (35)     (35)
                                                                              -------  -------  -------
Net cash inflow from returns on investments and the servicing of finance          970    3,761    1,243
                                                                              -------  -------  -------
Taxation
Taxes paid                                                                          -      (58)       -
                                                                              -------  -------  -------
Capital expenditure and financial investment
Purchase of tangible fixed assets                                              (3,204)  (6,197)  (2,270)
Proceeds from sale of intangible assets                                           500        -        -
                                                                              -------  -------  -------
                                                                               (2,704)  (6,197)  (2,270)
                                                                              -------  -------  -------
Acquisitions and disposals
Acquisition of subsidiary undertakings                                         (1,566) (11,449)  (4,512)
                                                                              -------  -------  -------
Net cash inflow (outflow) before management of liquid resources and
  financing                                                                     5,784  (48,140) (25,187)
                                                                              -------  -------  -------
Management of liquid resources                                             26  29,466   13,225  (50,703)
                                                                              -------  -------  -------
Financing
Issue of ordinary share capital                                                29,908    3,208  131,383
Repayment of loans                                                            (22,058)    (119)  (2,083)
Repayment of directors loan                                                         -        -   (3,488)
Capital element of finance leases repaid                                          (95)    (127)    (323)
                                                                              -------  -------  -------
Net cash inflow from financing                                                  7,755    2,962  125,489
                                                                              -------  -------  -------
Increase (decrease) in cash                                                25  43,005  (31,953)  49,599
                                                                              =======  =======  =======

For material non-cash flow information refer to notes 18, 20 and 21.

Notes to the financial statements

1.  Organisation and summary of significant accounting policies

(a) Organisation

    Riverdeep Group plc ("the company") is incorporated as a public limited company under the laws of Ireland. Riverdeep Group plc and its subsidiaries, all of which are wholly owned (collectively "the group"), operate in one operating segment: interactive educational software. The group provides curriculum-based educational software and Internet products and services for the Kindergarten through 12/th/ grade (K-12) US school market and the educational consumer market. The group also offers extensive online offerings via riverdeep.net, helping educators integrate technology with curriculum and assess and improve student performance. The group's science, math and language arts learning activities are correlated to national and state curriculum standards.

(b) Basis of presentation and principles of consolidation

    The financial statements have been prepared under the historical cost convention in accordance with generally accepted accounting principles in the Republic of Ireland and include Riverdeep Group plc and its subsidiaries, after eliminating all material inter-company accounts and balances.

    In February 2000, Riverdeep Group plc acquired the entire issued share capital of Riverdeep Interactive Learning Limited pursuant to a share exchange agreement. This group reconstruction was accounted for under the principles of merger accounting in accordance with Financial Reporting Standard Number 6, "Acquisitions and Mergers", as though the group reconstruction were in place since the incorporation of Riverdeep Interactive Learning Limited.

    On consolidation, the difference between the nominal value of the share capital of Riverdeep Interactive Learning Limited and the book value of the investment equated to a merger reserve in the balance sheet. Any existing balance on the share premium account of the underlying subsidiary was shown as a movement on other reserves in the balance sheet.

(c) Turnover

    The group's turnover is substantially derived from product license fees. In addition, the group derives turnover from subscriptions, royalties and charges for services. Where an arrangement to deliver software does not require significant production, modification or customisation, the group recognises software revenues when all of the following criteria are met:

        .    persuasive evidence of an arrangement exists;

        .    delivery has occurred;

        .    the fee is fixed or determinable; and

        .    collectibility is probable.

    Where a significant portion of the software license fee is due more than one year after the date of delivery of the product, the arrangement fee is presumed not fixed or determinable. Where an arrangement fee is not considered fixed or determinable at the outset of the arrangement, revenue is recognised as payments become due from the customer, assuming all other conditions for revenue recognition have been satisfied.

    Where the group enters into a multiple element arrangement consisting of both products and services, revenue is allocated between the elements based on vendor specific objective evidence of fair values. The portion of the fee allocated to an element is recognised when the four criteria for revenue recognition stated above have been met.

    The group recognises guaranteed non-refundable royalty and product license fees when all of the criteria, listed above, have been complied with. Revenue from product license and royalty arrangements in excess of the guaranteed amounts are recognised upon notification of such royalties payable by the reseller.

    Subscriptions are recognised utilising the subscription method of accounting over the term of the subscription period, beginning in the month of sale.

    The group recognises service revenue when earned. Service revenue is derived from installation and training services. Services are provided primarily on a time basis, for which revenue is recognised in the period that the services are provided. Post-contract support obligations are limited to telephone customer support and unspecified upgrades or enhancements. The estimated cost of providing telephone customer support is insignificant and expensed as incurred and unspecified upgrades or enhancements offered have been and are expected to be minimal and infrequent.

(d) Cost of sales

    Cost of sales includes CDs, packaging, shipping, software documentation, labour, royalties in relation to licensed software, telephone and other costs associated with the delivery of software products and services.

(e) Tangible fixed assets

    Tangible fixed assets are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method to write off the cost of tangible fixed assets over their expected useful lives as follows:

        Leasehold improvements          shorter of the life of the lease
                                            or useful economic life
        Computer software and equipment             3 years
        Furniture and fixtures                      5 years

(f) Intangible fixed assets

    Intangible fixed assets comprise acquired technology, brand names, trademarks and domain names and goodwill. Goodwill represents the excess of the total consideration, both actual and deferred, over the fair value of the net assets acquired on acquisition. Where the deferred consideration is contingent and dependent on future trading performance, an estimate of the likely consideration is made. This contingent consideration is re-assessed annually and a corresponding adjustment is made to goodwill arising on acquisition.

    Acquired technology, brand names, trademarks and domain names are recorded at their fair value at the date of acquisition and amortised over the estimated useful lives of the assets using the straight line method. Certain brand names, having indefinite useful lives are, in the opinion of the directors, not capable of continued measurement (so that the annual impairment reviews will be feasible) and in such circumstances, the brand names are amortised over a deemed useful life of 20 years in accordance with FRS 10, "Goodwill and Intangible Assets".

    The estimated or deemed useful lives of these assets are as follows:

            Acquired technology                         5 years
            Brand names, trademarks and domain names    2 to 20 years
            Goodwill                                    5 years

    Reviews are regularly performed to determine whether facts or circumstances exist which indicate that the carrying value of goodwill and intangible fixed assets are impaired. No indicators of impairment have been identified to date and there has been no need to carry out an impairment calculation.

(g) Stocks

    Stocks are stated at the lower of cost and net realisable value. Net realisable value is based on estimated selling price less any further costs expected to be incurred to disposal.

(h) Research and development

    Research and development expenditures, net of related grants, are charged to operations as incurred. Software development costs subsequent to the establishment of technological feasibility are considered capitalisable. Based on the group's product development process, technological feasibility is established upon completion of a working model. Development costs incurred by the group between completion of the working model and the point at which the product is ready for general release have been insignificant. Through 30 June 2002, all software development costs have been expensed as incurred. The group expensed the full amount of the cost of acquired in-process research and development during the year ended 30 June 2001, as the technology had not reached technological feasibility and had no alternative uses.

(i) Leased assets

    Assets held under leasing arrangements that transfer substantially all the risks and rewards of ownership to the group are capitalised as tangible fixed assets. The capital element of the related rental obligations is included in creditors. The finance element of the rental payments is charged to the profit and loss account in the period incurred as estimated under the sum of digits method.

    Rentals in respect of all other leases are charged to the profit and loss account as incurred.

(j) Pension costs

    The group sponsors and contributes to defined contribution plans for certain employees. Contributions are charged to the profit and loss account in the period to which they relate.

(k) Government grants

    Research and development grants received are credited to operations once approved by the grant authority and offset against the related expense.

(l) Discounts on share options

    In accordance with the requirements of UITF Abstract 17, "Employee Share Schemes", discounts on share options granted to employees and directors under the group Share Option Scheme, representing the difference between the market value of the shares at the date of grant of the option and the option price, are recognised in the profit and loss account on a straight line basis over the vesting period. The corresponding credit is reported in other reserves.

(m) Derivatives and financial instruments

    At present, the group does not enter into forward foreign currency contracts or other derivative instruments as the related exposures are not material to the group and do not warrant such complexity.

(n) Investments

    Investments comprise equity securities and are classified as available-for-sale securities and reported at fair value. Any unrealised gains and losses are reported as movements on revaluation reserve. At 30 June 2002, 2001 and 2000, cost approximated fair value.

(o) Foreign currency translation

    The US dollar is the functional currency for the company and the company's subsidiaries. Gains and losses arising on the remeasurement into US dollars of amounts denominated in foreign currencies are included in the profit and loss account for the period.

(p) Acquisitions

    Turnover and results of acquired undertakings are consolidated in the group profit and loss account from the date on which control over the operating and financial decisions is obtained. The aggregate purchase price plus related expenses are allocated to acquired assets and liabilities at their estimated fair values at the date of acquisition based primarily on an independent valuation.

(q) Deferred taxation

    The group has historically provided for deferred taxation using the liability method on timing differences to the extent that they are expected to reverse in the future without being replaced, calculated at the rate which it is anticipated will apply when the timing differences will reverse.

    However, companies whose financial year ends after 23 January 2002 must comply with the provisions of FRS 19 "Deferred Tax". Under FRS 19, deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events have occurred at that date that will result in an obligation to pay more, or a right to pay less or to receive more, tax, with the following exceptions:

     (i) Provision is made for tax on gains arising from the revaluation (and similar fair value adjustments) of fixed assets, and gains on disposal of fixed assets that have been rolled over into replacement assets, only to the extent that, at the balance sheet date, there is a binding agreement to dispose of the assets concerned. However, no provision is made where, on the basis of all available evidence at the balance sheet date, it is more likely than not that the taxable gain will be rolled over into replacement assets and charged to tax only where the replacement assets are sold.

    (ii) Provision is made for deferred tax that would arise on remittance of the retained earnings of overseas subsidiaries, only to the extent that, at the balance sheet date, dividends have been accrued as receivable.

   (iii) Deferred tax assets are recognised only to the extent that the directors consider that it is more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

    Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which timing differences reverse, based on tax rates and laws enacted or substantively enacted at the balance sheet date.

    As the group has tax losses carried forward, the change in accounting policy does not have a financial effect on the group.

2.  Segmental information

    The group operates in one segment: interactive educational software. The following is a summary of turnover, operating loss and net assets within geographic areas:

                                                                      2002    2001    2000
                                                                   US$'000 US$'000 US$'000
TURNOVER
Amount of turnover from external customers by type of revenue
Product                                                            169,251 51,571   8,062
Other                                                                    -    313     250
                                                                   ------- ------   -----
                                                                   169,251 51,884   8,312
                                                                   ======= ======   =====
Amount of turnover from external customers by location of customer
United States of America                                           161,447 49,677   7,062
Republic of Ireland                                                      -      -   1,000
Rest of the world                                                    7,804  2,207     250
                                                                   ------- ------   -----
                                                                   169,251 51,884   8,312
                                                                   ======= ======   =====
Amount of turnover from external customers by origin
United States of America                                           169,251 51,884   7,062
Republic of Ireland                                                      -      -   1,250
                                                                   ------- ------   -----
                                                                   169,251 51,884   8,312
                                                                   ======= ======   =====


                                                                  2002    2001    2000
                                                               US$'000 US$'000 US$'000
NET OPERATING ASSETS
An analysis of net operating assets by location is as follows:

Republic of Ireland                                            173,095 129,372   1,054
United States of America                                        39,491  43,307     201
Rest of the world                                                  655   1,486   2,231
                                                               ------- ------- -------
Net operating assets                                           213,241 174,165   3,486

Reconciliation to net assets:
Investments                                                      8,012  37,478  50,703
Net funds                                                       56,541  14,071  47,916
                                                               ------- ------- -------
Net assets                                                     277,794 225,714 102,105
                                                               ======= ======= =======

   Net operating assets comprise total assets less total liabilities but exclude all assets and liabilities of a financing nature.

   An analysis of group operating loss by location is not provided since, in the opinion of the directors, the disclosure of this information would be prejudicial to the interests of the group.

3. Administrative expenses

                                                       2002    2001    2000
                                                    US$'000 US$'000 US$'000
    Administrative expenses comprise the following:
    General and administrative expenses             22,297  11,282   4,924
    Amortisation of intangible fixed assets         51,674  20,548     983
    Restructuring charge (note 4)                    4,095       -       -
                                                    ------  ------   -----
                                                    78,066  31,830   5,907
                                                    ======  ======   =====

4. Exceptional items

                                                      2002    2001    2000
                                                   US$'000 US$'000 US$'000
     Restructuring charge                            4,095       -       -
     In-process research and development (note 21)       -   9,940       -
     Consultancy fee                                     -       -  12,500
                                                     -----   -----  ------
                                                     4,095   9,940  12,500
                                                     =====   =====  ======

   Restructuring charge

   In December 2001, the group's management and board of directors approved a restructuring program which included initiatives to integrate the operations of the group's recent acquisitions, consolidate duplicative facilities and reduce overhead. Total restructuring costs of US$4.1 million were recorded during the year ended 30 June 2002 related to these initiatives.

   Restructuring charges include approximately US$1.9 million, representing employee termination benefits related to approximately 130 employees based in North America and affect the majority of business functions and job classes. The restructuring plan also includes costs totaling approximately US$2.2 million for the consolidation of space within the group's California and Washington facilities and elimination of certain excess office space.

   Amounts remaining at 30 June 2002 of US$1.9 million relate to additional facility closure costs, with cash outlays expected to be completed by the end of 2005.

   Consultancy fee

   On 22 September 1999, the group contracted with Silverbank Limited ("Silverbank"), a Jersey incorporated company beneficially owned, at that time, by Mr. Barry O'Callaghan, for the identification and services of the Chief Executive Officer of the group. In exchange for identifying the Chief Executive Officer, the group allotted, on a non-refundable basis, 11,111,110 ordinary shares with an aggregate nominal value of US$1.1 million to Silverbank. The fair value of these shares at that date was US$12,500,000, or US$1.125 per share. The group expensed the full amount of this consultancy fee on the date of the transaction.

   On 1 July 2000, the group purchased the entire share capital of Silverbank for US$1,000.

5.  Interest payable and similar charges

                                                                   2002    2001    2000
                                                                US$'000 US$'000 US$'000
Bank charges and interest on loans repayable within five years:
   by instalments                                                   42      62      21
   other than by instalments                                         -       2     610
   Finance lease charges                                            17      35      35
                                                                ------  ------  ------
                                                                    59      99     666
                                                                ======  ======  ======

6. Loss on ordinary activities before taxation

                                                                            2002    2001    2000
                                                                         US$'000 US$'000 US$'000
The loss on ordinary activities before taxation is stated after charging
  (crediting):
Operating lease charges - other assets                                    2,914   2,105     648
Directors' remuneration                                                   2,202     571     376
Auditors' remuneration                                                      175     109      52
Depreciation                                                              4,879   2,200     574
Amortisation of intangible assets                                        51,674  20,548     983
Discounts on share options expensed                                       1,695   2,682   1,339
Research and development grants received                                      -       -     (52)
                                                                         ======  ======   =====

7. Tax on loss on ordinary activities

                                      2002    2001    2000
                                   US$'000 US$'000 US$'000
                     Current tax:
                     Ireland            -        -      58
                     Foreign taxes  2,451        -       -
                                    -----  ------- -------
                                    2,451        -      58
                                    =====  ======= =======

   The tax assessed for the period differs from the amount computed by applying the standard rate of corporation tax in the Republic of Ireland to the loss on ordinary activities before taxation. The sources and tax effects of the differences are explained below:

                                                                        2002     2001     2000
                                                                     US$'000  US$'000  US$'000
Loss on ordinary activities before tax                              (30,158) (52,712) (35,170)
                                                                    =======  =======  =======
Loss on ordinary activities multiplied by the standard rate of tax:
18%, 22%, and 26% in 2002, 2001 and 2000 respectively                (5,428) (11,597)  (9,144)

Effects of:
Expenses not deductible for tax purposes                              5,330    5,454      768
 (primarily goodwill and intangible asset amortisation)
Higher tax rates on overseas earnings                                 1,352   (2,772)  (2,204)
Exempt income                                                          (126)    (820)    (425)
Losses not utilised                                                     735    7,798    8,071
Manufacturing relief                                                    588    1,937    2,992
                                                                    -------  -------  -------
Current tax charge for year                                           2,451        -       58
                                                                    =======  =======  =======

    The group has significant trading losses carried forward, the impact of which may serve to maintain, or potentially reduce, the group's annual effective tax rate in future years as well as providing cashflow benefits regarding the timing of tax payments.

    Deferred tax:

    At 30 June, 2002 the group had significant Irish and US trading losses carried forward. The utilisation of these net operating losses carried forward is limited to future profitable operations of the group in the related tax jurisdictions in which such losses arose. The Irish losses carry forward indefinitely. The U.S. losses carried forward will expire between 2017 and 2022 if not previously utilised. No deferred tax asset is recognised in respect of the net operating losses carried forward because of the history of operating losses in the related tax jurisdictions.

8.  Employees

                                                                       2002    2001    2000
                                                                     Number  Number  Number
The average number of persons employed by the group, by department, during the year was as follows:
Research and development                                               236     179      123
Distribution                                                           175     126       86
General and administrative                                              72      44       32
                                                                    ------  ------    -----
                                                                       483     349      241
                                                                    ======  ======    =====

                                                                       2002    2001    2000
                                                                    US$'000 US$'000 US$'000
The staff costs comprise:
Wages and salaries                                                  43,865  27,306    9,270
Social welfare costs                                                 5,446   2,533      624
Pension costs                                                        1,184   1,304       91
                                                                    ------  ------    -----
                                                                    50,495  31,143    9,985
                                                                    ======  ======    =====

9.  Loss per ordinary share

    Basic and diluted loss per ordinary share are calculated in accordance with Financial Reporting Standard Number 14, " Earnings per share".

    The following sets forth the computation of basic and diluted loss per ordinary share:

                                                                      2002        2001        2000
                                                                   US$'000     US$'000     US$'000
Numerator
Numerator for basic and diluted loss per ordinary share - loss
  on ordinary activities after taxation                           (32,609)    (52,712)    (35,228)
                                                               ==========  ==========  ==========
Denominator
Denominator for basic and diluted loss per share - weighted
  average ordinary shares ('000)
   Basic                                                          225,436     192,861     130,613
   Diluted                                                        225,436     192,861     130,613
                                                               ==========  ==========  ==========
Basic and diluted loss per ordinary share                      US$  (0.14) US$  (0.27) US$  (0.27)
                                                               ==========  ==========  ==========

    The effect of employee stock options has not been included in the computation of diluted loss per ordinary share as to do so would have been antidilutive. The weighted average number of options outstanding for the years ended 30 June 2002, 2001 and 2000 were 40,818,987, 24,649,457 and
    11,878,992 respectively.

10. Intangible fixed assets

                                           Brand names,
                                  Acquired trademarks &
                                technology domain names Goodwill   Total
                                   US$'000      US$'000  US$'000 US$'000
        GROUP
        Cost
        At 1 July 2000               2,700          246    1,144   4,090
        Arising on acquisitions     10,337       11,264  150,574 172,175
                                    ------       ------  ------- -------
        At 30 June 2001             13,037       11,510  151,718 176,265
        Arising on acquisitions      6,340       15,650   72,155  94,145
                                    ------       ------  ------- -------
        At 30 June 2002             19,377       27,160  223,873 270,410
                                    ------       ------  ------- -------
        Amortisation
        At 1 July 2000                 540          123      320     983
        Amortised in year            1,531        1,904   17,113  20,548
                                    ------       ------  ------- -------
        At 30 June 2001              2,071        2,027   17,433  21,531
        Amortised in year            4,587        3,394   43,693  51,674
                                    ------       ------  ------- -------
        At 30 June 2002              6,658        5,421   61,126  73,205
                                    ------       ------  ------- -------
        Net book amounts
        At 30 June 2002             12,719       21,739  162,747 197,205
                                    ======       ======  ======= =======
        At 30 June 2001             10,966        9,483  134,285 154,734
                                    ======       ======  ======= =======
        At 30 June 2000              2,160          123      824   3,107
                                    ======       ======  ======= =======

    During the year ended 30 June 2002, the group disposed of an intangible asset with nil cost.

11. Tangible fixed assets

                                             Computer
                                 Leasehold software &    Furniture
                              improvements  equipment and fixtures   Total
                                   US$'000    US$'000      US$'000 US$'000
      GROUP
      Cost
      At 1 July 2000                     -      3,366          256   3,622
      Additions                        974      4,559          664   6,197
      Arising on acquisitions          286      1,236          292   1,814
                                     -----     ------        -----  ------
      At 30 June 2001                1,260      9,161        1,212  11,633
      Additions                      2,203      3,234           75   5,512
      Arising on acquisitions          331          -            -     331
                                     -----     ------        -----  ------
      At 30 June 2002                3,794     12,395        1,287  17,476
                                     -----     ------        -----  ------
      Depreciation
      At 1 July 2000                     -        992           84   1,076
      Charge in year                    75      1,937          188   2,200
                                     -----     ------        -----  ------
      At 30 June 2001                   75      2,929          272   3,276
      Charge in year                   538      3,991          350   4,879
                                     -----     ------        -----  ------
      At 30 June 2002                  613      6,920          622   8,155
                                     -----     ------        -----  ------
      Net book amounts
      At 30 June 2002                3,181      5,475          665   9,321
                                     =====     ======        =====  ======
      At 30 June 2001                1,185      6,232          940   8,357
                                     =====     ======        =====  ======
      At 30 June 2000                    -      2,374          172   2,546
                                     =====     ======        =====  ======

    The net book amounts of fixed assets include US$103,000 (2001: US$244,000, 2000: US$370,000) in respect of leased assets. The depreciation charge for the year in respect of these assets was US$141,000 (2001: US$229,000, 2000:
    US$290,000).

12. Financial fixed assets

                                                          2002    2001    2000
                                                       US$'000 US$'000 US$'000
 COMPANY
 Shares in subsidiary undertakings - unlisted, at cost
 At 1 July                                             430,372 405,111 405,111
 Additions during year                                  10,000  25,261       -
                                                       ------- ------- -------
 At 30 June                                            440,372 430,372 405,111
                                                       ======= ======= =======

    At 30 June 2002, the company had the following wholly owned subsidiary undertakings. All shareholdings are in ordinary shares:

   Name                      Nature of business    Registered office
   Riverdeep Interactive     Product development   Third Floor,
      Learning Limited                             Styne House,
                                                   Upper Hatch Street,
                                                   Dublin 2.

   Riverdeep Inc.            Trading company       399 Boylston Street,
   Ed-Vantage Software, Inc. Product development   Boston,
                                                   Massachusetts 02116,
                                                   United States of America.

   Fast Break Limited        Product development   111 Arlozorov Street,
                                                   Tel Aviv,
                                                   Israel.

   Riverdeep Group           Group finance company PO Box 309,
   Finance Limited                                 George Town,
                                                   Grand Cayman,
                                                   Cayman Islands,
                                                   British West Indies.

   Silverbank Limited        Executive management  PO Box 87,
                             services              22 Grenville Street,
                                                   St. Helier,
                                                   Jersey JE4 8PX,
                                                   Channel Islands.

13. Stock

                                       2002    2001    2000
                                    US$'000 US$'000 US$'000
                     Finished Goods   4,694   2,462       -
                                      =====   =====     ===

14. Debtors

                                                   2002    2001    2000
                                                US$'000 US$'000 US$'000
        GROUP
        Amounts falling due within one year
        Trade debtors                            64,662  34,615  7,000
        VAT recoverable                             138     134    221
        Other debtors                             2,830   3,565  2,214
                                                ------- ------- ------
                                                 67,630  38,314  9,435
                                                ======= ======= ======
        COMPANY
        Amounts falling due within one year
        Amounts owed by subsidiary undertakings 243,527 170,998 21,839
        Other debtors                                20       -      -
                                                ------- ------- ------
                                                243,547 170,998 21,839
                                                ======= ======= ======

15. Investments

                                                   2002    2001    2000
                                                US$'000 US$'000 US$'000
        GROUP
        US Government agency notes                   -  35,728       -
        US Municipal bonds                       2,012       -       -
        Auction rate cumulative preferred notes  6,000   1,750  30,050
        Commercial paper                             -       -  20,653
                                                 -----  ------  ------
                                                 8,012  37,478  50,703
                                                 =====  ======  ======

    Investments comprise equity securities and are classified as available-for-sale securities and reported at fair value. Any unrealised gains and losses are reported as movements on revaluation reserve. At 30 June 2002, 2001 and 2000, cost approximated fair value.

16. Creditors

                                                  2002    2001    2000
                                               US$'000 US$'000 US$'000
          GROUP
          Amounts falling due within one year:
          Bank loans                              105      84      89
          Note payable                              -   2,000       -
          Trade creditors                      20,389   5,452   3,448
          Finance lease obligations             1,640     136     223
          Corporation tax                       2,451       -      58
          PAYE and PRSI                            88      53      83
          Deferred revenue                     12,886  13,043   4,939
          Accruals and other creditors         29,795  11,154   3,074
                                               ------  ------  ------
                                               67,354  31,922  11,914
                                               ======  ======  ======

    In connection with the acquisition of Teacher Universe, Inc. in May 2001, the group assumed a note payable of US$2.0 million, which was repaid on 30 September 2001. The note was unsecured and carried an interest rate of 7% per annum.

                                                  2002    2001    2000
                                               US$'000 US$'000 US$'000
          COMPANY
          Amounts falling due within one year:
          VAT payable                                -       -      94
          Accruals and other creditors             105     150     163
                                                   ---     ---     ---
                                                   105     150     257
                                                   ===     ===     ===

17. Creditors

                                                      2002    2001    2000
                                                   US$'000 US$'000 US$'000
     GROUP
     Amounts falling due after more than one year:
     Long-term debt:
        Repayable -
        Between one and two years                       67      92      95
        Between two and five years                       -      54     165
                                                     -----     ---     ---
                                                        67     146     260
     Finance lease obligations                       1,198      71      89
                                                     -----     ---     ---
                                                     1,265     217     349
                                                     =====     ===     ===

    The long-term debt is unsecured, carries interest at a fixed rate of 6.5% and is due for repayment by 15 February 2004.

18. Called up share capital

                                                                              2002    2001    2000
                                                                           US$'000 US$'000 US$'000
COMPANY AND GROUP
Authorised
1,000,000,000 ordinary shares of US$0.10 each                              100,000 100,000 100,000
100,000,000 convertible preference shares of US$0.10 each                   10,000  10,000  10,000
                                                                           ------- ------- -------
                                                                           110,000 110,000 110,000
                                                                           ======= ======= =======
GROUP
Allotted, called up and fully paid
At start of year                                                            20,548  16,374  10,000
Issuance of ordinary shares for non-cash consideration (i)                       -       -   1,111
Issuance of ordinary shares on initial public offering (ii)                      -       -   3,924
Issuance of ordinary shares in connection with share placing (iii)             833       -   1,333
Issuance of ordinary shares on exercise of options (iv)                        235     680       -
Employee share purchase plan (v)                                                10      16       6
Issuance of ordinary share in connection with acquisitions (vi)                  -   3,441       -
Issuance of ordinary shares in connection with The Learning Company
  acquisition (vii)                                                            716       -       -
Issuance of ordinary shares and exercise of warrants and options in
  connection with Ed-Vantage acquisition (viii)                                220      37       -
Issuance of ordinary shares in connection with Smartstuff acquisition (ix)      24       -       -
Issuance of ordinary shares in connection with acquisition of leasehold
  improvements and other fixed assets (x)                                       68       -       -
                                                                           ------- ------- -------
At end of year                                                              22,654  20,548  16,374
                                                                           ======= ======= =======
Number of ordinary shares ('000)                                           226,543 205,480 163,738
                                                                           ======= ======= =======

                                                                              2002    2001    2000
                                                                           US$'000 US$'000 US$'000
COMPANY
Allotted, called up and fully paid
At start of year                                                            20,548  16,374       -
Shares issued for shares in Riverdeep
 Interactive Learning Limited (note 1)                                           -       -  12,444
Issuance of ordinary shares on initial public offering (ii)                      -       -   3,924
Issuance of ordinary shares in connection with share placing (iii)             833       -       -
Issuance of ordinary shares on exercise of options (iv)                        235     680       -
Employee share purchase plan (v)                                                10      16       6
Issuance of ordinary share in connection with acquisitions (vi)                  -   3,441       -
Issuance of ordinary shares in connection with The Learning Company
  acquisition (vii)                                                            716       -       -
Issuance of ordinary shares and exercise of warrants and options in
  connection with Ed-Vantage acquisition (viii)                                220      37       -
Issuance of ordinary shares in connection with Smartstuff acquisition (ix)      24       -       -
Issuance of ordinary shares in connection with acquisition of leasehold
  improvements and other fixed assets (x)                                       68       -       -
                                                                           ------- ------- -------
At end of year                                                              22,654  20,548  16,374
                                                                           ======= ======= =======
Number of ordinary shares ('000)                                           226,543 205,480 163,738
                                                                           ======= ======= =======

(i) Issuance of ordinary shares for non-cash consideration

    On 22 September 1999, the group contracted with Silverbank, a Jersey incorporated company beneficially owned, at that time, by Mr. Barry O'Callaghan, for the identification and services of the Chief Executive Officer of the group. Refer to note 4 for further details.

(ii) Initial public offering

    On 9 March 2000, the group completed an initial public offering of 39.2 million ordinary shares of US$0.10, each with an aggregate nominal value of US$3.924 million, at US$3.33 per share. The total gross proceeds to the group were approximately US$131 million. The proceeds were used to fund the ongoing activities of the business.

(iii) Share placing

    In October 2001, Reed Elsevier plc made an equity investment of US$25 million in the group. The investment is represented by the issuance of 8,333,333 ordinary shares of US$0.10 each, with an aggregate nominal value of US$833,333, which were issued for cash of US$25,000,000. The proceeds were used to fund the ongoing activities of the business.

    On 6 October 1999, the group sold 13.33 million ordinary shares of US$0.10 each, with an aggregate nominal value of US$1.333 million through a private placement to fund the group's continued development. The total gross proceeds of the placement amounted to US$15 million. The proceeds were used to fund the ongoing activities of the business.

(iv) Employee share option scheme

    The group established a share option scheme ("the scheme") in November 1998, which is available to certain employees of the group and such other persons as the board of directors determine. The group's board of directors and shareholders approved amendments to the scheme in December 1999, February 2000, February 2001 and February 2002 providing for increases in the number of ordinary shares reserved for grant under the scheme. The scheme provides for the issuance of up to 65,000,000 of the company's ordinary shares. Options granted under the scheme expire ten years after the date of grant or seven years from the date of grant in case of options granted prior to 15 February 2000.

    The board of directors generally determines the pricing and vesting periods of the options granted. The exercise price of options granted cannot be less than the par value of the underlying shares and in the case of options which qualify as incentive share options for United States tax purposes, not less than the market value of the shares on the date of grant. Options granted to 30 June 1999 generally have a two-year vesting period and were granted in November 1998. Options granted thereafter vest annually over three years.

    At 30 June 2002, 2001 and 2000, options to purchase 42,613,314, 27,293,984 and 19,222,000 ordinary shares respectively were outstanding.

    A summary of the group's stock option activity and related information for the three years ended 30 June 2002 is as follows:

                                   Weighted             Weighted
                                    average              average              average
                          Weighted exercise             exercise             exercise
                           Options    price     Options    price     Options    price
                              2002     2002        2001     2001        2000     2000
                            Number      US$      Number      US$      Number      US$
Options outstanding
  at beginning of year 27,293,984     2.819 19,222,000     1.659  7,000,000     0.295
Granted                21,755,100     3.770 17,542,806     3.248 12,693,500     2.429
Exercised              (2,350,106)    1.990 (6,799,708)    0.598          -         -
Forfeited              (4,085,664)    3.333 (2,671,114)    2.951   (471,500)    2.150
                       ----------     ----- ----------     ----- ----------     -----
                       42,613,314     3.317 27,293,984     2.819 19,222,000     1.659
                       ==========     ===== ==========     ===== ==========     =====

(v) Employee share purchase plan

    In March 2000, the group established a United States' qualified Employee Share Purchase Plan (the "Plan"). The Plan is designed to give qualified employees (as defined) the opportunity to purchase designated ordinary shares of the group twice during the year, at 30 June and 31 December. The purchase price of shares acquired pursuant to the Plan, will be the lesser of 85% of the closing price at the beginning of each offering period, or 85% of the fair market value on the purchase date. The shares that may be sold pursuant to the Plan shall not exceed in the aggregate 1,750,000 ordinary shares. During the years ended 30 June 2002, 2001 and 2000, 98,178, 163,674 and 55,818 ordinary shares respectively were purchased by employees under the Plan.

(vi) Acquisitions

    During 2001, the group issued 34.41 million ordinary shares with an aggregate nominal value of US$3.441 million in connection with the acquisition of Ed-Vantage Software, Inc., Edmark Corporation, SmartStuff Software and Teacher Universe, Inc. The aggregate fair value of the ordinary shares issued was US$114.68 million. Refer to note 21 for further details.

(vii) The Learning Company acquisition

    During 2002, the group issued 7,164,180 ordinary shares of US$0.10 each with an aggregate nominal value of US$716,418 in connection with the acquisition of The Learning Company. The aggregate fair value of the ordinary shares issued was US$23.1 million. Refer to note 21 for further details.

(viii) Ed-Vantage acquisition

    Represents the issue of 980,028 ordinary shares of US$0.10 each with an aggregate nominal value of US$98,003 on the first anniversary of the group's acquisition of Ed-Vantage Software, Inc. and the further issuance of approximately 1.2 million (2001: 37,000) ordinary shares of US$0.10 each with an aggregate nominal value of US$122,000 upon exercise of options and warrants assumed as part of that acquisition.

(ix) SmartStuff acquisition

    Represents the issue of 240,834 ordinary shares of US$0.10 each with an aggregate nominal value of US$24,083 on the first anniversary of the group's acquisition of SmartStuff Software in February 2001.

(x) Leasehold improvements and other fixed assets

    In April 2002, the group issued 681,000 ordinary shares of US$0.10 each with an aggregate nominal value of US$68,100 to Gores Technology Group in return for leasehold improvements and other fixed assets at 500 Redwood Boulevard, Novato, California, U.S.A. The aggregate fair value of the ordinary shares issued was US$2.3 million.

19. Merger reserve

                                                   2002    2001    2000
                                                US$'000 US$'000 US$'000
        Balance at beginning and at end of year 310,986 310,986 310,986
                                                ======= ======= =======

    The merger reserve represents the difference between the nominal value of the share capital of Riverdeep Interactive Learning Limited and the book value of the investment by Riverdeep Group plc at the date of the group reconstruction referred to in note 1.

20. Reconciliation of movements in shareholders' funds

                                                 Called                              Shares   Profit
                                               up share   Share    Merger    Other    to be and loss
                                                capital Premium   Reserve reserves   issued  account     Total
                                                US$'000 US$'000   US$'000  US$'000  US$'000  US$'000   US$'000
GROUP

At 30 June 1999                                  10,000 240,000 (249,899)    3,189        -  (11,179)  (7,889)
Proceeds from sale of ordinary shares             1,333       -   (1,320)   14,987        -        -   15,000
Fair value of ordinary shares issued for non-
 cash consideration                               1,111       -   (1,100)   12,489        -        -   12,500
Expenses of share issues                              -       -        -      (640)       -        -     (640)
Arising on combination                                -  58,667  (58,667)        -        -        -        -
Employee share purchase plan                          6     148        -         -        -        -      154
Proceeds from issue of ordinary shares on IPO,
 net                                              3,924 112,945        -         -        -        -  116,869
Loss for financial year                               -       -        -         -        -  (35,228) (35,228)
Credits corresponding to discounts on share
 options expensed                                     -       -        -     1,339        -        -    1,339
                                                 ------ ------- --------    ------   ------  -------  -------
At 30 June 2000                                  16,374 411,760 (310,986)   31,364        -  (46,407) 102,105
Issuance of ordinary shares in connection with
 acquisitions                                     3,441 111,236        -         -        -        -  114,677
Shares to be issued in connection with
 acquisitions                                         -       -        -         -   50,505        -   50,505
Issuance of options in connection with
 acquisitions                                         -       -        -     5,249        -        -    5,249
Issuance of ordinary shares on exercise of
 warrants and options in connection with the
 Ed-Vantage acquisition                              37   1,685        -    (1,722)       -        -        -
Employee share purchase plan                         16     440        -         -        -        -      456
Issuance of ordinary shares on exercise of
 options                                            680   2,072        -         -        -        -    2,752
Loss for financial year                               -       -        -         -        -  (52,712) (52,712)
Credits corresponding to discounts on share
 options expensed                                     -       -        -     2,682        -        -    2,682
                                                 ------ ------- --------    ------   ------  -------  -------
At 30 June 2001                                  20,548 527,193 (310,986)   37,573   50,505  (99,119) 225,714
                                                 ------ ------- --------    ------   ------  -------  -------

                                                 Called                              Shares     Profit
                                               up share   Share    Merger    Other    to be   and loss
                                                capital Premium   Reserve reserves   issued    account    Total
                                                US$'000 US$'000   US$'000  US$'000  US$'000    US$'000  US$'000
GROUP

At 30 June 2001                                  20,548 527,193 (310,986)   37,573   50,505   (99,119) 225,714
Proceeds from share placing                         833  24,167        -         -        -         -   25,000
Issuance of ordinary shares in connection with
 The Learning Company acquisition                   716  22,368        -         -        -         -   23,084
Shares to be issued in connection with The
 Learning Company acquisition                         -       -        -         -   27,694         -   27,694
Issuance of ordinary shares and exercise of
 warrants and options in connection with
 Ed-Vantage acquisition                             220   7,859        -    (3,527)  (4,552)        -        -
Issuance of ordinary shares in connection with
 SmartStuff acquisition                              24     929        -         -     (953)        -        -
Issuance of ordinary shares in connection with
 the acquisition of leasehold improvements
 and other fixed assets                              68   2,240        -         -        -         -    2,308
Issuance of ordinary shares on exercise of
 options                                            235   4,442        -         -        -         -    4,677
Employee share purchase plan                         10     221        -         -        -         -      231
Loss for financial year                               -       -        -         -        -   (32,609) (32,609)
Credits corresponding to discounts on share
 options expensed                                     -       -        -     1,695        -         -    1,695
                                                 ------ ------- --------    ------   ------  --------  -------
At 30 June 2002                                  22,654 589,419 (310,986)   35,741   72,694  (131,728) 277,794
                                                 ====== ======= ========    ======   ======  ========  =======

                                                              Called                    Shares   Profit
                                                            up share   Share    Other    to be and Loss
                                                             capital premium reserves   issued  Account     Total
                                                             US$'000 US$'000  US$'000  US$'000  US$'000   US$'000
COMPANY

At 30 June 1999                                                    -       -        -        -        -        -
Shares issued for shares in Riverdeep Interactive Learning
 Limited                                                      12,444 298,667        -        -        -  311,111
Proceeds from issue of ordinary shares on IPO, net             3,924 112,945        -        -        -  116,869
Employee share purchase plan                                       6     148        -        -        -      154
Credits corresponding to discounts on share options
 expensed                                                          -       -    1,339        -        -    1,339
Loss for financial year                                            -       -        -        -   (1,288)  (1,288)
                                                              ------ -------   ------   ------   ------  -------
At 30 June 2000                                               16,374 411,760    1,339        -   (1,288) 428,185
Issuance of ordinary shares in connection with acquisitions    3,441 111,236        -        -        -  114,677
Shares to be issued in connection with acquisitions                -       -        -   50,505        -   50,505
Issuance of options in connection with acquisition                 -       -    5,249        -        -    5,249
Issuance of ordinary shares on exercise of warrants and
 options in connection with Ed-Vantage acquisition                37   1,685   (1,722)       -        -        -
Issuance of ordinary shares on exercise of options               680   2,072        -        -        -    2,752
Employee share purchase plan                                      16     440        -        -        -      456
Loss for financial year                                            -       -        -        -   (2,859)  (2,859)
Credits corresponding to discounts on share options
 expensed                                                          -       -    2,682        -        -    2,682
                                                              ------ -------   ------   ------   ------  -------
At 30 June 2001                                               20,548 527,193    7,548   50,505   (4,147) 601,647
                                                              ------ -------   ------   ------   ------  -------

                                                                 Called                    Shares    Profit
                                                               up share   Share    Other    to be  and Loss
                                                                capital premium reserves   issued   Account     Total
                                                                US$'000 US$'000  US$'000  US$'000   US$'000   US$'000
COMPANY

At 30 June 2001                                                  20,548 527,193    7,548   50,505    (4,147) 601,647
Proceeds from share placing                                         833  24,167        -        -         -   25,000
Issuance of ordinary shares in connection with The Learning
 Company acquisition                                                716  22,368        -        -         -   23,084
Shares to be issued in connection with The Learning
 Company acquisition                                                  -       -        -   27,694         -   27,694
Issuance of ordinary shares and exercise of warrants and
 options in connection with Ed-Vantage acquisition                  220   7,859   (3,527)  (4,552)        -        -
Issuance of ordinary shares in connection with SmartStuff
 acquisition                                                         24     929        -     (953)        -        -
Issuance of ordinary shares in connection with the acquisition
 of leasehold improvements and other fixed assets                    68   2,240        -        -         -    2,308
Issuance of ordinary shares on exercise of options                  235   4,442        -        -         -    4,677
Employee share purchase plan                                         10     221        -        -         -      231
Loss for financial year                                               -       -        -        -    (1,497)  (1,497)
Credits corresponding to discounts on share options expensed          -       -    1,695        -         -    1,695
                                                                 ------ -------   ------   ------    ------  -------
At 30 June 2002                                                  22,654 589,419    5,716   72,694    (5,644) 684,839
                                                                 ====== =======   ======   ======    ======  =======

21. Acquisitions

    The Learning Company

    In September 2001, the group acquired the educational assets of The Learning Company from Gores Technology Group. Under the terms of the agreement the group agreed to issue, in three tranches, 9,552,240 new ordinary shares, assume liabilities of US$41.8 million (including US$20 million of short-term debt) and incur US$1.6 million of closing costs in connection with the acquisition.

    Of the 9,552,240, ordinary shares, the first two tranches were settled with the issue of 7,164,180 ordinary shares with a value of US$23.1 million. The third tranche, with a fair value of US$7.7 million, will be settled with the issue of 2,388,060 ordinary shares on the first anniversary of the acquisition. The deferred consideration of US$7.7 million is disclosed as "shares to be issued" within the equity shareholders' funds.

    The terms of the agreement also include an earn-out providing for the future issuance of additional Riverdeep Group plc ordinary shares, up to a maximum fair value of US$20 million, contingent upon the achievement of future results of the acquired assets. At 30 June 2002 all performance targets were satisfied and the 9,311,940 ordinary shares with a value US$20 million are reflected as "shares to be issued" within the equity shareholders' funds.

    The acquisition was accounted for using the acquisition method of accounting, and accordingly, the assets, liabilities, and operating results have been included in the accompanying consolidated financial statements from the date of acquisition.

    The total purchase price consisted of 7,164,180 newly-issued ordinary shares with a value of US$23.1 million at the time of acquisition and shares to be issued with a value of US$27.7 million. The aggregate purchase price plus direct acquisition costs totalled US$52.3 million. The purchase price plus related expenses, was allocated to the acquired assets and liabilities at their estimated fair values based primarily on an independent valuation.

    Amounts allocated to goodwill of US$72.2 million, brand names, trademarks and domain names of US$15.7 million, and acquired technology of US$6.3 million are being amortised on a straight-line basis over their useful economic lives. Certain brand names, having indefinite useful lives are, in the opinion of the directors, not capable of continued measurement (so that the annual impairment reviews will be feasible) and in such circumstances, the brand names are amortised over a deemed useful life of 20 years in accordance with FRS 10 "Goodwill and Intangible Assets".

    Teacher Universe

    In May 2001, the group acquired the assets of Teacher Universe, Inc. ("Teacher Universe") from Knowledge Universe, Inc. Under the terms of the agreement, the group paid US$1.0 million in cash, assumed liabilities of US$2.5 million (including US$2 million short-term debt) and issued 3 million new ordinary shares with a value of US$12.13 million in exchange for substantially all of the assets of Teacher Universe. The terms of the agreement also included an earn-out providing for the future issuance of additional Riverdeep Group plc ordinary shares, up to a maximum of US$45 million, contingent upon future revenues to be generated by the acquired assets in the period to 31 August 2003. The deferred consideration of approximately US$45 million is disclosed in "shares to be issued" within equity shareholders' funds.

    The purchase price of US$58.1 million was allocated to the acquired assets and liabilities at their estimated fair values based primarily on an independent valuation. Amounts allocated to goodwill of US$56.27 million, developed technology of US$3.9 million, and web site costs of US$483,000 are being amortised on a straight line basis over their useful economic lives.

    SmartStuff

    On 7 February 2001, the group acquired SmartStuff Software ('SmartStuff'), a division of School Specialty, Inc. for a total consideration of US$9.5 million (excluding related acquisition costs of US$300,000).

    The transaction was accounted for under the acquisition method of accounting. The consideration was settled in two tranches. The first tranche was settled with the issue of approximately 2.1 million ordinary shares with a value of US$8.6 million. The second tranche was satisfied with the issue of 240,834 ordinary shares on the first anniversary of the acquisition.

    The purchase price, plus related expenses, was allocated to the acquired assets and liabilities at their estimated fair values based primarily on an independent valuation. Amounts allocated to goodwill of US$8.8 million, developed technology of US$600,000, and trademarks of US$150,000 are being amortised on a straight line basis over their useful economic lives. The fair value of other net assets acquired was $307,000.

    Edmark

    On 1 September 2000 the group completed the acquisition of certain assets of Edmark Corporation ("Edmark"), a subsidiary of International Business Machines ("IBM"), for approximately US$85.6 million (excluding related acquisition costs of approximately US$3.1 million). The transaction was accounted for under the acquisition method of accounting and was satisfied in its entirety through the issue of 27.6 million ordinary shares.

    The purchase price, plus related expenses, was allocated to the acquired assets and liabilities at their estimated fair values, based primarily on an independent valuation. Amounts allocated to goodwill of US$65.5 million, trademarks / domain names of US$10.6 million and developed technology of US$4.84 million, are being amortized on a straight-line basis over their useful economic lives. The fair value of other net assets acquired was approximately US$2 million. The amount allocated to in process research and development of US$5.67 million was expensed in full during the year ended 30 June 2001 as the technology had not reached technological feasibility and had no alternative uses.

    Ed-Vantage

    On 26 July 2000 the group acquired Ed-Vantage Software, Inc. ("Ed-Vantage") for a total consideration of approximately US$24.7 million (excluding acquisition-related costs of approximately US$0.6 million). The consideration was settled in two tranches. The first tranche was settled with the issue of approximately

    1.8 million ordinary shares, the assumption of 1.6 million options and warrants (with a value of US$8.4 million and US$5.25 million respectively) and US$6.5 million in cash. The second tranche was satisfied with the issue of 980,028 ordinary shares on the first anniversary of the acquisition.

    The transaction was accounted for under the acquisition method of accounting. The total purchase price of US$24.7 million, plus related expenses was allocated to the acquired assets and liabilities based on their respective fair values, based primarily on an independent valuation. Amounts were allocated to goodwill of

    US$20 million, developed technology of US$992,000, and trademarks / domain names of US$31,000. These amounts are being amortised on a straight line basis over their useful economic lives. The amount allocated to in-process research and development of US$4.27 million was expensed in full during the year ended 30 June 2001 as the technology had not reached technological feasibility and had no alternative uses. The fair value of the other net liabilities assumed was US$53,000.

    Logal

    On 15 July 1999, the group completed an asset purchase transaction with Logal Educational Systems and Software Limited (which was subsequently renamed SimPlayer.com, Inc.) and its wholly owned subsidiary Logal Software, Inc. to acquire substantially all Logal's educational software business, including its library of internet-enabled interactive educational science and math software, the internet portal (Logal.net) and Logal's name. Furthermore, the group received an exclusive license to the SimPlayer technology for use in the K-12 science and math education markets. The total purchase price of US$4.51 million consisted of a cash payment of US$4.25 million and US$0.26 million of related acquisition expenses. SimPlayer.com, Inc. also provided development services that assisted in internet enabling the group's existing products in return for a fee of US$1.5 million. Refer to note 28.

    The purchase price, plus related expenses has been allocated to the acquired assets and liabilities at their estimated fair values at the date of the acquisition based primarily on an independent valuation. Amounts allocated to goodwill, US$1,144,000, developed technology, US$2,700,000, and brand name, US$246,000, are being amortised over periods of five, five, and two years, respectively.

    As part of the asset purchase transaction with Logal, Inc., the group assumed Logal, Inc.'s contingent obligation to pay royalties to the Office of the Chief Scientist of Israel and the BIRD Foundation of Israel, (at rates of 3% to 5%, and up to maximum amounts of US$4,177,000 and US$1,787,000, respectively) resulting from the sale or licensing of simulation based software technology acquired from Logal, Inc.

    The following table shows the class of each asset and liability acquired, fair value adjustments and the amount of goodwill arising on the acquisitions:

                                                        2002     2001    2000
                                                     US$'000  US$'000 US$'000
  Consideration:
  Issuance of ordinary shares                        23,084  114,677       -
  Shares to be issued                                27,694   50,505       -
  Issuance of options                                     -    5,249       -
  Cash consideration                                  1,566   11,449   4,512
                                                    -------  -------   -----
  Total consideration                                52,344  181,880   4,512
                                                    =======  =======   =====
  Net assets acquired:
  Fixed assets                                          331    1,814     100
  Working capital                                   (19,406)     (49)    322
  Assumption of finance leases                       (2,726)       -       -
  Assumption of loan note payable                   (20,000)  (2,000)      -
                                                    -------  -------   -----
  Net (liabilities) assets acquired at fair values* (41,801)    (235)    422
                                                    -------  -------   -----
  Acquired intangibles:
  Acquired technology                                 6,340   10,337   2,700
  Brand names, trademarks and domain names           15,650   11,264     246
  In-process research and development (note 4)            -    9,940       -
                                                    -------  -------   -----
                                                     21,990   31,541   2,946
                                                    -------  -------   -----
  Goodwill arising on acquisition                    72,155  150,574   1,144
                                                    -------  -------   -----
                                                     52,344  181,880   4,512
                                                    =======  =======   =====

    * There were no material fair value adjustments to the book value of the assets (liabilities) acquired.

    No provisions were made in respect of reorganisation, redundancies or related asset write-downs in the twelve months preceding the effective date of the acquisition.

    The Learning Company incurred a loss after tax of US$31,810,000 in the year ended 30 June 2000. The summarised financial information for the period from 1 July 2001 to the effective date of The Learning Company acquisition is as follows:

                                                             2002
                                                          US$'000
              Turnover                                    10,354
              Operating loss                                (356)
              Loss before tax                               (356)
              Taxation                                         -
                                                          ------
              Loss for the period ended 14 September 2001   (356)
                                                          ------

    Pre-acquisition profit and loss details for Ed-Vantage, Edmark and Teacher Universe are as follows:

                                                        Profit (loss) after tax
                                                    Pre-acquisition  Full Year
                           Date of         Previous            2001       2000
                       Acquisition         Year End         US$'000    US$'000
 Ed-Vantage           26 July 2000 31 December 1999          (1,168)      (844)
 Edmark *         1 September 2000 31 December 1999           1,605     (1,308)
 Teacher Universe      29 May 2001 31 December 2000          (4,747)    (9,114)

    *  Based on revenue, direct costs and expenses.

    There were no recognised gains and losses in the period reported other than the loss as noted. The pre-acquisition profits (losses) shown here for Ed-Vantage, Edmark, Teacher Universe and The Learning Company, have been extracted from financial statements prepared under the accounting policies of the individual entities prior to acquisition. The pre-acquisition profits (losses) of SmartStuff are not material.

    An analysis of group turnover and loss by on-going operations and acquisitions, or the impact of the acquisitions on the group's cash flow statement cannot be given due to the manner in which the current year acquisitions are integrated into the operations of the group.

22. Commitments

    GROUP

(a) Finance lease commitments

                                                                            2002    2001    2000
                                                                         US$'000 US$'000 US$'000
    Finance leases obligations, including interest, are due as follows:

    Within one year                                                        1,640     136     225
    Between two and five years                                             1,198      71      87
                                                                           -----     ---     ---
                                                                           2,838     207     312
                                                                           =====     ===     ===

(b) Operating lease commitments

    The group leases all of its office space. The group's corporate headquarters are currently located in a leased 12,814 square foot facility at Third Floor, Styne House, Upper Hatch Street, Dublin, Ireland. This lease agreement commenced in March 2000, may be terminated on 1 March 2015, and expires on 1 March 2025. The group's Cambridge, Massachusetts lease comprises 18,590 square feet, and expires on 31 July 2005. The group has operating lease commitments related to space in Redmond, Washington consisting of 68,139 square feet, such leases expiring on 30 November 2004. The group has operating lease commitments related to space in Fremont, California consisting of 33,499 square feet, such lease expiring on 31 March 2003. The group has operating lease commitments related to space in Novato, California consisting of 22,433 square feet such leases expiring on 31 October 2006.

   Leasing commitments at 30 June 2002 payable during the next twelve months are as follows:

                                                  Land and
                                                 buildings
                                                   US$'000
                      Expiring
                      Within one year                  333
                      Between one and two years        606
                      Between two and five years     1,893
                      After more than five years       590
                                                     -----
                                                     3,422
                                                     =====

23. Contingent liabilities

    Under the terms of research and development agreements between the group and Enterprise Ireland, amounts received from Enterprise Ireland may be revoked in certain circumstances, principally the disposal of intellectual property arising from the grant aided research and development. The group has complied with the terms of the grant agreement to 30 June 2002.

    As at 30 June 2002, the company has approximately US$760,000 ((Euro)762,000) in restricted cash deposits securing an annual renewable letter of credit facility with Bank of Ireland, on the Hatch Street, Dublin leased facilities. The company has US$517,000 in restricted cash deposits relating to letter of credit facility with Fleet National Bank, on the Cambridge Massachusetts leased facilities.

    Should the company not renew these letters of credit facilities or default on its rental obligations, these amounts will be payable to the lessor.

24. Reconciliation of operating loss to net cash inflow (outflow) from operating activities

                                                         2002     2001     2000
                                                      US$'000  US$'000  US$'000
 Operating loss                                      (31,628) (56,473) (36,413)
 Depreciation                                          4,879    2,200      574
 Amortisation of intangible assets                    51,674   20,548      983
 Consultancy fees                                          -        -   12,500
 Decrease (increase) in stock                          1,742     (445)       -
 Increase in debtors                                 (35,252) (27,135)  (7,437)
 Increase in creditors                                15,974   14,486    8,806
 Discounts on share options expensed                   1,695    2,682    1,339
 In-process research and development                       -    9,940        -
                                                     -------  -------  -------
 Net cash inflow (outflow) from operating activities   9,084  (34,197) (19,648)
                                                     =======  =======  =======

25. Reconciliation of net cash flow to movement in net funds

                                                      2002     2001    2000
                                                   US$'000  US$'000 US$'000
     Increase (decrease) in cash                   43,005  (31,953) 49,599
     Decrease in debt                              22,058      119   5,571
     Capital element of finance leases repaid          95      127     323
                                                  -------  -------  ------
     Change in net funds resulting from cash flow  65,158  (31,707) 55,493
     Loan note assumed on acquisition             (20,000)  (2,000)      -
     New finance leases                                 -        -     (72)
     Finance leases assumed on acquisition         (2,726)       -       -
     Currency adjustment                               38     (138)    (78)
                                                  -------  -------  ------
     Movement in net funds in the year             42,470  (33,845) 55,343
     Net funds at beginning of year                14,071   47,916  (7,427)
                                                  -------  -------  ------
     Net funds at end of year (note 27)            56,541   14,071  47,916
                                                  =======  =======  ======

26. Management of liquid resources

                                               2002      2001     2000
                                            US$'000   US$'000  US$'000
          Sale of marketable securities      35,729   93,884        -
          Purchase of marketable securities  (6,263) (80,659) (50,703)
                                             ------  -------  -------
                                             29,466   13,225  (50,703)
                                             ======  =======  =======

27. Analysis of net funds

                                    At      Cash                  Exchange  Non-cash         At
                              1/7/2000      flow Acquisitions  differences   changes  30/6/2001
                               US$'000   US$'000      US$'000      US$'000   US$'000    US$'000
Cash at bank and in hand        48,577  (31,953)            -         (116)        -     16,508
Finance leases                    (312)     127             -          (22)        -       (207)
Loans and Short Term Debt:
   Due in less than one year       (89)      89        (2,000)           -       (84)    (2,084)
   Due in more than one year      (260)      30             -            -        84       (146)
                                ------  -------  ------------  -----------  --------  ---------
                                47,916  (31,707)       (2,000)        (138)        -     14,071
                                ------  -------       -------         ----       ---     ------

                                    At      Cash                  Exchange  Non-cash         At
                              1/7/2001      flow Acquisitions  differences   changes  30/6/2002
                               US$'000   US$'000      US$'000      US$'000   US$'000    US$'000
Cash at bank and in hand        16,508   41,728             -           38         -     58,274
Restricted cash                      -    1,277             -            -         -      1,277
                                ------  -------  ------------  -----------  --------  ---------
                                16,508   43,005             -           38         -     59,551

Finance leases                    (207)      95        (2,726)           -         -     (2,838)
Loans and Short Term Debt:
   Due in less than one year    (2,084)  21,979       (20,000)           -         -       (105)
   Due in more than one year      (146)      79             -            -         -        (67)
                                ------  -------  ------------  -----------  --------  ---------
                                14,071   65,158       (22,726)          38         -     56,541
                                ======  =======  ============  ===========  ========  =========

28.  Related party transactions

    Mr. Anthony Lucki, a non-executive director with the group, serves as President and CEO of Harcourt Education ("Harcourt"). In October 2001, the group entered into an agreement with Harcourt to deliver co-developed products to Harcourt. Included in the group's turnover of US$169 million for the year ended 30 June 2002 was an amount of US$9 million recognised under this agreement. Included in trade debtors at 30 June 2002, are advance billings amounting to US$3.5 million in relation to this agreement.

    In March 2000, the group repaid its outstanding loan, including interest, to Mr. Patrick McDonagh with the proceeds of the group's initial public offering in March 2000. Effective 1 July 1999, the loan bore interest at a rate of 5% per annum. Previously the loan was interest free.

    Refer to Note 4 for details of a transaction with Silverbank, a company which was beneficially owned by Mr. Barry O'Callaghan.

    On 21 September 1999, Mr. Patrick McDonagh acquired a 25% interest in SimPlayer plc ("SimPlayer"), the company formerly known as Logal Educational Systems and Software Limited ("Logal"). On 4 October 1999, both Mr. Patrick McDonagh and Mr. Barry O'Callaghan were named directors of SimPlayer. As part of the Logal asset acquisition, the group contracted SimPlayer to provide development services to Internet enable the group's math courseware in return for a fee of US$1 million, and an additional US$0.5 million if certain performance criteria were met. These amounts were paid and expensed during the year ended 30 June 2000. As part of the asset purchase agreement, the group signed a two-year license agreement with SimPlayer to use the SimPlayer technology in the group's web-based math and science applications. The agreement specifies that SimPlayer has waived the license fee for use of the SimPlayer technology for a period of one year commencing on 15 July 1999. In September 2000, the group agreed to pay SimPlayer a license fee of US$250,000 for the use of its technology for a one-year period.

29. Derivatives and financial instruments

    The group's financial instruments comprise borrowings, cash and liquid resources, and various items, such as trade debtors, trade creditors, etc, that arise directly from its operations. The main purpose of these financial instruments is to raise finance for the group's operations.

    The group has not entered into derivative transactions during the period and it is, and has been throughout the period under review, the group's policy that no trading in financial instruments shall be undertaken.

    Interest rate and currency profile

    The interest rate and currency profile of the group's net funds and net financial assets and liabilities (excluding short term debtors and creditors) as at 30 June 2002, 2001, and 2000 was as follows:

                                                                                     US
                                                                          Euro  dollars    Other   Total
30 June 2002
Weighted average fixed debt interest rate                                  6.7%     6.3%       -     6.4%
Weighted average fixed debt period-years                                   1.0      1.5        -     1.5

                                                                                     US
                                                                          Euro  dollars    Other   Total
                                                                       US$'000  US$'000  US$'000 US$'000
Fixed rate debt                                                           (287)  (2,723)       -  (3,010)
Cash and short-term deposits - floating rate                               309   59,223       19  59,551
                                                                          ----   ------  -------  ------
Net funds by major currency                                                 22   56,500       19  56,541
Investments held as current assets                                           -    8,012        -   8,012
                                                                          ----   ------  -------  ------
Net financial assets and liabilities (excluding short term debtors and
  creditors)                                                                22   64,512       19  64,553
                                                                          ====   ======  =======  ======


                                                                                     US
                                                                          Euro  dollars    Other   Total
30 June 2001
Weighted average fixed debt interest rate                                    8%       7%       -       7%
Weighted average fixed debt period-years                                   1.6        -        -     1.6

                                                                                     US
                                                                          Euro  dollars    Other   Total
                                                                       US$'000  US$'000  US$'000 US$'000

Fixed rate debt                                                           (435)  (2,002)       -  (2,437)
Cash and short term deposits - floating rate                               233   16,253       22  16,508
                                                                          ----   ------  -------  ------
Net (debt) funds by major currency                                        (202)  14,251       22  14,071
Investments held as current assets                                           -   37,478        -  37,478
                                                                          ----   ------  -------  ------
Net financial assets and liabilities (excluding short term debtors and
  creditors)                                                              (202)  51,729       22  51,549
                                                                          ====   ======  =======  ======

                                                                                     US
                                                                          Euro  dollars    Other   Total
30 June 2000
Weighted average fixed debt interest rate                                  7.0%       -        -     7.0%
Weighted average fixed debt period - years                                 2.3        -        -     2.3

                                                                                     US
                                                                          Euro  dollars    Other   Total
                                                                       US$'000  US$'000  US$'000 US$'000

Fixed rate debt                                                           (661)       -        -    (661)
Cash and short-term deposits - floating rate                               419   48,098       60  48,577
                                                                          ----   ------  -------  ------
Net (debt) funds by major currency                                        (242)  48,098       60  47,916
Investments held as current assets                                           -   50,703        -  50,703
                                                                          ----   ------  -------  ------
Net financial assets and liabilities
 (excluding short term debtors and creditors)                             (242)  98,801       60  98,619
                                                                          ====   ======  =======  ======

    Cash and current asset investments consists of cash and liquid securities with maturities of twelve months or less at the date of acquisition.

    Fair value of financial assets and liabilities

    The carrying amount of the group's financial assets and financial liabilities are not materially different from their carrying value.

    Excluding the group's Irish operations, there were no significant transactional currency exposures at 30 June 2002, that gave rise to net currency gains and losses recognised in the profit and loss account. Such exposures comprise the monetary assets and liabilities of the group that are not denominated in the operating functional currency of the operation involved. As at 30 June 2002, transactional currency exposures in the group's Irish operations are immaterial.

30. Pension commitments

    The group operates defined contribution plans for certain employees. The assets of the schemes are held separately from those of the group in independently administered funds. The pension cost charge represents contributions payable by the group to the funds and the charge for the year and the amount payable to the fund at the year end were as follows:

                                       2002    2001    2000
                                    US$'000 US$'000 US$'000
                    Pension cost      1,184   1,304      91
                                      =====   =====      ==
                    Pension accrued     166       -      76
                                      =====   =====      ==

Notes to the financial statements (continued)

31. Significant events since the year end

    In July 2002 the group acquired the exclusive right to distribute a software product suite for US$9 million.

    In August 2002 the group, through its wholly-owned U.S. subsidiary Riverdeep, Inc., acquired the entire issued share capital of Broderbund LLC, Broderbund Properties LLC and Broderbund (Canada) Limited (collectively "Broderbund"). Under the terms of the sale and purchase agreement, the group paid Gores Technology Group consideration of US$57.2 million in exchange for the entire issued share capital of Broderbund. Key assets purchased include the Broderbund name, and its industry leading software brands such as Print Shop, Print Master, Family Tree Maker, American Greetings, 3D Home Architect, Calendar Creator, and Cosmopolitan as well as other well known licensed brands. The acquisition was funded through a combination of cash and new $50 million Senior Debt Facility.

    In September 2002 the group announced that it would voluntarily de-list its American Depositary Shares "ADSs" (each representing 6 ordinary shares of nominal value US$0.10 each) from The Nasdaq National Market ("Nasdaq") in the United States with effect from the close of business on 3 October 2002. At such time, trading of the group's ADSs on Nasdaq ceased. The group converted to a Primary Listing of its ordinary shares on the Official List of the Irish Stock Exchange simultaneous with its de-listing from Nasdaq.

    In November 2002 the group announced that it had filed Form 15 with the Securities and Exchange Commission to voluntarily de-register the company. As a result, after 90 days from the filing of the Form 15, the company will no longer be a registrant under the U.S. Securities Exchange Act of 1934.

    The group also provided its depositary bank, Citibank N.A. ("Citibank"), with notice of termination of the deposit facility and has directed Citibank to notify all holders of the group's American Depositary Receipts ("ADRs") of such termination. The termination of the deposit agreement was effective as of the close of business on 3 November 2002.

    Following the termination of the deposit agreement, the transfer of the group's ADRs are not registered by Citibank. In connection with the termination of the deposit agreement, the group has instructed Citibank to suspend the issuance of additional ADSs against the deposit of ordinary shares of the group.

                                  APPENDIX IV

--------------------------------------------------------------------------------

                            ADDITIONAL INFORMATION

1   Responsibility

     1.1 The directors of Hertal whose names appear in paragraph 1.1 of Part A of Appendix II to this document, acting in their capacity as such, and the directors of Alchemy Partners (Guernsey) Limited whose names appear in paragraph 1.1 of Part B of Appendix II to this document, acting in their capacity as such, accept responsibility for the information contained in this document, save for the Riverdeep Information (as such term is defined in paragraph 1.2 below). To the best of the knowledge and belief of the directors of Hertal and the directors of Alchemy Partners (Guernsey) Limited (all of whom have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

     1.2 The directors of Riverdeep, whose names appear in paragraph 2.1, below, acting in their capacity as such, accept responsibility for the information contained in this document relating to Riverdeep, the Riverdeep Group and the directors of Riverdeep (solely in their capacity as such), except for the recommendations and related opinions of the Independent Directors (the "Riverdeep Information"). They do not accept responsibility for the information contained in this document relating to Riverdeep management or their participation in, or arrangements with, Hertal and/or any of its subsidiaries. The Independent Directors accept responsibility for the recommendations and the related opinions of the Independent Directors contained in this document. To the best of the knowledge and belief of the directors of Riverdeep and the Independent Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they respectively accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

     1.3 Barry O'Callaghan and Patrick McDonagh accept responsibility for the Riverdeep Information and accept responsibility for all other information contained in this document except for the recommendations and related opinions of the Independent Directors. To the best of the knowledge and belief of Barry O'Callaghan and Patrick McDonagh (each of whom has taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

     1.4 The foregoing statements are included solely to comply with Rule 19.2 of the Irish Takeover Rules and shall not be deemed to establish or expand liability for the purposes of US securities laws or the laws of any State in the US.

2   Directors and Registered Office

     2.1 The names of the directors of Riverdeep and their respective functions are as follows:

         Barry O'Callaghan  (Executive Chairman and Chief Executive Officer)
         Patrick McDonagh   (Non-executive)
         Kyran McLaughlin   (Non-executive)
         Thomas W. Keaveney *(Non-executive)
         Paul D'Alton       *(Non-executive)
         Gail E. Pierson    *(Executive)
         James P. Levy      *(Executive)
         Anthony Lucki      *(Non-executive)
         Lee A. Dayton      *(Non-executive)

         --------
         *Independent directors

         The registered office of Riverdeep is 3/rd/ Floor, Styne House, Upper Hatch Street, Dublin 2.

3   Irrevocable undertakings

     3.1 Hertal has received the following irrevocable undertakings:

         3.1.1 an irrevocable undertaking from Thomas W. Keaveney to accept the Offer and vote in favour of the resolutions to be proposed at the EGM in respect of the 133,330 Riverdeep Shares held by him; and

         3.1.2 an irrevocable undertaking from Gail E. Pierson to accept the Offer and vote in favour of the resolutions to be proposed at the EGM in respect of any Riverdeep Shares acquired by her on exercise of any of the 2,350,000 Riverdeep Share Options held by her. Of the Riverdeep Share Options which Gail E. Pierson holds, the relevant exercise price exceeds the Offer Price in the case of 1,350,000 of those options and, accordingly, it is not anticipated that such options will be exercised.

     3.2 These undertakings will lapse in the event that the Independent Directors adversely modify or withdraw their recommendation.

4   Market quotations

    The following table shows the last dealt price for Riverdeep Shares as derived from the Daily Official List of the Irish Stock Exchange on the first dealing day in each month from 1 August 2002 to 1 January 2003, on 8 November 2002 (the Business Day prior to the commencement of the Offer Period) and at the close of business on 31 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document):

                    Date             Riverdeep Shares (Euro)
                    1 August 2002             2.70
                    2 September 2002          2.25
                    1 October 2002            1.15
                    1 November 2002           1.00
                    8 November 2002           0.75
                    2 December 2002           1.60
                    2 January 2003            1.30
                    31 January 2003           1.37

5   Shareholdings and dealings

     5.1 Holdings in Riverdeep Securities

         5.1.1 At the close of business on 30 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document), the interests of the directors of Riverdeep and connected parties, all of which are beneficial, in Riverdeep Shares, including those which have been notified to Riverdeep under Section 53 of the Companies Act, 1990 or which were required to be entered in the register of directors' interests maintained under the provisions of Section 59 of that Act, are as set out below:

                                        Number of Riverdeep
                     Name                     Shares
                     Thomas W. Keaveney       133,330
                     Patrick McDonagh..           nil
                     Barry O'Callaghan.           nil
                     Kyran McLaughlin..           nil
                     Lee A. Dayton.....           nil
                     Paul D'Alton......           nil
                     James P. Levy.....           nil
                     Anthony Lucki.....           nil
                     Gail E. Pierson...           nil

               Patrick McDonagh and Barry O'Callaghan control Hertal which has acquired 60,940,373 Riverdeep Shares pursuant to the Acquisition Agreements.

         5.1.2 At the close of business on 30 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document), the following options over Riverdeep Shares had been granted to certain Riverdeep directors and remained outstanding under the Riverdeep Share Option Scheme:

                     Date of  Exercise                    Number of Riverdeep
  Name                Grant   Price US$  Exercise Period        Shares

  Barry O'Callaghan. 08.03.00   3.33    08.03.00-07.03.03      3,000,000

                     27.07.00   3.12    27.07.00-26.07.03        600,000

                     17.01.01   3.00    17.01.01-16.01.04      3,000,000

                     26.07.01   4.04    26.07.01-25.07.04        600,000

  Thomas W. Keaveney 08.03.00   3.33    08.03.00-07.03.03        300,000

                     26.02.01   3.91    26.02.01-25.02.04        150,000

                     26.07.01   4.04    26.07.01-25.07.04        150,000

  Kyran McLaughlin.. 08.03.00   3.33    08.03.00-07.03.03        300,000

                     26.02.01   3.91    26.02.01-25.02.04        150,000

                     26.07.01   4.04    26.07.01-25.07.04        150,000

  Lee A. Dayton..... 26.02.01   3.91    26.02.01-25.02.04        450,000

  James P. Levy..... 26.02.01   3.91    26.02.01-25.02.04        450,000

                     26.07.01   4.04    26.07.01-25.07.04      3,000,000

  Anthony Lucki..... 22.02.02   3.33    22.02.02-21.02.05        450,000

  Gail E. Pierson... 24.12.99   1.12    24.12.99-23.12.02      1,000,000

                     08.03.00   3.33    08.03.00-07.03.03        900,000

                     26.07.01   4.04    26.07.01-25.07.04        450,000

         5.1.3 At the close of business on 30 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document) the following options over Riverdeep

               Shares had been granted to the following Hertal director and remained outstanding under the Riverdeep Share Option Scheme:

                    Date of  Exercise                    Number of Riverdeep
   Name              Grant   Price US$  Exercise Period        Shares
   Anthony Mulderry 07.04.01   3.33    07.04.01-06.04.04       600,000
                    26.07.01   4.04    26.07.01-25.07.04       300,000

         5.1.4 At the close of business on 30 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document), persons controlling, controlled by or under the same control as Taube Hodson Stonex, being a party which has irrevocable committed to accepting the Offer, owned or controlled 2,746,195 Riverdeep Shares.

         5.1.5 At the close of business on 30 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document), persons controlling, controlled by or under the same control as Goodbody Stockbrokers (of which Goodbody Corporate Finance is a division) owned or controlled 229,441 Riverdeep Shares:

         5.1.6 At the close of business on 30 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document), persons controlling, controlled by or under the same control as JPMorgan, owned or controlled 175 Riverdeep Shares:

         5.1.7 At the close of business on 30 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document), persons controlling, controlled by or under the same control as Credit Suisse First Boston, owned or controlled 1,735,960 Riverdeep Shares.

         5.1.8 At the close of business on 30 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document), persons controlling, controlled by or under the same control as Davy Corporate Finance, owned or controlled 2,417,757 Riverdeep Shares.

         5.1.9 At the close of business on 30 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document), the following professional staff of William Fry professionally engaged in relation to the Offer or customarily engaged in a professional capacity in relation to the affairs of the Riverdeep Group within the last two years, owned or controlled the following Riverdeep Shares:

                                      Number of Riverdeep
                       Name                 Shares
                       Daragh Bohan..          456
                       Owen O'Connell       14,400
                       Martin Phelan.       12,000
                       Mark Traynor..          456

     5.2 Dealings in Riverdeep Securities

        Dealings for value in Riverdeep Securities by the persons referred to in paragraph 5(a)(i) above during the Disclosure Period were as follows:

         5.2.1 Dealings for value in Riverdeep Securities by persons controlling, controlled by or under the same control as Taube Hodson Stonex during the Disclosure Period were as follows:

               Riverdeep Shares

                                   Number of
            Transaction            Riverdeep   Average Price per
               Type        Date     Shares   Riverdeep Share (Euro)
            Sell....... 04/12/2001    2,943           3.90
            Buy........ 04/12/2001    2,943           3.90
            Sell....... 19/12/2001    3,500           3.50
            Buy........ 17/05/2002   42,800           3.98
            Buy........ 27/05/2002    6,423           3.75
            Buy........ 25/09/2002   12,450           1.20
            Buy........ 04/10/2002    6,760           1.22
            Buy........ 11/10/2002   18,880           1.15
            Sell....... 20/01/2003    8,430           1.30
            Buy........ 20/01/2003    8,430           1.30
            Sell....... 24/01/2003  102,312           1.00
            Buy........ 24/01/2003  102,312           1.00

               Riverdeep ADSs

            Transaction              Number of    Average Price per
               Type        Date    Riverdeep ADSs  Riverdeep ADS $
            Buy........ 12/08/2002     12,000           18.60

         5.2.2 Dealings for value in Riverdeep Securities by Goodbody Stockbrokers and persons controlling, controlled by or under the same control as Goodbody Stockbrokers (of which Goodbody Corporate Finance is a division) during the Disclosure Period were as follows:

               Riverdeep Shares

               Dealings in the period to 7 October 2002

                                      Number of
                          Transaction Riverdeep Price Euro Price Euro
           Week Beginning    Type      Shares      High       Low
             12/11/2001..     Buy      170,469     4.72       3.97
                             Sell       76,834     4.59       3.97
             19/11/2001..     Buy      115,600     4.40       3.99
                             Sell       90,026     4.87       4.28
             26/11/2001..     Buy       31,800     4.26       3.95
                             Sell       32,707     4.38       3.98
             03/12/2001..     Buy       53,989     4.26       3.81
                             Sell      114,189     4.25       3.92
             10/12/2001..     Buy      194,025     4.08       3.55
                             Sell      245,816     3.95       3.63
             17/12/2001..     Buy        9,695     3.25       3.20
                             Sell       69,517     3.51       3.13
             24/12/2001..     Buy        6,486     3.13       3.13
                             Sell       13,950     3.40       3.21

                                      Number of
                          Transaction Riverdeep Price Euro Price Euro
           Week Beginning    Type      Shares      High       Low
             31/12/2001..     Buy       61,703     3.50       3.20
                             Sell       75,395     3.55       3.25
             07/01/2002..     Buy       94,095     3.70       3.52
                             Sell       73,393     3.75       3.65
             14/01/2002..     Buy       86,306     3.50       3.38
                             Sell       33,762     3.58       3.44
             21/01/2002..     Buy       46,598     3.55       3.30
                             Sell       30,520     3.43       3.35
             28/01/2002..     Buy       91,300     3.68       3.40
                             Sell      145,840     3.70       3.30
             04/02/2002..     Buy      160,715     3.66       3.48
                             Sell       12,535     3.69       3.63
             11/02/2002..     Buy      530,550     4.04       3.50
                             Sell      750,040     4.14       3.55
             18/02/2002..     Buy      158,449     3.97       3.75
                             Sell       59,195     4.01       3.82
             25/02/2002..     Buy       20,000     3.85       3.83
                             Sell       91,729     3.83       3.78
             04/03/2002..     Buy       25,714     3.72       3.60
                             Sell       43,881     3.90       3.73
             11/03/2002..     Buy        3,150     3.95       3.75
                             Sell        2,970     4.06       3.85
             18/03/2002..     Buy       64,435     4.12       4.08
                             Sell       11,232     4.25       4.10
             25/03/2002..     Buy       15,400     4.05       2.46
                             Sell       33,530     4.10       2.47
             01/04/2002..     Buy       12,600     4.08       4.06
                             Sell        1,199     4.18       4.18
             08/04/2002..     Buy       35,551     4.00       3.80
                             Sell       27,150     4.03       3.80
             15/04/2002..     Buy       31,103     3.90       3.75
                             Sell        5,000     3.95       3.95
             22/04/2002..     Buy       10,542     4.00       3.75
                             Sell       40,090     3.94       3.79
             29/04/2002..     Buy       79,720     4.19       3.70
                             Sell      184,278     4.15       3.61
             06/05/2002..     Buy      115,825     4.05       3.95
                             Sell       95,979     4.04       3.98
             13/05/2002..     Buy       58,838     3.90       3.87
                             Sell       17,890     4.05       3.93
             20/05/2002..     Buy      143,045     4.00       3.73
                             Sell       90,000     4.04       4.04
             27/05/2002..     Buy       69,350     3.69       3.66
                             Sell      136,973     3.75       3.60
             03/06/2002..     Buy       69,309     3.91       3.00
                             Sell       50,510     3.59       3.00
             10/06/2002..     Buy        2,990     2.93       2.90
                             Sell       20,317     3.20       2.89
             17/06/2002..     Buy      118,045     2.95       2.64
                             Sell      335,954     2.93       2.71
             24/06/2002..     Buy       80,000     2.77       2.63
                             Sell       65,278     3.00       2.79

                                      Number of
                          Transaction Riverdeep Price Euro Price Euro
           Week Beginning    Type      Shares      High       Low
             01/07/2002..     Buy        8,190     2.71       2.71
                             Sell       60,589     2.56       2.30
             08/07/2002..     Buy      270,863     2.41       2.28
                             Sell      274,354     2.41       2.30
             15/07/2002..     Buy      236,975     2.40       2.28
                             Sell        9,625     2.50       2.35
             22/07/2002..     Buy       36,015     2.30       2.26
                             Sell        2,041     2.40       2.40
             29/07/2002..     Buy       90,100     2.68       2.27
                             Sell      434,129     2.76       2.38
             05/08/2002..     Buy      159,040     2.95       2.65
                             Sell      429,100     3.05       2.67
             12/08/2002..     Buy      380,174     3.19       3.08
                             Sell      496,850     3.25       3.09
             19/08/2002..     Buy      120,000     2.90       2.87
                             Sell       49,834     3.00       2.91
             26/08/2002..     Buy       54,100     2.80       2.30
                             Sell       49,656     2.80       2.35
             02/09/2002..     Buy      111,766     2.35       2.17
                             Sell      256,195     2.38       2.23
             09/09/2002..     Buy      489,120     2.44       1.99
                             Sell      389,425     2.34       2.11
             16/09/2002..     Buy       54,793     1.65       1.25
                             Sell       80,540     2.00       1.46
             23/09/2002..     Buy       58,759     1.33       1.00
                             Sell       84,700     1.35       1.11
             30/09/2002..     Buy        5,516     1.18       1.15
                             Sell      193,005     1.20       0.99
             07/10/2002..     Buy       58,351     1.22       1.05
                             Sell       63,840     1.22       1.15

               Daily dealings during the Offer Period and one month prior to the Offer Period:

                                             Number of
                      Transaction            Riverdeep   Average Price per
Name                     Type        Date     Shares   Riverdeep Share (Euro)
Goodbody Stockbrokers     Buy     14.10.2002  100,000           1.05
Goodbody Stockbrokers    Sell     14.10.2002    3,800           1.10
Goodbody Stockbrokers     Buy     15.10.2002   60,000           1.05
Goodbody Stockbrokers    Sell     15.10.2002   23,500           1.05
Goodbody Stockbrokers    Sell     16.10.2002   12,000           1.10
Goodbody Stockbrokers    Sell     18.10.2002    1,000           1.10
Goodbody Stockbrokers    Sell     21.10.2002    1,000           1.07
Goodbody Stockbrokers    Sell     23.10.2002   28,558           1.09
Goodbody Stockbrokers     Buy     25.10.2002    2,000           1.07
Goodbody Stockbrokers    Sell     25.10.2002    2,400           1.11
Goodbody Stockbrokers     Buy     29.10.2002    2,000           1.07
Goodbody Stockbrokers    Sell     29.10.2002    5,200           1.15
Goodbody Stockbrokers     Buy     30.10.2002   50,000           1.05
Goodbody Stockbrokers    Sell     30.10.2002   20,500           1.05
Goodbody Stockbrokers     Buy     01.11.2002    1,000           1.00
Goodbody Stockbrokers    Sell     01.11.2002    1,500           1.05

                                             Number of
                      Transaction            Riverdeep   Average Price per
Name                     Type        Date     Shares   Riverdeep Share (Euro)
Goodbody Stockbrokers     Buy     04.11.2002  168,268           1.16
Goodbody Stockbrokers    Sell     04.11.2002  147,495           1.19
Goodbody Stockbrokers     Buy     05.11.2002   96,600           1.14
Goodbody Stockbrokers    Sell     05.11.2002  137,490           1.14
Goodbody Stockbrokers     Buy     06.11.2002  110,631           1.12
Goodbody Stockbrokers    Sell     06.11.2002   80,800           1.13
Goodbody Stockbrokers     Buy     07.11.2002  128,620           1.02
Goodbody Stockbrokers    Sell     07.11.2002  121,700           1.02
Goodbody Stockbrokers     Buy     08.11.2002  899,578           0.84
Goodbody Stockbrokers    Sell     08.11.2002  846,827           0.88
Goodbody Stockbrokers     Buy     11.11.2002  849,084           1.34
Goodbody Stockbrokers    Sell     11.11.2002  860,954           1.36
Goodbody Stockbrokers     Buy     12.11.2002  386,800           1.38
Goodbody Stockbrokers    Sell     12.11.2002  345,640           1.38
Goodbody Stockbrokers     Buy     13.11.2002  142,650           1.34
Goodbody Stockbrokers    Sell     13.11.2002   46,370           1.34
Goodbody Stockbrokers     Buy     14.11.2002  270,000           1.26
Goodbody Stockbrokers    Sell     14.11.2002  212,888           1.27
Goodbody Stockbrokers     Buy     15.11.2002  165,252           1.41
Goodbody Stockbrokers    Sell     15.11.2002  110,402           1.44
Goodbody Stockbrokers     Buy     18.11.2002   67,100           1.53
Goodbody Stockbrokers    Sell     18.11.2002  421,450           1.52
Goodbody Stockbrokers     Buy     19.11.2002   82,708           1.42
Goodbody Stockbrokers    Sell     19.11.2002  221,700           1.45
Goodbody Stockbrokers     Buy     20.11.2002   32,298           1.49
Goodbody Stockbrokers    Sell     20.11.2002   16,800           1.53
Goodbody Stockbrokers     Buy     21.11.2002  373,425           1.57
Goodbody Stockbrokers    Sell     21.11.2002   85,330           1.59
Goodbody Stockbrokers     Buy     22.11.2002   18,035           1.56
Goodbody Stockbrokers    Sell     22.11.2002   26,535           1.55
Goodbody Stockbrokers     Buy     25.11.2002   68,116           1.59
Goodbody Stockbrokers    Sell     25.11.2002   45,300           1.58
Goodbody Stockbrokers     Buy     26.11.2002   20,000           1.52
Goodbody Stockbrokers    Sell     26.11.2002   31,660           1.54

               Riverdeep ADSs

                                    Number of
                        Transaction Riverdeep Price Dollar Price Dollar
         Week Beginning    Type       ADSs        High         Low
           12/11/2001..     Buy        8,150     25.58        21.76
                           Sell       20,330     25.25        21.38
           26/11/2001..     Buy       12,354     22.60        20.55
                           Sell       12,133     22.58        20.55
           03/12/2001..     Buy       30,600     22.02        20.90
                           Sell       28,200     22.55        21.27
           10/12/2001..     Buy      168,016     21.72        18.45
                           Sell      179,940     21.67        19.37
           17/12/2001..     Buy       23,115     18.76        16.78
                           Sell       39,640     19.00        17.55
           31/12/2001..     Buy       49,300     19.21        16.74
                           Sell       39,964     19.15        17.09

                                    Number of
                        Transaction Riverdeep Price Dollar Price Dollar
         Week Beginning    Type       ADSs        High         Low
           07/01/2002..     Buy       34,210     19.87        18.38
                           Sell       25,500     19.94        18.65
           14/01/2002..     Buy       63,600     18.85        18.02
                           Sell       30,763     18.26        17.99
           21/01/2002..     Buy       23,700     18.66        17.92
                           Sell       19,304     18.72        17.92
           28/01/2002..     Buy       20,400     19.23        16.75
                           Sell       54,680     19.25        17.46
           04/02/2002..     Buy       23,633     19.31        18.33
                           Sell       19,439     19.72        18.27
           11/02/2002..     Buy       33,975     22.00        19.00
                           Sell       37,400     21.49        18.92
           18/02/2002..     Buy       36,600     20.04        19.89
                           Sell       35,148     20.37        19.89
           25/02/2002..     Buy       20,800     20.09        19.13
                           Sell       26,425     19.99        19.56
           04/03/2002..     Buy       15,400     20.13        19.06
                           Sell        1,100     19.60        19.56
           11/03/2002..     Buy        5,000     22.50        22.50
                           Sell        3,400     22.47        22.47
           18/03/2002..     Buy       13,119     22.30        22.27
                           Sell       20,151     22.50        22.28
           01/04/2002..     Buy        5,474     21.98        21.98
                           Sell       27,800     22.01        21.96
           08/04/2002..     Buy       13,630     20.79        20.35
                           Sell        9,600     21.31        20.07
           15/04/2002..     Buy       10,600     21.43        20.61
                           Sell       11,504     21.00        20.50
           22/04/2002..     Buy       12,604     21.15        20.11
                           Sell       12,600     21.71        20.01
           29/04/2002..     Buy       37,365     22.00        19.91
                           Sell       22,425     22.98        19.59
           06/05/2002..     Buy       19,170     21.83        21.60
                           Sell        7,600     21.22        21.22
           13/05/2002..     Buy        4,000     21.69        21.69
                           Sell       11,600     21.48        21.48
           20/05/2002..     Buy       20,900     22.05        22.05
           27/05/2002..    Sell       14,770     22.32        19.88
           03/06/2002..     Buy        7,000     18.22        17.23
                           Sell       17,272     20.75        16.00
           17/06/2002..     Buy       12,000     15.11        15.01
                           Sell       55,000     16.40        15.24
           24/06/2002..     Buy       16,305     16.40        15.53
                           Sell       10,596     16.34        15.84
           01/07/2002..     Buy       44,600     15.03        12.47
                           Sell       10,700     15.40        13.32
           08/07/2002..     Buy       54,500     14.58        14.55
                           Sell      107,178     14.55        13.50
           15/07/2002..     Buy       24,200     15.01        14.55
                           Sell        6,000     14.92        14.19
           29/07/2002..     Buy       45,400     15.47        14.10
                           Sell       45,800     14.83        14.40

                                    Number of
                        Transaction Riverdeep Price Dollar Price Dollar
         Week Beginning    Type       ADSs        High         Low
           12/08/2002..     Buy       43,888     18.93        15.08
                           Sell       98,550     18.17        16.70
           19/08/2002..     Buy       12,100     17.03        16.77
                           Sell        6,000     16.87        16.67
           26/08/2002..     Buy       38,100     15.49        14.05
                           Sell        7,200     16.38        16.38
           09/09/2002..     Buy       52,300     13.13        11.75
                           Sell      117,800     14.21        11.50
           16/09/2002..     Buy      244,834     11.34         8.78
                           Sell       94,785      7.96         7.96
           23/09/2002..     Buy       89,810      8.27         6.02
                           Sell      189,700      8.09         6.03
           30/09/2002..     Buy        9,300      6.50         6.15
                           Sell       74,300      6.31         6.20

         5.2.3 Dealings for value in Riverdeep Securities on behalf of discretionary clients by Goodbody Stockbrokers and persons controlling, controlled by or under the same control as Goodbody Stockbrokers (of which Goodbody Corporate Finance is a division) during the Disclosure Period were as follows:

               Riverdeep Shares

                                              Number of
                       Transaction            Riverdeep   Average Price per
 Name                     Type        Date     Shares   Riverdeep Share (Euro)
 Goodbody Stockbrokers     Buy     26/02/2002   1,500            3.90
 Goodbody Stockbrokers    Sell     12/06/2002     948            3.10
 Goodbody Stockbrokers    Sell     14/06/2002   3,052            2.93
 Goodbody Stockbrokers    Sell     26/06/2002   4,000            2.80
 Goodbody Stockbrokers    Sell     24/10/2002   7,000            1.05

               Riverdeep ADSs

                                                 Number of
                          Transaction            Riverdeep Average Price per
    Name                     Type        Date      ADSs     Riverdeep ADS $
    Goodbody Stockbrokers    Sell     15/11/2001     850         25.00
    Goodbody Stockbrokers     Buy     17/12/2001      50         18.00
    Goodbody Stockbrokers     Buy     04/01/2002     300         19.00
    Goodbody Stockbrokers     Buy     14/01/2002     275         18.50
    Goodbody Stockbrokers     Buy     22/01/2002   1,350         17.99
    Goodbody Stockbrokers    Sell     05/02/2002     705         19.50
    Goodbody Stockbrokers     Buy     12/03/2002   1,350         20.75
    Goodbody Stockbrokers    Sell     03/04/2002     275         22.06
    Goodbody Stockbrokers     Buy     06/06/2002     230         17.00
    Goodbody Stockbrokers    Sell     29/07/2002     175         13.40

         5.2.4 Dealings for value in Riverdeep Shares by JPMorgan and persons controlling, controlled by or under the same control as JPMorgan during the Disclosure Period were as follows:

                                        Number of
                 Transaction            Riverdeep   Average Price per
        Name        Type        Date     Shares   Riverdeep Share (Euro)
        JPMorgan    Sell     27/02/2002   1,606            3.85
        JPMorgan     Buy     13/03/2002   4,000            3.85
        JPMorgan    Sell     15/05/2002   2,517            4.05
        JPMorgan    Sell     29/05/2002   2,202            3.65
        JPMorgan     Buy     17/07/2002   2,500            2.40
        JPMorgan    Sell     25/09/2002   4,380            1.20
        JPMorgan    Sell     25/09/2002   2,750            1.20
        JPMorgan    Sell     25/09/2002   5,320            1.20
        JPMorgan     Buy     25/09/2002  12,450            1.20

         5.2.5 Dealings for value in Riverdeep Shares by Credit Suisse First Boston and persons controlling, controlled by or under the same control as Credit Suisse First Boston since the commencement of the Offer Period to the close of business on 30 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document) were as follows:

               Riverdeep Shares

                                                  Number of
                           Transaction            Riverdeep   Average Price per
Name                          Type        Date     Shares   Riverdeep Share (Euro)
Credit Suisse First Boston     Buy     11/11/2002    25,000          1.35
Credit Suisse First Boston    Sell     11/11/2002    24,999          1.10
Credit Suisse First Boston    Sell     12/11/2002   150,000          1.44
Credit Suisse First Boston    Sell     22/11/2002    11,420          1.05
Credit Suisse First Boston    Sell     26/11/2002    55,500          1.53
Credit Suisse First Boston     Buy     04/12/2002    20,400          1.45
Credit Suisse First Boston    Sell     04/12/2002    20,400          1.45
Credit Suisse First Boston     Buy     12/12/2002    12,000          1.40
Credit Suisse First Boston     Buy     18/12/2002     7,750          1.18
Credit Suisse First Boston     Buy     19/12/2002     1,000          1.30
Credit Suisse First Boston    Sell     19/12/2002    54,000          1.30
Credit Suisse First Boston     Buy     20/12/2002    28,128          1.25
Credit Suisse First Boston    Sell     20/12/2002    28,128          1.25
Credit Suisse First Boston    Sell     27/12/2002       500          1.31
Credit Suisse First Boston     Buy     31/12/2002    31,890          1.30
Credit Suisse First Boston     Buy     14/01/2003        22          1.27
Credit Suisse First Boston    Sell     14/01/2003        11          1.26
Credit Suisse First Boston     Buy     20/01/2003     8,430          1.30
Credit Suisse First Boston    Sell     20/01/2003     8,430          1.30
Credit Suisse First Boston    Sell     23/01/2003    13,000          1.38
Credit Suisse First Boston     Buy     27/01/2003       748          1.37
Credit Suisse First Boston    Sell     27/01/2003    28,226          1.37
Credit Suisse First Boston    Sell     29/01/2003    21,600          1.35
Credit Suisse First Boston    Sell     30/01/2003 1,000,000          1.36

               Riverdeep ADSs

                                                         Number of
                                  Transaction            Riverdeep Average Price per
Name                                 Type        Date      ADSs     Riverdeep ADS $
Credit Suisse First Boston. . . .     Buy     21/11/2002    600          9.60

         5.2.6 Dealings for value in Riverdeep Shares by Davy Corporate Finance and persons controlling, controlled by or under the same control as Davy Corporate Finance since the commencement of the Offer Period to the close of business on 30 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document) were as follows:

                                     Number of
                         Transaction Riverdeep  Price Euro Price Euro
          Week Beginning    Type      Shares       High       Low
            11/11/2002..     Buy      4,111,203    1.48       1.20
                            Sell      5,966,799    1.48       1.25
            18/11/2002..     Buy      4,009,742    1.60       1.42
                            Sell      4,296,560    1.62       1.42
            25/11/2002..     Buy      3,544,232    1.70       1.50
                            Sell      2,481,834    1.70       1.52
            02/12/2002..     Buy      1,267,159    1.65       1.41
                            Sell      1,104,215    1.70       1.41
            09/12/2002..     Buy      1,036,973    1.55       1.27
                            Sell        390,887    1.55       1.28
            16/12/2002..     Buy      2,088,237    1.52       1.10
                            Sell        990,155    1.52       1.10
            23/12/2002..     Buy        139,210    1.55       1.20
                            Sell         93,200    1.40       1.35
            30/12/2002..     Buy        184,866    1.35       1.20
                            Sell        145,935    1.43       1.30
            06/01/2003..     Buy        988,050    1.50       1.24
                            Sell        590,248    1.40       1.25
            13/01/2003..     Buy      5,253,489    1.40       1.15
                            Sell      3,284,244    1.30       1.15
            20/01/2003..     Buy     19,059,028    1.39       1.12
                            Sell     21,002,646    1.39       1.35
            27/01/2003..     Buy      6,559,884    1.38       1.35
                            Sell      5,415,138    1.39       1.35

     5.3 Save as disclosed in this document neither Hertal nor any of the directors of Hertal nor Barry O'Callaghan, nor Patrick McDonagh nor any member of their immediate families or persons connected with them (within the meaning of the Companies Act, 1990), nor to the best of the knowledge of each of the directors of Hertal, any person deemed to be acting in concert with Hertal, owns or controls any Riverdeep Shares or any securities convertible into, rights to subscribe for or options (including traded options) in respect of, or any derivatives referenced to, any Riverdeep Securities ("relevant securities"), nor has any such person dealt for value therein during the Disclosure Period.

     5.4 Save as disclosed in this document, neither:

         5.4.1 any subsidiary of Riverdeep, nor any pension fund of Riverdeep or any of Riverdeep's subsidiaries nor any associate of Riverdeep nor any bank or financial or other professional adviser of Riverdeep (including stockbrokers but excluding exempt market makers or exempt fund managers), who is providing advice to Riverdeep in relation to the Offer, including any person controlling, controlled by or under the same control as any such bank or financial or other professional adviser; nor

         5.4.2 any discretionary fund manager (other than an exempt fund manager) connected with Riverdeep,

        owns or controls any relevant securities as at the close of business on 30 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document), nor has any such person as is mentioned in sub-paragraphs 5.4.1 or 5.4.2 above dealt for value therein since the commencement of the Offer Period to the close of business on 31 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document).

     5.5 Save as disclosed herein, so far as Hertal, its directors, Barry O'Callaghan, Patrick McDonagh and any persons acting in concert with Hertal are aware, no associate of Hertal has any arrangement with any other person in relation to relevant securities. For these purposes "arrangement" includes any indemnity or option arrangements and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing.

     5.6 Save as disclosed herein, so far as Riverdeep, its directors and any associate of Riverdeep are aware, neither Riverdeep nor any associate of Riverdeep has any arrangement with any other person in relation to relevant securities or shares in Hertal. For these purposes "arrangement" includes any indemnity or option arrangements and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing.

     5.7 Save as disclosed herein, neither Riverdeep nor any of the directors of Riverdeep nor any members of their immediate families or persons connected with them (within the meaning of Part IV of the Companies Act, 1990) owns or is directly or indirectly interested in any ordinary shares in Hertal or any Riverdeep Shares, nor has any such person dealt for value therein during the Disclosure Period.

     5.8 Save as disclosed herein, Riverdeep has not redeemed or purchased any relevant securities during the Disclosure Period.

     5.9 Except for the 30,470,186 Hertal Shares owned by Barry O'Callaghan, the 27,727,870 Hertal Shares owned by Patrick McDonagh and the 2,742,317 owned by Lifetime Learning Limited, no shares in Hertal are owned or controlled by Riverdeep, its directors, Riverdeep subsidiaries, a pension fund of Riverdeep, any associate of Riverdeep or any of Riverdeep's subsidiaries or a bank, financial or other professional adviser to Riverdeep (including stockbrokers but excluding exempt market-makers or exempt fund managers) providing advice to Riverdeep in relation to the Offer).

    5.10 References in this paragraph 5 to:

        5.10.1 an "associate" are to:

              (a) subsidiaries and associated companies of Riverdeep and Hertal and companies of which any such subsidiaries or associated companies are associated companies;

              (b) banks, financial and other professional advisers (including stockbrokers) to Riverdeep or Hertal or a company covered in
                  (a) above, who are are providing advice to Riverdeep in relation to the Offer, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

              (c) the directors of Riverdeep, the directors of Hertal and the directors of any company covered in (a) above (together in each case with their close relatives and related trusts);

              (d) the pension funds of Riverdeep or a company covered in (a)
                  above; and

              (e) an investment company, unit trust or other person whose investments an associate (as otherwise defined in this paragraph 5.10.1 manages on a discretionary basis, in respect of the relevant investment accounts;

        5.10.2 a "bank" does not apply to a bank whose sole relationship with Hertal or Riverdeep or a company covered in paragraph 5.10.1(b) above is the provision of normal commercial banking service or such activities in connection with the Offer as handling acceptances and other registration work.

    5.11 For the purposes of this paragraph 5, ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of the company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holding gives de facto control.

    5.12 To the extent that any dealings are disclosed by persons deemed to be acting in concert with Hertal following the announcement of the Offer and before the Offer becomes or is declared unconditional in all respects, details of such dealings will be put on display at the offices of Matheson Ormsby Prentice Solicitors, 30 Herbert Street, Dublin 2, Ireland.

6   Material Contracts

     6.1 Hertal

    The following contracts, not being contracts entered into the ordinary course of business, have been entered into by Hertal since its date of incorporation and are or may be material:

         6.1.1 the Shareholders Agreement, details of which are set out at paragraph 5 of Part A of Appendix II to this document;

         6.1.2 the Senior Credit Agreement, details of which are set out at paragraph 6 of Part A of Appendix II to this document;

         6.1.3 the Mezzanine Loan Agreement, details of which are set out at paragraph 6 of Part A of Appendix II to this document;

         6.1.4 the Intercreditor Deed, details of which are set out at paragraph 6 of Part A of Appendix II to this document;

         6.1.5 the Bridging Facility Letter, details of which are set out at paragraph 6 of Part A of Appendix II to this document;

         6.1.6 the Deed of Undertaking, details of which are set out at paragraph 6 of Part A of Appendix II to this document;

         6.1.7 Non-Solicitation and Expenses Reimbursement Agreement

               This agreement dated 18 January 2003 was entered into by Hertal, Riverdeep, Riverdeep, Inc., Barry O'Callaghan and Patrick McDonagh; details are set out at paragraph 17 of the joint letter from Goodbody Corporate Finance, JPMorgan and Hertal (which is set out at Part 2 of this document);

         6.1.8 Irrevocable Undertakings dated 20 January 2003;

               These were entered into by Hertal with Thomas W. Keaveney and Gail E. Pierson respectively; details are set out at paragraph 9 of the joint letter from Goodbody Corporate Finance, JPMorgan and Hertal (which is set out at Part 2 of this document);

         6.1.9 the Acquisition Agreements details of which are set out at paragraph 3.6 of Part A of Appendix II to this document; and

        6.1.10 the Underwriting Agreement which is referred to at paragraph 5.6 of the joint letter from Goodbody Corporate Finance, JPMorgan and Hertal (which is set out at Part 2 of this document). Patrick McDonagh will receive a commission from Hertal in respect of the underwriting arrangements contained therein of
               (Euro)486,975 (plus VAT if applicable).

     6.2 Save as disclosed above, neither Hertal nor any member of the Hertal Group has entered into any contract (other than contracts entered into in the ordinary course of business) which is or may be material since the respective dates of their incorporation.

     6.3 Riverdeep

         The following contracts, not being contracts entered into the ordinary course of business, have been entered into by Riverdeep since 11 November 2000 (the date two years prior to the commencement of the Offer Period) and are or may be material:

         6.3.1 SmartStuff Software

               An asset purchase agreement dated as of 7 February 2001, between Riverdeep, School Speciality Inc. and Smartstuff Software Inc. for the purchase by Riverdeep of the education assets of SmartStuff Software, a wholly owned subsidiary of School Speciality, Inc. for a total consideration of US$9.5 million satisfied by the issuance of 401,055 Riverdeep ADSs and the assumption of certain liabilities relating to the education assets.

         6.3.2 Teacher Universe Inc.

               An asset purchase agreement effective as of 16 May 2001, between Riverdeep, TU SUB LLC and Teacher Universe Inc. and for the purchase by Riverdeep of all of the assets of TU SUB LLC, a wholly owned subsidiary of Teacher Universe Inc. for a consideration of US$1 million in cash, the assumption of certain specified liabilities, the issuance of 3,000,000 new Riverdeep Shares and the issuance of additional Riverdeep Shares based on future revenues generated by the acquired assets.

         6.3.3 Secondary Offering

               A purchase agreement dated as of 13 June 2001, between Riverdeep, Patrick McDonagh, Credit Suisse First Boston (Europe) Limited and J&E Davy T/A Davy Stockbrokers for the sale by Patrick McDonagh of 29,426,589 Riverdeep Shares to Credit Suisse First Boston (Europe) Limited and J&E Davy T/A Davy Stockbrokers and in connection with which Riverdeep gave, inter alia, certain representations and warranties.

         6.3.4 The Learning Company

               An asset purchase agreement dated 5 September 2001, between Riverdeep, GTG/Wizard, LLC and TLC Education Properties, LLC for the purchase by Riverdeep of the education assets of The Learning Company for a consideration of US$40 million in stock, the assumption of US$41.8 million in liabilities, including $20 million of short-term debt, and the issuance of additional Riverdeep ADSs upon the achievement of future results of the acquired assets.

         6.3.5 Reed Elsevier

               A share purchase agreement, dated as of 12 October 2001, between Riverdeep, Reed Elsevier Information Holdings Inc. and Reed Elsevier Inc. for the issuance by Riverdeep to Reed Elsevier Information Holdings Inc. of 8,333,333 new Riverdeep Shares in consideration for US$25 million.

         6.3.6 Broderbund Agreement

               A sale and purchase agreement dated 23 August 2002, between GTG/Wizard LLC and Riverdeep Inc. for the purchase by Riverdeep Inc. of the entire issued member interests of Broderbund LLC and Broderbund Properties LLC and of the entire share capital of Broderbund (Canada) Limited for a consideration of US$57.2 million.

         6.3.7 the agreement referred to at paragraph 6.1.7 above.

     6.4 Save as disclosed above, neither Riverdeep nor any member of the Wider Riverdeep Group has entered into any contract (other than contracts entered into in the ordinary course of business) which is or may be material since 11 November 2000 (the date two years prior to the commencement of the Offer Period).

7   Directors' service contracts

     7.1 An employment agreement dated 23 July 2001 was entered into between James P. Levy (the "Executive") and Riverdeep Inc. ("Employment Agreement") which has no specific term but it is terminable by either party on thirty days written notice and provides for a termination payment on a pre-determined basis which would result in a payment of an amount exceeding 12 months salary. The Employment Agreement provides for a basic salary of US$235,000 per annum with an entitlement to a guaranteed sign-on bonus of US$2,000,000 payable over a four year period, quarterly in arrears. In certain events including termination without cause the unpaid balance of the sign-on bonus is to be paid to the Executive. The Executive is also entitled to receive a guaranteed minimum bonus of 125 per cent. of the base salary for the first two years of his employment. The Executive is entitled to participate in Riverdeep employee benefit plans and insurance programs and is also provided with a monthly vehicle allowance of US$1,200.

     7.2 An amendment agreement to the Employment Agreement effective as of 11 September 2002, between the Executive and Riverdeep amends the Employment Agreement such that:

         7.2.1 the Executive's basic salary is increased to US$250,000 per annum effective from 1 September 2002;

         7.2.2 the Executive is entitled to a minimum bonus of US$300,000 for each of the fiscal years 2002 and 2003 in place of the guaranteed minimum bonus provided for in the Employment Agreement;

         7.2.3 the guaranteed sign-on bonus is decreased to US$1,500,000 with the unpaid balance of the reduced bonus, being at that time US$1,000,000, to be paid in two equal instalments; and

         7.2.4 the Executive agreed to surrender options held by him to purchase 500,000 Riverdeep ADSs.

     7.3 Except for the Employment Agreement, no director or proposed director of Riverdeep has a service contract with any member of the Riverdeep Group having more than 12 months to run or which cannot be terminated by notice of 12 months or less and no such service contracts have been entered into or amended within 6 months prior to the date of this document.

     7.4 The board of directors of Riverdeep has agreed that, in recognition of additional services required of him in his capacity as chairman of the independent committee of the board of directors of Riverdeep, additional fees of (Euro)17,500 will be paid to Mr. Paul D'Alton. These fees will be payable in respect of the period from 23 December 2002 to 31 March 2003 irrespective of whether or not the Offer becomes or is declared unconditional in all respects.

8   Sources of information and bases of calculation

    Unless otherwise stated, in this document:

     8.1 the financial information on the Riverdeep Group is extracted from the audited statutory consolidated results of the Riverdeep Group for the financial years ended 30 June 2000, 30 June 2001 and 30 June 2002;

     8.2 the value of the entire issued and to be issued ordinary share capital of Riverdeep is based upon the Riverdeep Shares in issue at the date of this document, the Riverdeep Shares expected to be issued pursuant to certain deferred consideration arrangements and the Riverdeep Shares expected to be issued pursuant to the exercise of Riverdeep Share Options;

     8.3 Riverdeep Share prices are sourced from the Daily Official List of the Irish Stock Exchange; and

     8.4 all US$/(Euro) exchange rates for a particular time and/or date prior to the date of this document are sourced from Bloomberg.

9   Taxation

     9.1 Irish Tax Considerations

        The following is a general summary of the significant Irish tax considerations applicable to Riverdeep Shareholders who are resident in Ireland in respect of the disposition of Riverdeep Shares under the Offer.

         9.1.1 Tax considerations

              (a) This summary is based on Irish taxation laws currently in force, regulations promulgated thereunder, proposals to amend any of the foregoing publicly announced prior to the date hereof, and the currently published administrative practices of the Irish

                  Revenue Commissioners. Taxation laws are subject to change, from time to time, and no representation is or can be made as to whether such laws will change, or what impact, if any, such changes will have on the statements contained in this summary. No assurance is or can be given that legislative or judicial changes, or changes in administrative practice, will not modify or change the statements expressed herein. We have assumed for the purposes of this summary that any proposed changes to the taxation laws will be enacted in the form proposed.

              (b) This summary is of a general nature only. It does not
                  constitute tax or legal advice and does not discuss all aspects of Irish taxation that may be relevant to a particular Irish holder of Riverdeep Shares.

              (c) Holders of Riverdeep Shares are advised to consult their own tax advisers with respect to the application of Irish taxation laws to their particular circumstances in relation to the Offer.

              (d) The summary only applies to Riverdeep Shareholders who hold their Riverdeep Shares as capital assets (i.e. investments) and does not address special classes of holders of Riverdeep Shares, including, but not limited to dealers in securities, insurance companies, pension schemes, employee share ownership trusts, collective investment undertakings, charities, tax-exempt organisations, financial institutions and close companies, each of which may be subject to special rules not discussed below.

              (e) This section applies to holders of Riverdeep Shares ("Irish
                  Holders") that (i) beneficially own Riverdeep Shares; (ii) in the case of individual holders, are resident, ordinarily resident and domiciled in Ireland under Irish taxation laws;
                  (iii) in the case of holders that are companies, are resident in Ireland under Irish taxation laws; and (iv) are not considered resident in any country other than Ireland for the purposes of any double taxation agreement entered into by Ireland.

         9.1.2 Acceptance of Cash Offer

              (a) Irish Holders who elect, under the Offer, to dispose of their
                  Riverdeep Shares for cash may be subject to Irish capital gains tax (in the case of individuals) or Irish corporation tax (in the case of companies) to the extent that the proceeds realised from such disposition exceed the indexed base cost of their Riverdeep Shares plus incidental selling expenses. Indexation of the base cost for computation of the capital gain will only be allowed to be calculated up to 31 December 2002. The current rate of tax applicable to such chargeable gains is 20 per cent. An annual exemption allows individuals to realise chargeable gains of up to (Euro)1,270 in each tax year without giving rise to capital gains tax. This exemption may not be transferred between spouses. Irish Holders are required, under Ireland's self-assessment system, to file a tax return reporting any chargeable gains.

              (b) Irish Holders that realise a loss on the disposition of
                  Riverdeep Shares will generally be entitled to offset such allowable losses against capital gains realised from other sources in determining their capital gains tax or corporation tax liability in a year. Allowable losses that remain unrelieved in a year may generally be carried forward and applied against chargeable gains realised in future years.

         9.1.3 Acceptance of the Partial Share Alternative

               Irish Holders who elect, under the Offer, to receive Hertal Shares in exchange for their Riverdeep Shares will be deemed, for Irish tax purposes, not to have disposed of their Riverdeep Shares. The Hertal Shares received on the exchange will be deemed, for Irish taxation purposes, to be the same asset as the original Riverdeep Shares with the same base cost and date of acquisition as those original shares.

         9.1.4 Acceptance of a combination of cash and Hertal Shares

               Irish Holders who elect, under the Offer, to receive a combination of cash and Hertal Shares in exchange for their Riverdeep Shares will be deemed, for Irish tax purposes, to have made a partial disposition of their Riverdeep Shares for cash, and a partial disposition of their Riverdeep Shares for Hertal Shares, with the tax implications of each such disposition as discussed above. In determining these tax implications, the cost of acquisition of the original Riverdeep Shares is to be apportioned based on the market value of the respective parts on the date of disposal.

         9.1.5 Dividends on Hertal Shares

              (a) Dividends paid on the Hertal Shares to individual Riverdeep
                  Shareholders will generally be subject to dividend withholding tax in Ireland ("DWT") at the standard rate of income tax (currently 20 per cent.). Where DWT applies, Hertal will be responsible for withholding such tax at source.

              (b) Irish Holders will be subject to income tax on the gross amount of any dividends received on the shares (i.e. the net amount of dividend received plus any DWT withheld) at their marginal rate of tax (currently either 20 per cent. or 42 per cent. depending on the individual's circumstances). Individual Riverdeep Shareholders will be able to claim a credit against their resulting income tax liability in respect of DWT withheld.

              (c) Individual Riverdeep Shareholders may, depending on their circumstances, also be subject to the Irish health levy of 2 per cent. and a pay-related social insurance contribution of 3 per cent. in respect of their dividend income.

              (d) Dividends paid on the shares to corporate Irish Holders will not be subject to DWT provided that an appropriate declaration is made.

              (e) Dividends paid to corporate Irish Holders will not be subject to Irish corporation tax.

         9.1.6 Sale of Hertal shares

              (a) Upon a sale of Hertal shares, Irish Holders may be subject to
                  Irish capital gains tax (in the case of individuals) or Irish corporation tax (in the case of companies) to the extent that the proceeds realised from the sale exceeds the indexed base cost of the shares, plus incidental selling expenses. Indexation of the base cost for computation of the capital gain will only be allowed to be calculated up to 31 December 2002. The current rate of tax applicable to such chargeable gains is 20 per cent. An annual exemption currently allows individuals to realise chargeable gains of up to (Euro)1,270 in each tax year without giving rise to capital gains tax. This exemption may not be transferred between spouses. Irish Holders are required under Ireland's self-assessment system, to file a tax return reporting any chargeable gains.

                  Where disposal proceeds are received in a currency other than Euro, such proceeds must be translated into Euro at the date of disposal for the purposes of calculating any chargeable gain or loss.

              (b) Irish Holders that realise a loss on a sale of Hertal shares will generally be entitled to offset such allowable losses against capital gains realised from other sources in determining their capital gains tax or corporation tax liability in a year. Allowable losses which remain unrelieved in a year may generally be carried forward and applied against chargeable gains realised in future years.

         9.1.7 Stamp duty

              (a) No Irish stamp duty will be payable by Irish Holders on the disposition of their Riverdeep Shares under the Offer.

              (b) Irish stamp duty will generally not be payable by Irish
                  Holders on the sale or transfer of their Hertal shares.

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

         9.1.8 Riverdeep Option Holders

               Unique Irish tax considerations may apply to Riverdeep Option Holders. Irish tax considerations applicable to Riverdeep Option Holders will be set forth in a separate proposal document to be delivered to Riverdeep Option Holders.

         9.1.9 If you are in any doubt as to your taxation position or if you are subject to taxation in any jurisdiction other than Ireland, you should consult an appropriate professional adviser without delay.

     9.2 US Taxation

         9.2.1 US Federal Income Tax Consequences

              (a) The following is a description of certain US federal income tax consequences that may be relevant with respect to the disposition of Riverdeep Shares or Riverdeep ADSs pursuant to the Offer and the ownership of Hertal Shares. This description addresses only the US federal income tax considerations of holders that hold Riverdeep Shares, Riverdeep ADSs or Hertal Shares as capital assets and does not address tax considerations applicable to holders that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, dealers or traders in securities or currencies, tax-exempt entities, persons that hold Riverdeep Shares, Riverdeep ADSs or Hertal Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes or persons that have a "functional currency" other than the US Dollar or holders that own (or are deemed to own) 10% or more (by voting power or value) of the stock of Riverdeep or Hertal (as the case may be).

              (b) This description is based (i) on the Internal Revenue Code of
                  1986, as amended, existing, proposed and temporary US Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof and (ii) in part on the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

              (c) For purposes of this discussion only, a "US Holder" is a beneficial owner of Riverdeep Shares, Riverdeep ADSs or Hertal Shares who for US federal income tax purposes is (i) a citizen or resident of the US, (ii) a corporation or partnership organised in or under the laws of the US or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to US federal income taxation regardless of its source or (iv) a trust that has validly elected to be treated as a US person for US federal income tax purposes or a trust (A) the administration over which a US court can exercise primary supervision and (B) all of the substantial decisions of which one or more US persons have the authority to control. A "Non-US Holder" is a beneficial owner of Riverdeep Shares, Riverdeep ADSs or Hertal Shares that is not a US Holder.

              (d) If a partnership (or any entity treated as a partnership for
                  US federal income tax purposes) holds Riverdeep Shares, Riverdeep ADSs or Hertal Shares, the tax treatment of the partnership and a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences.

         9.2.2 Disposition of Riverdeep Shares or Riverdeep ADSs

              (a) Subject to the discussion below under "Passive Foreign
                  Investment Company Considerations", a US Holder will recognise gain or loss for US federal income tax purposes equal to the difference, if any, between the amount realised from the sale of Riverdeep Shares or Riverdeep ADSs and such US Holder's adjusted tax basis in such Riverdeep Shares or Riverdeep ADSs. Such gain or loss will be capital gain or loss. In the case of a non-corporate US Holder, the maximum marginal US federal income tax

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                  rate applicable to such gain will be lower than the maximum marginal US federal income tax rate applicable to ordinary income if such US Holder's holding period for such Riverdeep Shares or Riverdeep ADSs exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss, if any, recognised by a US Holder generally will be treated as US source income or loss for US foreign tax credit purposes.

              (b) The initial tax basis of Riverdeep Shares or Riverdeep ADSs to a US Holder will be the US Dollar value of the Euro denominated purchase price determined on the date of purchase or for US Holders of Riverdeep ADSs denominated in US Dollars, the US Dollar denominated purchase price. If such Riverdeep Shares or Riverdeep ADSs are treated as traded on an "established securities market," a cash basis US Holder, or, if it elects, an accrual basis US Holder, will determine the US Dollar value of the cost of such Riverdeep Shares or Riverdeep ADSs by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of US Dollars to Euros and the immediate use of that currency to purchase Riverdeep Shares or Riverdeep ADSs generally will not result in taxable gain or loss for a US Holder.

              (c) With respect to the sale or exchange of Riverdeep Shares or
                  Riverdeep ADSs, the amount realised generally will be the US Dollar value of the payment received determined on (i) the date of receipt of payment in the case of a cash basis US Holder and (ii) the date of disposition in the case of an accrual basis US Holder. The amount realised with respect to a US Holder that elects to receive Hertal Shares in exchange for its Riverdeep Shares or Riverdeep ADSs pursuant to the Partial Share Alternative will be the fair market value of the Hertal Shares so received. If the Riverdeep Shares or Riverdeep ADSs are treated as traded on an "established securities market," a cash basis taxpayer, or, if it elects an accrual basis taxpayer, will determine the US Dollar value of the cash amount realised by translating the cash received at the spot rate of exchange on the settlement date of the sale.

              (d) Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a Non-US Holder of Riverdeep Shares or Riverdeep ADSs generally will not be subject to US federal income or withholding tax on any gain realised on the disposition of such Riverdeep Shares or Riverdeep ADSs unless (1) such gain is effectively connected with the conduct by such Non-US Holder of a trade or business in the US or (2) in the case of any gain realised by an individual Non-US Holder, such holder is present in the US for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

         9.2.3 Ownership of Hertal Shares

              (a) Distributions. Subject to the discussion below under "Passive
                  Foreign Investment Company Considerations", the gross amount of any distribution by Hertal of cash or property, other than certain distributions, if any, of ordinary shares distributed pro rata to all shareholders of Hertal with respect to Hertal Shares before reduction for any Irish taxes withheld therefrom, will be includible in income by a US Holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Hertal as determined under US federal income tax principles. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate US Holders. Subject to the discussion below under "Passive Foreign Investment Company Considerations", to the extent, if any, that the amount of any distribution by Hertal exceeds Hertal's current and accumulated earnings and profits as determined under US federal income tax principles, it will be treated first as a tax-free return of the US Holder's adjusted tax basis in the Hertal Shares and thereafter as capital gain.

              (b) Any such dividend paid in Euro will be included in the gross income of a US Holder in an amount equal to the US Dollar value of Euro on the date of receipt whether or not the payment is converted into US Dollars at that time. Any gain or loss that a US

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                  Holder recognises on a subsequent conversion of Euro into US
                  Dollars generally will be ordinary income or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

              (c) Dividends received by a US Holder with respect to Hertal
                  Shares will be treated as foreign source income, which may be relevant in calculating such holder's foreign tax credit limitation. Subject to certain conditions and limitations, Irish tax withheld on dividends may be deducted from taxable income or credited against a US Holder's United States federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Hertal generally will constitute "passive income", or, in the case of certain US Holders, "financial services income".

              (d) Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a Non-US Holder of Hertal Shares generally will not be subject to US federal income or withholding tax on dividends received on Hertal Shares, unless such income is effectively connected with the conduct by such Non-US Holder of a trade or business in the US.

              (e) Sale or Exchange of Hertal Shares. Subject to the discussion below under "Passive Foreign Investment Company Considerations", a US Holder generally will recognise gain or loss on the sale or exchange of Hertal Shares equal to the difference between the amount realised on such sale or exchange and the US Holder's adjusted tax basis in the Hertal Shares. Such gain or loss will be capital gain or loss. In the case of a non-corporate US Holder, the maximum marginal US federal income tax rate applicable to such gain will be lower than the maximum marginal US federal income tax rate applicable to ordinary income if such US Holder's holding period for such Hertal Shares exceeds one year and will be further reduced if such holding period exceeds five years. The deductibility of capital losses is subject to limitations. Gain or loss, if any, recognised by a US Holder generally will be treated as US source income or loss of US foreign tax credit purposes.

              (f) The initial tax basis of Hertal Shares to a US Holder will be the fair market value of such shares on the date of their receipt in exchange for Riverdeep Shares or Riverdeep ADSs. The conversion of US Dollars to Euro and the immediate use of that currency to purchase Hertal Shares generally will not result in taxable gain or loss for a US Holder.

              (g) With respect to the sale or exchange of Hertal Shares, the amount realised generally will be the US Dollar value of the payment received determined on (1) the date of receipt of payment in the case of a cash basis. US Holder and (2) the date of disposition in the case of an accrual basis US Holder.

              (h) Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a Non-US Holder of Hertal Shares generally will not be subject to US federal income or withholding tax on any gain realised on the sale or exchange of such Hertal Shares unless (1) such gain is effectively connected with the conduct by such Non-US Holder of a trade or business in the US or (2) in the case of any gain realised by an individual Non-US Holder, such holder is present in the US for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

         9.2.4 Passive Foreign Investment Company Considerations

              (a) A non-US corporation will be classified as a "passive foreign investment company", or a PFIC, for US federal income tax purposes in any taxable year in which, after taking into account the income and assets of certain of its subsidiaries, either (1) at least 75 percent of its gross income is "passive income" or (2) at least 50 percent of the gross value of its assets is attributable to assets that produce "passive income" or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

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              (b) Based on certain estimates of its gross income and gross assets and the nature of its business, Riverdeep believes that it will not be classified as a PFIC for its current taxable year. In addition, after taking into account the income and assets of Riverdeep as described above, Hertal believes that it will not be classified as a PFIC for its current taxable year. In addition, Hertal has no reason to believe that its assets or activities will change in a manner that would cause it to be classified as a PFIC, but there can be no assurance that Hertal will not be considered a PFIC for any taxable year. If Riverdeep or Hertal were a PFIC, a US Holder of Riverdeep Shares, Riverdeep ADSs or Hertal Shares generally would be subject to imputed interest charges and other disadvantageous tax treatment with respect to any gain from the disposition of, and certain distributions with respect to, Riverdeep Shares, Riverdeep ADSs or Hertal Shares as the case may be.

              (c) US Holders should consult their own tax advisors regarding the tax consequences that would arise if Riverdeep or Hertal were treated as a PFIC.

         9.2.5 Backup Withholding Tax and Information Reporting Requirements

              (a) A 30 per cent. US backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate holders of stock. Information reporting generally will apply to payments of dividend on and proceeds from the sale of Riverdeep Shares, Riverdeep ADSs or Hertal Shares made within the US to a holder of Riverdeep Shares, Riverdeep ADSs or Hertal Shares other than an exempt recipient, including a corporation, a payee that is not a US person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of Riverdeep Shares, Riverdeep ADSs or Hertal Shares within the US to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate will be reduced to 29 per cent. for the years 2004 and 2005 and 28 per cent. for years 2006 through 2010.

              (b) In the case of such payments made within the US to a foreign simple trust, a foreign grantor trust or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor or trust or a foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of the applicable US Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the US, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a payee that is not a US person only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

         9.2.6 Holders of Riverdeep Shares or Riverdeep ADSs are urged to consult their tax advisors with respect to the particular tax consequences of the Offer to them, including the application and effect of the alternative minimum tax and state, local and non-US tax laws.

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     9.3 UK Tax Considerations

         9.3.1 The following paragraphs, which are intended as a general guide only, are based on current UK legislation and the practice of the United Kingdom Inland Revenue. They summarise certain limited aspects of the UK taxation treatment of the acceptance of the Offer, and they relate only to the position of individual and corporate Riverdeep Shareholders who hold their Riverdeep Shares beneficially as an investment and who are resident (and, in the case of individuals, domiciled) in the UK for taxation purposes.

         9.3.2 Taxation laws are subject to change and no representation is or can be made as to whether such laws will change, or what impact, if any, such changes will have on the statements contained in this summary. No assurance is or can be given that legislative or judicial changes, or changes in administrative practice, will not modify or change the statements expressed herein.

         9.3.3 This summary is of a general nature only. It does not constitute tax or legal advice and does not discuss all aspects of UK taxation that may be relevant to a particular UK holder of Riverdeep Shares.

         9.3.4 This summary applies only to Riverdeep Shareholders who hold their Riverdeep Shares as capital assets (i.e. investments) and does not address special classes of holders of Riverdeep Shares, including, but not limited to, dealers in securities, insurance companies, pension schemes, employee share ownership trusts, collective investment undertakings, charities, tax exempt organisations, financial institutions and close companies, each of which may be subject to special rules not discussed below.

         9.3.5 Acceptance of Cash Offer

              (a) Liability to UK taxation on chargeable gains will depend on the individual circumstances of Riverdeep Shareholders.

              (b) Receipt by a Riverdeep Shareholder of cash under the Offer will constitute a disposal of his Riverdeep Shares for the purposes of UK taxation on chargeable gains which may, depending on the shareholder's individual circumstances (including the availability of exemptions and allowable losses together with any applicable indexation and/or taper relief), give rise to a liability to UK taxation on chargeable gains.

              (c) The higher rates of UK tax on capital gains for individuals and companies are 40% and 30 per cent. respectively.

         9.3.6 Acceptance of Hertal shares

              (a) An application for clearance under Section 138 Taxation of
                  Chargeable Gains Act 1992 has not been made and Riverdeep Shareholders who, together with the other persons connected to them, own more than 5 per cent. of, or of any class of, Riverdeep Shares should seek expert advice as an exchange of Riverdeep Shares for Hertal Shares may constitute a disposal for the purposes of UK taxation on chargeable gains.

              (b) For Riverdeep Shareholders who together with persons
                  connected to them own 5% or less of any class of Riverdeep Shares, the receipt of Hertal Shares under the Offer should not be treated as a disposal of Riverdeep Shares. Any gain or loss which would have otherwise arisen on the disposal of their Riverdeep Shares should be "rolled-over" into the Hertal Shares received, so that the Hertal Shares will be treated as the same asset as the Riverdeep Shares, acquired at the same time as the Riverdeep Shares and for the same acquisition cost.

              (c) For any individual who is deemed to have acquired their shares in Riverdeep before 1 April 1998 through a previous roll-over, CGT indexation relief will be available in respect of the acquisition cost of the previous shares rolled-over into the Riverdeep Shares until April 1998. CGT indexation relief cannot be used to create or increase a loss for tax purposes. No CGT indexation allowance will be available where an individual acquired his Riverdeep Shares after 31 March 1998. For individual

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                  shareholders taper relief may apply in relation to the
                  periods after 5 April 1998. Assuming the roll-over into the Hertal Shares applies, any Hertal Shares received in exchange for Riverdeep Shares will be treated as acquired on the same day as the Riverdeep Shares in determining the qualifying period of ownership for taper relief. Where an individual held his Riverdeep Shares on 17 March 1998 he will be treated as having held his Hertal Shares received under the Offer for one extra year for taper relief purposes.

              (d) For corporate shareholders, indexation relief will be
                  available on the original cost of the Riverdeep Shares from the date of acquisition to the date of disposal subject to the restriction that indexation cannot create or increase a loss for tax purposes.

         9.3.7 Dividend on Hertal Shares

               Net dividends received plus appropriate withholding tax will form part of the recipients' income for the purpose of UK income tax or corporation tax.

         9.3.8 Sale of Hertal Shares

              (a) Upon a sale of Hertal Shares, UK holders may be subject to UK capital gains tax (in the case of individuals) or UK corporation tax on chargeable gains (in the case of companies), depending on the Riverdeep Shareholder's individual circumstances.

              (b) The base cost of Hertal Shares to be disposed and indexation and taper relief available are discussed above.

         9.3.9 Stamp Duty and Stamp Duty Reserve Tax ("SDRT")

               No UK stamp duty or SDRT will be payable by a holder of Riverdeep Shares on either the disposition of Riverdeep Shares under the cash alternative, or on the issue to him of Hertal Shares in return for their existing shares of Riverdeep. This statement is based on the assumption that neither Riverdeep or Hertal maintain their share register or a branch of their share register in the UK.

10  Other Information

        10.1.1 Full acceptance of the Offer, would involve a maximum cash payment by Hertal of approximately US$284.3 million ((Euro)264.7 million) to Riverdeep Securityholders. Goodbody Corporate Finance and JPMorgan are satisfied that the necessary resources are available to Hertal to enable it to satisfy full acceptance of the Offer.

        10.1.2 Save as disclosed, no proposal exists in connection with the Offer that any payment or other benefit shall be made or given by Hertal to any director of Riverdeep as compensation for loss of office or as consideration for or in connection with his or her retirement from office.

        10.1.3 Each of Goodbody Corporate Finance, JPMorgan, Davy Corporate Finance, Credit Suisse First Boston, KPMG and Ernst & Young has given and not withdrawn its written consent to the inclusion in this document of the references herein to its name in the form and context in which it appears. KPMG have given and not withdrawn their written consent to the inclusion of their report. Goodbody Corporate Finance and JPMorgan have given and not withdrawn their written consent to the inclusion of the estimate of the value of a Hertal Share set out at paragraph 8 of Part A of Appendix II to this document.

        10.1.4 Save as otherwise disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Hertal or any person acting in concert with it or any of its associates and any of the directors or recent directors, shareholders or recent shareholders of Riverdeep having any connection with or dependence on, or which is conditional on, the outcome of the Offer.

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        10.1.5 The directors of Hertal estimate that the costs associated with the Offer will amount to a sum of approximately (Euro)22 million (excluding any stamp duty and capital duty that may be payable).

        10.1.6 Save as otherwise disclosed in this document, no agreement, arrangement or understanding exists whereby the beneficial ownership of any Riverdeep Shares acquired in pursuance of the Offer will be transferred to any other person, but Hertal reserves the right to transfer any Riverdeep Shares to any other member of the Hertal Group and the right to assign any such Riverdeep Shares by way of security or grant any other security interest on such Riverdeep Shares in favour of any or all of the parties to any of the financial facilities as described in paragraph 6 of Part A of Appendix II to this document.

        10.1.7 Subject to the terms of the Non-Solicit and Expenses Reimbursement Agreement, each of Hertal and Riverdeep will pay its own expenses in connection with the Offer.

        10.1.8 Save as disclosed in this document, the directors of Hertal are not aware of any material change in the financial or trading position of Hertal since 20 November 2002 (the date of its incorporation).

        10.1.9 Save as disclosed in this document, the directors of Riverdeep are not aware of any material change in the financial or trading position of Riverdeep since 30 June 2002 (the date to which the last published audited accounts of Riverdeep were published).

       10.1.10 The total emoluments receivable by the current directors of Hertal will not be automatically varied as a result of the Offer.

       10.1.11 Barry O'Callaghan is a former employee of Credit Suisse First Boston, which is acting as an independent financial adviser to the Independent Directors.

       10.1.12 Kyran McLaughlin is a director of Davy Corporate Finance. Davy Corporate Finance will be receiving a fee in connection with its role in providing independent advice to the Independent Directors. Accordingly under the Irish Takeover Rules he falls to be considered as a non-independent director of Riverdeep.

       10.1.13 Thomas W. Keaveney is a senior adviser to, but not an employee of, Credit Suisse First Boston. Credit Suisse First Boston will be receiving a fee in connection with its role in providing independent advice to the Independent Directors.

       10.1.14 In the event that the annual general meeting of Riverdeep which is to be held at 2:30 p.m. (Irish time) on 4 March 2003 has not concluded by 3:00 p.m. (Irish time) on that date, being the time at which the EGM is scheduled to commence, the EGM shall instead commence immediately following the conclusion of that annual general meeting.

11  Documents available for inspection

    11.1 Copies of the following documents will be available for inspection during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) from the date of this document while the Offer remains open for acceptance at the offices of Matheson Ormsby Prentice Solicitors, 30 Herbert Street, Dublin 2, Ireland:

        11.1.1 the memorandum and articles of association of Hertal;

        11.1.2 the New Articles;

        11.1.3 the memorandum and articles of association of Riverdeep;

        11.1.4 the annual report and audited group statutory financial statements of Riverdeep for the three financial years ended 30 June 2000, 30 June 2001 and 30 June 2002;

        11.1.5 the employment agreement of James P. Levy referred to in paragraph 7 of Appendix IV;

        11.1.6 the letter from JP Morgan and Goodbody Corporate Finance set out in paragraph 8 of Part A of Appendix II;

        11.1.7 the letters of consent referred to in paragraph 10.1.3 of this Appendix IV;

        11.1.8 the material contracts of Hertal referred to in paragraph 6.1 of this Appendix IV;

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        11.1.9 the material contracts of Riverdeep referred to in paragraph 6.3 of this Appendix IV;

       11.1.10 the letters to the Panel from each of Davy Corporate Finance and Credit Suisse First Boston confirming that, in each of their opinions and that of the Independent Directors, the arrangements referred to in the Non-Solicitation and Expenses Reimbursement Agreement are in the best interests of Riverdeep Shareholders as a whole;

       11.1.11 the letters from the Panel dated 20 December 2002, 16 January 2003 and 17 January 2003;

       11.1.12 the report from KPMG set out in paragraph 7.2 of Part A of Appendix II to this document

       11.1.13 the Announcement and the Subsequent Announcement; and

       11.1.14 the Offer Document and the Acceptance Documents.

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                                  APPENDIX V

--------------------------------------------------------------------------------

                                  DEFINITIONS

1. The following definitions apply throughout this document, unless the context requires otherwise:

"Acceptance Condition"       shall have the meaning ascribed thereto in
                             paragraph 1(a)(iv) of Part B of Appendix I to this document;

"Acceptance Documents"       with respect to Riverdeep Shareholders, the Form
                             of Acceptance and, with respect to holders of Riverdeep ADSs, the Letter of Transmittal and
                             Notice of Guaranteed Delivery accompanying this document;

"Acquisition Agreements"     the acquisition agreements dated 20 January 2003
                             between each of Barry O'Callaghan, Patrick
                             McDonagh and Lifetime Learning Limited and Hertal pursuant to which 60,940,373 Hertal Shares were issued in aggregate to Barry O'Callaghan, Patrick
                             McDonagh and Lifetime Learning Limited in consideration of the transfer by them of 60,940,373 Riverdeep Shares in aggregate to Hertal;

"ADS Custodian"              Citibank N.A. as agent of the ADS Depositary for
                             the purposes of the Deposit Agreement;

"ADS Depositary"             Citibank N.A. as depositary under the Deposit
                             Agreement;

"Alchemy Directors"          the two directors to be appointed to the board of
                             Hertal by Alchemy Partners (Guernsey) Limited pursuant to the Shareholders Agreement;

"Alchemy Investment Plan"    the discretionary funds managed by Alchemy
                             Partners (Guernsey) Limited with advice from Alchemy Partners;

"Alchemy Partners"           Alchemy Partners LLP, being the limited liability
                             partnership which provides investment advice to Alchemy Partners (Guernsey) Limited;

"Alchemy Partners (Guernsey)
  Limited" Alchemy Partners (Guernsey) Limited, the manager of the Alchemy Investment Plan;

"Announcement"               the announcement of the recommended
                             pre-conditional Cash Offer by Hertal for Riverdeep made on 20 January 2002;

"Australia"                  the Commonwealth of Australia, its states,
                             territories and possessions;

"Book-Entry Transfer
  Facility"                  The Depositary Trust Company;

"Broderbund Acquisition"     the acquisition under the Broderbund Agreement;

"Broderbund Agreement"       the agreement referred to in paragraph 6.3.6 of
                             Appendix IV to this document;

"Bridging Facility Letter"   has the meaning ascribed thereto in paragraph 6.4
                             of Part A of Appendix II to this document;

"Bridging Lender"            has the meaning ascribed thereto in paragraph 6.4
                             of Part A of Appendix II to this document;

"Business Day"               a day, other than a Saturday or Sunday on which
                             clearing banks are normally open for business in Ireland;

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"Canada"                     Canada, its provinces, territories and all areas
                             subjects to its jurisdiction and any political sub-division thereof;

"Cash Offer"                 the recommended cash offer for the entire issued,
                             and to be issued, share capital of Riverdeep
                             (other than that beneficially owned by Hertal on the date of this document) subject to the terms and conditions set out in this document and in the Acceptance Documents;

"certificated" or "in
  certificated form"         a share or other security which is not in
                             uncertificated form;

"CGT"                        Irish capital gains tax;

"Closing Price"              the last dealt price or the closing middle market
                             quotation (as appropriate) of a Riverdeep Share as derived from the Daily Official List;

"Connected Transferee"        (a) a connected person (for the purposes of
                                  section 10 of the Taxes Consolidation Act,
                                  1997) of Patrick McDonagh and/or Barry
                                  O'Callaghan;

                              (b) Hertal or any member of the Hertal Group;

                              (c) any person with whom Patrick McDonagh, Barry
                                  O'Callaghan or any other person referred to in (a) and (b) has an agreement, arrangement or understanding of any nature in relation to the subsequent sale of shares in Hertal; or

                              (d) a person who is connected with Patrick
                                  McDonagh and/or Barry O'Callaghan;

"Competing Offer"            is an offer which:

                             .   is recommended by the Independent Directors;
                                 and

                             .   would entitle Riverdeep Shareholders to
                                 receive at least $1.67 in cash per Riverdeep
                                 Share; and

                             . has been set out in an announcement pursuant to Rule 2.5 of the Irish Takeover Rules setting out the terms and conditions of such offer by 20 February 2003;

"Credit Suisse First Boston" Credit Suisse First Boston (Europe) Limited, a
                             private limited company incorporated in England;

"CREST" the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations);

"CRESTCo"                    CRESTCo Limited;

"CREST member"               a person who has been admitted by CRESTCo as a
                             system participant (as defined in the Regulations);

"CREST participant"          a person who is, in relation to CREST, a system
                             participant (as defined in the Regulations);

"CREST sponsor"              a CREST participant admitted to CREST as a CREST
                             sponsor;

"CREST sponsored member"     a CREST member admitted to CREST as a sponsored
                             member;

"Daily Official List"        the Daily Official List of the Irish Stock
                             Exchange;

                                      130

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"Davy Corporate Finance"     Davy Corporate Finance Limited, a private limited
                             company incorporated in Ireland;

"Davy Nominees Limited"      Davy Nominees Limited, a private limited company
                             incorporated in Ireland;

"Day 21" 24 February 2003, the 21/st/ day following the date of this document;

"Day 42" 17 March 2003, the 42/nd/ day following the date of this document;

"Day 46" 21 March 2003, the 46/th/ day following the date of this document;

"Day 60" 4 April 2003, the 60/th/ day following the date of this document;

"Deed of Undertaking"        has the meaning ascribed thereto in paragraph 6.5
                             of Part A of Appendix II to this document;

"Deposit Agreement"          the deposit agreement between, amongst others,
                             Riverdeep, the ADS Depositary and the registered holders from time to time of Riverdeep ADRs;

"Disclosure Period"          the period commencing on 11 November 2001 (the
                             date 12 months prior to the commencement of the Offer Period) and ending on the close of business on 31 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of this document);

"EBIDTA" earnings before interest, taxation, depreciation and amortisation;

"EGM" the extraordinary general meeting of the Company to be held at the Conrad Hotel, Earlsfort Terrace, Dublin 2, Ireland on 4 March 2003 at 3:00 p.m. (Irish time) at which the resolution set out in the notice of the EGM accompanying this document will be proposed;

"Eligible Institution"       a financial institution (including most banks,
                             savings and loan associations and brokerage houses) which is a participant in the Securities
                             Transfer Agents Medallion Program, the New York
                             Stock Exchange Medallion Program or the Stock
                             Exchange Medallion Program;

"Equity Completion"          completion of the Shareholders Agreement in
                             accordance with its terms;

"Equivalent New York City
  Time" being the time 5 hours behind Irish time, save in respect of the period from midnight on 30 March 2003 to midnight on 6 April 2003 when it is the time 6 hours behind Irish time;

"Escrow Agent"               Computershare Investor Services (Ireland) Limited
                             in its capacity as a CREST receiving agent under Participant ID RA63 and Member Account ID
                             RIVERDEEP;

"Euro" or "(Euro)"           the lawful currency for the time being of Ireland;

"Exchange Act"               the US Securities Exchange Act of 1934, as amended
                             and the rules and regulations promulgated thereunder;

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"Final Offer Restrictions"   mean the undertaking by Hertal that the Offer
                             described in this document is final, save that Hertal reserves the right to increase the Offer (on one or more occasions) up to an amount not exceeding US$1.66 in cash (or its aggregate equivalent in value) for each Riverdeep Share and US$9.96 (or its aggregate equivalent in value) for each Riverdeep ADS;

"Form of Acceptance"         the form of acceptance, election and authority
                             relating to the Offer accompanying this document for use by Riverdeep Shareholders (but not for use by holders of Riverdeep ADSs);

"Form of Proxy"              the pink form of proxy to be sent to Riverdeep
                             Shareholders in respect of the EGM;

"Further Statement"          has the meaning ascribed thereto in paragraph 2(d)
                             of Part B of Appendix I to this Document;

"Goodbody Corporate Finance" Goodbody Corporate Finance, a private unlimited company incorporated in Ireland with share capital;

"Guaranteed Delivery
  Procedures"                the guaranteed delivery procedures for Riverdeep
                             ADSs as set out in paragraph 1(i) of Part C of Appendix I;

"Hertal" or "Offeror"        Hertal Acquisitions plc, a public limited company
                             incorporated in Ireland;

"Hertal Group"               Hertal and its subsidiary undertakings (as such
                             term is defined in the European Communities
                             (Companies: Group Accounts) Regulations, 1992);

"Hertal Investments"         Hertal (Investments) Limited, a private limited
                             company incorporated in England, which is a wholly owned subsidiary of Hertal;

"Hertal Shareholder"         a holder of Hertal Shares;

"Hertal Share Option Scheme" proposed new share option arrangements of Hertal to be put in place upon successful completion of the Offer;

"Hertal Shares"              the existing issued fully paid ordinary shares of
                             US$0.01 each in the capital of Hertal, any further such shares which are unconditionally allotted or issued after the date hereof and before the Offer closes and any such shares which are to be issued pursuant to the Partial Share Alternative (and each a "Hertal Share");

"Independent Directors"      the directors of Riverdeep, other than Barry
                             O'Callaghan and Patrick McDonagh, who are connected with Hertal, and Kyran McLaughlin who is a director of Davy Corporate Finance;

"Independent Riverdeep
  Shareholders"              Riverdeep Shareholders other than Hertal, Barry
                             O'Callaghan and Patrick McDonagh and their respective concert parties;

"Intercreditor Deed"         has the meaning ascribed thereto in paragraph 6.3
                             of Part A of Appendix II to this document;

"Investors"                  for the purposes of paragraph 5 of Part A of
                             Appendix II, Alchemy Partners (Guernsey) Limited and MSD Capital;

"Ireland"                    Ireland (excluding Northern Ireland) and the word
                             Irish shall be construed accordingly;

"Irish Receiving Agent"      Computershare Investor Services (Ireland) Limited
                             in its capacity as Irish receiving agent for the Offer;

"Initial Closing Date"       has the meaning given to "initial closing date" in
                             paragraph 1(b) of Part A of Appendix I to this document;

"Initial Offer Period"       has the same meaning given to "initial offer
                             period" in paragraph 1(c) of Part A of Appendix I to this document;

"Irish Stock Exchange"       The Irish Stock Exchange Limited;

"Irish Takeover Act"         Irish Takeover Panel Act, 1997;

"Irish Takeover Rules"       the Irish Takeover Panel Act, 1997, Irish Takeover
                             (Amendment) Rules, 2002 and the Irish Takeover
                             Panel Act, 1997, Substantial Acquisition Rules,
                             2001 or any of them as the context may require;

"JPMorgan"                   J.P. Morgan plc, a public limited company
                             incorporated in the United Kingdom;

"Letter of Transmittal"      the letter of transmittal relating to the Offer
                             accompanying this document for use by holders of Riverdeep ADSs evidenced by Riverdeep ADRs (but not for use by Riverdeep Shareholders);

"Loan Note Instrument"       has the meaning ascribed thereto in paragraph 6.6
                             of Part A of Appendix II to this document;

"Lifetime Learning Limited"  Lifetime Learning Limited, a private limited company incorporated in the Isle of Man (a trustee of a trust of which Patrick McDonagh is the beneficiary);

"Management Arrangements"    the arrangements described in paragraph 15 of the
                             joint letter from Goodbody Corporate Finance, JPMorgan and Hertal (which is set out at Part 2 of this document) and in paragraph 5 of Part A of Appendix II to this document;

"Management Team"            Barry O'Callaghan and Patrick McDonagh;

"Member Account ID"          the identification code or number attached to any
                             member account in CREST;

"Mezzanine Facility"         has the meaning ascribed thereto in paragraph
                             6.2.1 of Part A of Appendix II to this document;

"Mezzanine Lenders"          has the meaning ascribed thereto in paragraph 6.2
                             of Part A of Appendix II to this document;

"Mezzanine Loan Agreement"   has the meaning ascribed thereto in paragraph 6.2
                             of Part A of Appendix II to this document;

"Mezzanine Warrant
  Instrument"                has the meaning ascribed thereto in paragraph 6.7
                             of Part A of Appendix II to this document;

"MSD Capital"                MSD Portfolio L.P. - Investments acting by its
                             general partner MSD Capital, L.P. for its own account and as nominee for other accounts managed by MSD Capital, L.P.;

"MSD Director"               the director to be appointed to the board of
                             Hertal by MSD Capital pursuant to the Shareholders
                             Agreement;

"Nasdaq"                     Nasdaq Stock Market, Inc.;

"New Articles"               the new articles of association of Hertal to be
                             adopted upon the date of the Equity Completion;

"Non-Solicitation and        the agreement described in paragraph 17 of the
  Expenses Reimbursement     joint letter from Goodbody Corporate Finance,
  Agreement"                 JPMorgan and Hertal which is set out at Part 2 of
                             this document;

"Notice of Guaranteed
  Delivery"                  the form of notice of guaranteed delivery
                             accompanying this document for use by holders of Riverdeep ADSs evidenced by Riverdeep ADRs (but not for use by Riverdeep Shareholders);

"Offer"                      the Cash Offer and the Partial Share Alternative;

"Offer Document"             this document dated 3 February 2003 detailing the
                             terms and conditions of the Offer;

"Offer Period"               the period commencing on 11 November 2002 and
                             ending on the Initial Closing Date or, if later, the time at which the Offer becomes unconditional as to acceptances or lapses, whichever first occurs;

"Offer Price"                US $1.51 being the price per Riverdeep Share
                             payable pursuant to the Cash Offer;

"Overseas Securityholders"   Riverdeep Securityholders who are citizens or
                             residents of jurisdictions outside Ireland;

"Panel" the Irish Takeover Panel established under the Irish Takeover Panel Act, 1997;

"Partial Share Alternative"  the alternative to the Cash Offer under which
                             Riverdeep Securityholders who accept the Offer will be able to receive in aggregate 1 Hertal Share for every Riverdeep Share held by them and 6 Hertal Shares for every Riverdeep ADS held by them as an alternative to all or part of their entitlement to cash under the Cash Offer, subject to the terms of the Offer whereby elections for the Partial Share Alternative may be scaled down;

"Participant ID"             the identification code or membership number used
                             in CREST to identify a particular CREST member or other CREST participant;

"Permitted Transferee"       a person to whom a Hertal Shareholders will be
                             entitled to transfer Hertal Shares in accordance with the New Articles without the need for those shares to be offered to the other members prior to such transfer;

"Private Company Discount"   shall have the meaning ascribed thereto in the
                             joint valuation letter from Goodbody Corporate
                             Finance and JPMorgan which is set out in paragraph
                             8 of Part A of Appendix II to this document;

"Regulations"                the Companies Act, 1990 (Uncertificated
                             Securities) Regulations, 1996 (SI No 68 of 1996);

"Riverdeep" or the "Company" Riverdeep Group plc;

"Riverdeep ADRs"             American Depositary Receipts evidencing Riverdeep
                             ADSs (and each a "Riverdeep ADR");

"Riverdeep ADSs"             American Depositary Shares issued in respect of
                             Riverdeep Shares, each representing 6 Riverdeep
                             Shares (and each a "Riverdeep ADS");

"Riverdeep Group" or "Group" Riverdeep Group plc and its subsidiary undertakings (as such term is defined in the European Communities (Companies: Group Accounts) Regulations, 1992);

"Riverdeep, Inc."            Riverdeep, Inc., a wholly owned subsidiary of
                             Riverdeep incorporated in the United States;

"Riverdeep Option Holders"   the holders of Riverdeep Share Options;

"Riverdeep Securities"       Riverdeep Shares and/or Riverdeep ADSs;

"Riverdeep Securityholders"  the holders of Riverdeep Securities and each a
                             "Riverdeep Securityholder";

"Riverdeep Shareholders"     the holders of Riverdeep Shares;

"Riverdeep Share Options"    options to subscribe for Riverdeep Shares pursuant
                             to the Riverdeep Share Option Scheme;

"Riverdeep Share Option
  Scheme"                    the Riverdeep Group plc Share Option Scheme;

"Riverdeep Shares"           the existing issued fully paid ordinary shares of
                             US$0.10 each in the capital of Riverdeep and any further such shares which are unconditionally allotted or issued after the date hereof and before the Offer closes (or before such other time as the Offeror may, subject to the Irish Takeover
                             Rules, decide in accordance with the terms and conditions of the Offer) (and each a "Riverdeep
                             Share");

"SEC"                        the US Securities and Exchange Commission;

"Securities Act"             the US Securities Act of 1933, as amended and the
                             rules and regulations promulgated thereunder;

"Senior Credit Agreement"    has the meaning ascribed thereto in paragraph 6.1
                             of Part A of Appendix II to this document;

"Senior Employees"           Anthony Bordon, Anthony Mulderry and Joseph
                             Roberts;

"Senior Lenders"             has the meaning ascribed thereto in paragraph 6.1
                             of Part A of Appendix II to this document;

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

"Shareholders Agreement"     the shareholders agreement dated 18 January 2003
                             between Hertal, Hertal Investments, Alchemy
                             Partners (Guernsey) Limited, MSD Capital, Barry
                             O'Callaghan, Patrick McDonagh, Lifetime Learning
                             Limited, Anthony Mulderry, Joseph Roberts, Anthony
                             Bordon, RBSM (Investments) Limited and Barclays
                             RVCF Investments Limited, details of which are set out at paragraph 5 of Part A of Appendix II to this document;

"Silverbank"                 Silverbank Limited, a private limited company
                             incorporated in Jersey and a wholly owned subsidiary of Riverdeep;

"Subsequent Announcement"    the announcement of satisfaction of the
                             pre-conditions set out in the Announcement made on 20 January 2002;

"Subsequent Offer Period"    the period following the Initial Offer Period
                             during which the Offer remains open for
                             acceptances but not withdrawals;

"Taube Hodson Stonex"        Taube Hodson Stonex Partners Limited, a private
                             limited company incorporated under the laws of England;

"Term Facilities"            has the meaning ascribed thereto in paragraph
                             6.1.1 of Part A of Appendix II to this document;

"TFE Instruction"            a transfer from escrow instruction (as defined in
                             the CREST manual issued by CRESTCo);

"The Information Agent"      MacKenzie Partners, Inc.;

"The Information Helpline"   the information helpline operated by Goodbody
                             Stockbrokers for the benefit of those Riverdeep
                             Securityholders calling from anywhere other than the United States;

"Third Party Offer"          any offer to acquire all or substantially all of
                             the issued share capital of Riverdeep or an acquisition of all, or substantially all, of the issued share capital of Riverdeep to be effected by way of a scheme of arrangement;

"Tranche A"                  has the meaning ascribed thereto in paragraph
                             6.1.2 of Part A of Appendix II to this document;

"TTE Instruction"            a transfer to escrow instruction (as defined in
                             the CREST manual issued by CRESTCo);

"Underwriting Agreement"     the underwriting agreement dated 20 January 2003
                             entered into by Patrick McDonagh and Hertal details of which are set out at paragraph 5.6 of the joint letter from Goodbody Corporate Finance, JPMorgan and Hertal (which is set out at Part 2 of this document);

"United Kingdom" or "UK"     the United Kingdom of Great Britain and Northern
                             Ireland;

"UK(Pounds)" or "Pounds
  Sterling"                  pounds sterling, the lawful currency of the United
                             Kingdom;

"United States", "US" or
  "USA" the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia and any other area, subject to its jurisdiction;

"US$" or "US Dollars"        US dollars, the lawful currency of the United
                             States;

"US Depositary"              Computershare Trust Company of New York in its
                             capacity as US Depositary for the Offer;

"Warrantholder"              RBSM (Investments) Limited and Barclays RVCF
                             Investments Limited; and

"Wider Riverdeep Group"      Riverdeep and its subsidiary undertakings.

2. Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof.

3. Words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine or neutral gender.

                              Riverdeep Group plc

                      (Registered in Ireland No. 317234)

                    NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Riverdeep Group public limited company will be held at 3.00 p.m. (Irish time)* on 4 March 2003 at the Conrad Hotel, Earlsfort Terrace, Dublin 2 for the purposes of considering and, if thought fit, passing the following resolution, being an ordinary resolution:

    "THAT the Management Arrangements (as such term is defined in the Offer Document dated 3 February 2003) (the "Offer Document") and as more particularly set out in the Shareholders Agreement, a copy of which was signed by the chairman of the meeting for the purposes of identification, be approved"

                                          By Order of the Board

                                          David Mulville
                                          Company Secretary

3 February 2003

Registered Office
3/rd/ Floor
Styne House
Upper Hatch Street
Dublin 2
Ireland

* In the event that the annual general meeting of Riverdeep Group public limited company which is to be held at 2.30 p.m. (Irish time) on 4 March 2003 has not concluded by 3.00 p.m. (Irish time) on that date, being the time at which the extraordinary general meeting is scheduled to commence, the extraordinary general meeting shall instead commence immediately following the conclusion of that annual general meeting.

Notes:

(1) Unless the context otherwise requires, terms defined in the Offer Document shall have the same meaning in this notice.

(2) A member entitled to attend, speak and vote at the above meeting, is entitled to appoint one or more proxies to attend, speak and vote on his/her behalf. A proxy need not be a member of the Company.

(3) A form of proxy is enclosed for the use of shareholders unable to attend the meeting. To be valid, proxies must be lodged with the Company's Registrar for Ordinary Shares at Computershare Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, or the Secretary of the Company at Riverdeep Group plc, 3/rd/ floor, Styne House, Upper Hatch Street, Dublin 2, Ireland, not less than 48 hours before commencement of the Meeting.

(4) Pursuant to Regulation 14 of the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996, the Company hereby specifies that only those shareholders registered in the register of members of the Company as at
    3.00 p.m. (Irish time) on 2 March 2003 shall be entitled to attend or vote at the Extraordinary General Meeting in respect of the number of shares registered in their name at that time.

(5) In accordance with the requirements of the Irish Takeover Panel, voting in respect of the above Resolution above will be taken on a poll. The Management Team, Hertal and their respective concert parties will not be entitled to vote in respect of such resolution.

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